Form 10KSB, Exhibit 13
period 1999-12-31
RHBT FINANCIAL CORP
filed 2000-03-27
CIK 1092015

                                                                    EXHIBIT 13.1

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)





                                Table of Contents



                                                                            Page
                                                                            ----

Selected Financial Data                                                        2
Management's Discussion and Analysis                                        3-18
Independent Auditors' Report                                                  19
Consolidated Balance Sheets                                                   20
Consolidated Statements of Income                                             21
Consolidated Statements of Changes in Stockholders' Equity
    and Comprehensive Income                                                  22
Consolidated Statements of Cash Flows                                         23
Notes to Financial Statements                                              24-40
Corporate Data                                                                41

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                             SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 1999, 1998 and 1997 and for the period May 20, 1996 to December 31, 1996 are derived from the financial statements and other data of the Company. The financial statements for the years ended December 31, 1999, 1998 and 1997 and for the period May 20, 1996 to December 31, 1996, were audited by Tourville, Simpson & Caskey, L.L.P, independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.



(Dollars in thousands)                                              1999              1998             1997              1996
                                                                  --------          --------         --------          --------
INCOME STATEMENT DATA:
     Interest income                                              $ 10,174          $  6,334         $  2,998          $    820
     Interest expense                                                5,057             3,398            1,556               449
                                                                  --------          --------         --------          --------
     Net interest income                                             5,117             2,936            1,442               371
     Provision for loan losses                                         430               489              209               126
                                                                  --------          --------         --------          --------
     Net interest income after provision for loan losses             4,687             2,447            1,233               245
     Net securities gains (losses)                                      --                --               (1)               --
     Noninterest income                                                561               330              146                26
     Noninterest expense                                             3,099             1,742            1,291             1,091
                                                                  --------          --------         --------          --------
     Income (loss) before income taxes                               2,149             1,035               87              (820)
     Income tax expense (benefit)                                      761               383               32              (293)
                                                                  --------          --------         --------          --------
     Net income (loss)                                            $  1,388          $    652         $     55          $   (527)
                                                                  ========          ========         ========          ========
BALANCE SHEET DATA:
     Assets                                                       $149,448          $107,062         $ 52,324          $ 28,207
     Earning assets                                                142,966           101,896           47,797            26,603
     Securities (1)                                                  7,832             7,414            7,009            10,025
     Loans (2)                                                     118,709            69,977           35,777            12,618
     Allowance for loan losses                                       1,226               812              334               127
     Deposits                                                      107,826            77,740           45,281            22,599
     Shareholders' equity                                           16,913            15,578            5,516             5,474
PER SHARE DATA:
     Earnings (losses) per share                                  $    .81          $    .38         $    .03          $   (.31)
     Diluted earnings (losses) per share                               .79               .38              .03              (.31)
     Book value (period end)                                          9.83              9.05             3.21              3.18
     Tangible book value (period end)                                 9.82              9.03             3.17              3.13
PERFORMANCE RATIOS:
     Return on average assets                                         1.06%              .81%             .15%            (4.22)%
     Return on average equity                                         8.51              6.57             1.01            (15.52)
     Net interest margin (3)                                          4.09              3.83             4.10              3.20
     Efficiency (4)                                                  54.58             53.34            81.29            274.76
CAPITAL AND LIQUIDITY RATIOS:
     Average equity to average assets                                12.50%            12.35%           14.69%            27.19%
     Leverage (4.00% required minimum)                               11.48             15.29            11.25             20.20
     Risk-based capital
         Tier 1                                                      14.37             20.89            14.47             32.56
         Total                                                       15.41             21.99            15.35             33.56
     Average loans to average deposits                               93.90             87.01            77.64             38.46


----------------------
1.       All securities are available for sale and are stated at fair value.

2.       Loans are stated at gross amounts before allowance for loan losses.

3.       Net interest income divided by average earning assets.

4. Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                              BASIS OF PRESENTATION

The following discussion should be read in conjunction with the preceding "Selected Financial Data" and the Company's Financial Statements and the Notes thereto and the other financial data included elsewhere in this Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     GENERAL

RHBT Financial Corporation (the Company) was organized in 1999 to serve as a bank holding company for Rock Hill Bank & Trust (the Bank). The Bank commenced business on May 20, 1996 as a South Carolina state-chartered bank headquartered in Rock Hill, South Carolina. The principal business activity of the Company is to provide banking services to domestic markets, principally in York County, South Carolina. In addition to providing traditional banking services, the Company has a trust department that offers a full range of trust services and a mortgage loan division. The mortgage loan division originates loans to purchase existing or construct new homes and to refinance existing mortgages. The Company opened two additional offices in 1999. The Ebenezer office opened in January 1999, and the Fort Mill/Tega Cay office opened in September 1999.

On July 16, 1999, the Company's Board of Directors declared a five-for-four stock split effected in the form of a 25% stock dividend payable on September 10, 1999 to stockholders of record on August 1, 1999. This resulted in the issuance of 344,063 shares of common stock. On November 8, 1999, the Company's common stock began trading on The Nasdaq Stock Market under its previous symbol "RHBT."

The stockholders of the Company voted on April 16, 1998, to amend the Articles of Incorporation to eliminate the two classes of common stock known as Class A and Class B. A new class of common stock known simply as common stock was created, and the number of authorized shares was increased to 10,000,000. Prior to this vote, Bailey Financial Corporation (Bailey) owned all of the Class B shares, or 51% of the total outstanding common stock. On June 19, 1998, the change in classes of stock became effective. Bailey exchanged its Class B shares for common shares and terminated its right of first refusal agreements and its right to elect separate directors.

The significant growth of the Company during its first two years of operations led to the need for additional capital. On July 28, 1998, the Company sold, through an underwritten public offering, 675,000 shares of common stock at a public offering price of $13.25 per share. On August 3, 1998, the Company sold an additional 101,250 common shares, also at a public offering price of $13.25 per share, pursuant to an underwriters over-allotment provision.

                           QUARTERLY OPERATING RESULTS

The following table summarizes selected operating results and balance sheet averages for the quarters ended in 1999 and 1998.


                                              1999 Quarter ended                            1998 Quarter ended
                                 ---------------------------------------------   -----------------------------------------
(Dollars in thousands,             Fourth      Third       Second     First        Fourth     Third     Second     First
  except per share data)           Quarter    Quarter      Quarter    Quarter      Quarter   Quarter    Quarter   Quarter
                                 ---------- -----------  ---------- ----------   ---------- ---------  --------- ---------
STATEMENT OF OPERATIONS DATA:
    Net interest income          $    1,479 $     1,374  $    1,255 $    1,009   $    1,092 $     744  $     579 $     521
    Provision for loan losses           152          91         106         81          239       130         60        60
    Noninterest income                  167         163         133         98          100       107         66        57
    Noninterest expense               1,001         772         699        626          592       451        370       329
    Net income                          355         414         367        252          228       170        135       119
    Net income per share                .17         .25         .21        .18          .13       .10        .08       .07
SELECTED AVERAGE BALANCES:
    Total assets                 $  147,552 $   134,142  $  126,523 $  112,461   $  101,634 $  87,092  $  72,282 $  59,780
    Earning assets                  134,683     129,169     120,657    107,246       93,199    83,042     69,040    57,051
    Investment securities             7,916       8,445       8,317      7,454        5,265     5,738      4,649     6,701
    Loans                           108,689      98,530      87,368     74,546       64,887    54,240     44,373    39,220
    Deposits                        111,039     103,333      96,637     83,106       67,290    60,890     53,260    46,874

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS

Year ended December 31, 1999, compared with year ended December 31, 1998

Net interest income increased $2,181,278, or 74.3%, to $5,117,428 in 1999 from $2,936,150 in 1998. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $48,445,254, or 63.26%, due to continued growth by the Company. This growth was partially attributable to the addition of two full-service offices in 1999.
The Ebenezer office opened in January and the Fort Mill/Tega Cay office in September 1999.

The Company's net interest spread and net interest margin were 3.21% and 4.09%, respectively, in 1999 compared to 3.04% and 3.83% in 1998. The increases in net interest spread and net interest margin were primarily the result of a decrease in the cost of funds. Yields on interest-bearing liabilities decreased from 5.23% in 1998 to 4.94% in 1999.

The provision for loan losses was $430,000 in 1999 compared to $489,176 in 1998. The Company continues to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio. The secondary stock offering in 1998 allowed an increase in the Company's legal lending limit which resulted in the ability to make much larger loans than the Company had been making.

Noninterest income increased $230,955, or 69.89%, to $561,423 in 1999 from $330,468 in 1998, primarily attributable to increased service charges on deposit accounts and increased fees from fiduciary activities. Service charges increased $87,527, or 62.30%, to $228,017 for the year ended December 31, 1999. The increase in service charges on deposit accounts was attributable to the increase in the number of deposit accounts from the growth of the Company. As the Company continued to expand its trust department, fees of $205,882 were generated from these activities for the year ended December 31, 1999, compared to $111,604 for the year ended December 31, 1998.

Noninterest expense increased $1,356,463, or 77.85%, to $3,098,912 in 1999 from $1,742,449 in 1998. The primary component of noninterest expense is salaries and benefits, which increased $516,763, or 68.74%, to $1,268,507 in 1999 from $751,744 in 1998. The increase is attributable to the hiring of additional employees to assist with the growth of the Company and to staff the Ebenezer and Fort Mill/Tega Cay offices. Net occupancy expense was $456,489 in 1999 compared to $304,174 in 1998. The additional costs to maintain the Ebenezer office for a full year and the Fort Mill/Tega Cay office for 3.5 months contributed to this increase. Advertising and marketing expense increased to $125,756 in 1999 compared to $28,032 in 1998. The increase was due to the Company's marketing efforts in the new office locations. The Company's efficiency ratio was 54.58% in 1999 compared to 53.34% in 1998.

Net income was $1,388,015 in 1999 compared to net income of $652,043 in 1998. The increase in net income was due primarily to increases in net interest income and noninterest income that resulted from the significant growth in assets and deposits during 1999. In addition, the Company's operational efficiency improved drastically in 1999 as compared to the prior year. Return on average assets during 1999 was 1.06% compared to .81% during 1998, and return on average equity was 8.51% during 1999 compared to 6.57% during 1998.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


RESULTS OF OPERATIONS - CONTINUED

Year ended December 31, 1998, compared with year ended December 31, 1997

Net interest income increased $1,494,327, or 103.6%, to $2,936,150 in 1998 from $1,441,823 in 1997. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $43,129,915, or 115.8%, due to continued growth by the Company and as a result of the secondary stock offering.

The Company's net interest spread and net interest margin were 3.04% and 3.83%, respectively, in 1998 compared to 3.13% and 4.10% in 1997. The decreases in net interest spread and net interest margin were primarily the result of the growth in the volume of federal funds sold, typically lower yielding assets than loans, as a percentage of average earning assets. Proceeds from the stock offering were invested in federal funds and investment securities. A portion has remained in federal funds as a source of funds for loan growth and for funding the construction of branches.

The provision for loan losses was $489,176 in 1998 compared to $209,475 in 1997. The increase in the provision was primarily the result of the growth in the loan portfolio and the Company's efforts to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio. The secondary stock offering allowed an increase in the Company's legal lending limit which resulted in the ability to make much larger loans than the Company had been making.

Noninterest income increased $184,489, or 126.38%, to $330,468 in 1998 from $145,979 in 1997, primarily attributable to increased service charges on deposit accounts and increased fees from fiduciary activities. The increase in service charges on deposit accounts was attributable to the increase in the number of deposit accounts from the growth of the Company. As the Company continued to expand its trust department, fees of $111,604 were generated from these activities for the year ended December 31, 1998, compared to $32,404 for the year ended December 31, 1997.

Noninterest expense increased $451,689, or 35.0%, to $1,742,449 in 1998 from $1,290,760 in 1997. The primary component of noninterest expense is salaries and benefits, which increased $222,886, or 42.14%, to $751,744 in 1998 from $528,858 in 1997. The increase is attributable to the hiring of additional employees to assist with the growth of the Company and to staff the new Ebenezer office. The Company also started a mortgage loan origination department in 1998 and hired several employees to staff this area. Net occupancy expense was $304,174 in 1998 compared to $279,069 in 1997. Advertising and marketing expense decreased to $28,032 in 1998 compared to $65,829 in 1997. The decrease was due to less emphasis on advertising in 1998 as the Company became more established. The Company's efficiency ratio was 53.34% in 1998 compared to 81.29% in 1997.

Net income was $652,043 in 1998 compared to net income of $55,167 in 1997. The increase in net income was due primarily to increases in net interest income and noninterest income that resulted from the significant growth in assets and deposits during 1998. In addition, the Company's operational efficiency improved drastically in 1998 as compared to the prior year. Return on average assets during 1998 was .81% compared to .15% during 1997, and return on average equity was 6.57% during 1998 compared to 1.01% during 1997.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

NET INTEREST INCOME

General. The largest component of the Company's net income is its net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on the Company's interest-earning assets and the rates paid on its interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of its interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents the Company's net interest margin.

Average Balances, Income and Expenses and Rates. The following table sets forth, for the periods indicated, certain information related to the Company's average balance sheet and its average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

AVERAGE BALANCES, INCOME AND EXPENSES AND RATES


                                                                                  Year ended December 31,

                                                                          1999                                   1998
                                                           -----------------------------------      -----------------------------
                                                            Average       Income/       Yield/      Average     Income/    Yield/
(Dollars in thousands)                                      Balance       Expense        Rate       Balance     Expense     Rate
                                                           ---------      --------     -------      -------     -------   -------

ASSETS:
Earning Assets
     Loans (1)                                             $  92,597      $  8,559        9.24%     $51,173      $4,976     9.72%
     Securities, taxable (2)                                   8,035           443        5.51        6,124         371     6.06
     Federal funds sold and securities
       purchased under agreements to resell                   24,393         1,172        4.80       19,283         987     5.12
                                                           ---------      --------                  -------      ------
              Total earning assets                           125,025        10,174        8.14       76,580       6,334     8.27
                                                           ---------      --------                  -------      ------
Cash and due from banks                                        3,624                                  2,740
Premises and equipment                                         1,431                                    610
Other assets                                                   1,467                                    928
Allowance for loan losses                                       (981)                                  (477)
                                                           ---------                                -------
              Total assets                                 $ 130,566                                $80,381
                                                           =========                                =======

LIABILITIES:
Interest-Bearing Liabilities
     Interest-bearing transaction  accounts                $  26,128      $    998        3.82%     $16,995      $  716     4.21%
     Savings deposits                                          4,054           197        4.86        2,767         144     5.20
     Time deposits                                            57,255         3,197        5.58       33,819       1,987     5.88
     Federal funds purchased and
       securities sold under
       agreements to repurchase                               13,223           576        4.36       11,362         551     4.85
     Advances from Federal Home Loan Bank                      1,808            89        4.92           --          --       --
                                                           ---------      --------                  -------      ------
              Total interest-bearing liabilities             102,468         5,057        4.94       64,943       3,398     5.23
                                                           ---------      --------                  -------      ------
Demand deposits                                               11,180                                  5,221
Accrued interest and other liabilities                           580                                    287
Stockholders' equity                                          16,338                                  9,930
                                                           ---------                                -------
              Total liabilities and stockholders' equity   $ 130,566                                $80,381
                                                           =========                                =======

Net interest spread                                                                       3.20%                             3.04%
Net interest income                                                       $  5,117                               $2,936
                                                                          ========                               ======
Net interest margin                                                                       4.09%                             3.83%

(1) There were no loans in nonaccrual status and the effect of fees collected on loans is not significant to the computations. All loans and deposits are domestic.

(2) Average investment securities exclude the valuation allowance on securities available for sale.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME - CONTINUED

Analysis of Changes in Net Interest Income. The following tables set forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1998 to 1999 and 1997 to 1998.

ANALYSIS OF CHANGES IN NET INTEREST INCOME


                                                                  1999 Compared With 1998
                                                                      Variance Due to
(Dollars in thousands)                                  Volume (1)       Rate (1)         Total
                                                        ----------       --------         ------
Earning Assets
     Loans                                                $3,840          $(257)          $3,583
     Securities, taxable                                     108            (36)              72
     Federal funds sold and securities
       purchased under agreements to resell                  249            (64)             185
                                                          ------          -----           ------
              Total interest income                        4,197           (357)           3,840
                                                          ------          -----           ------

Interest-Bearing Liabilities
     Interest-bearing deposits:
         Interest-bearing transaction accounts               354            (72)             282
         Savings deposits                                     63            (10)              53
         Time deposits                                     1,313           (103)           1,210
                                                          ------          -----           ------
              Total interest-bearing deposits              1,730           (185)           1,545
     Federal funds purchased and securities sold
       under agreements to repurchase                         85            (60)              25
     Advances from the Federal Home Loan Bank                 89             --               89
                                                          ------          -----           ------
              Total interest expense                       1,904           (245)           1,659
                                                          ------          -----           ------

              Net interest income                         $2,293          $(112)          $2,181
                                                          ======          =====           ======

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.



                                                                      1998 Compared With 1997
                                                                          Variance Due to
(Dollars in thousands)                                      Volume (1)        Rate (1)         Total
                                                           -----------        --------        -------

EARNING ASSETS
     Loans                                                   $ 2,631           $ (2)          $ 2,629
     Securities, taxable                                         (56)           (11)              (67)
     Federal funds sold and securities
       purchased under agreements to resell                      779             (5)              774
                                                             -------           ----           -------
              Total interest income                            3,354            (18)            3,336
                                                             -------           ----           -------

INTEREST-BEARING LIABILITIES
     Interest-bearing deposits:
         Interest-bearing transaction accounts                   229            (27)              202
         Savings deposits                                         56             (8)               48
         Time deposits                                         1,093            (33)            1,060
                                                             -------           ----           -------
              Total interest-bearing deposits                  1,378            (68)            1,310
     Securities sold under agreements to repurchase              533             (1)              532
                                                             -------           ----           -------
              Total interest expense                           1,911            (69)            1,842
                                                             -------           ----           -------

              Net interest income                            $ 1,443           $ 51           $ 1,494
                                                             =======           ====           =======

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME - CONTINUED

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap", which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available for sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table sets forth the Company's interest rate sensitivity at December 31, 1999.

INTEREST SENSITIVITY ANALYSIS


                                                                 After One     After Three                 Greater Than
                                                     Within       Through        Through                     One Year
                                                      One          Three          Twelve        Within       or Non-
(Dollars in thousands)                               Month         Months         Months       One Year      sensitive       Total
                                                    ---------    -----------     --------      ---------   ------------    --------
ASSETS
     Earning Assets
         Loans (1)                                  $ 43,840       $ 1,472       $ 14,843      $  60,155       $58,554     $118,709
         Securities                                       --         2,146          1,759          3,905         3,928        7,833
         Federal funds sold and securities
           purchased under agreements
           to resell                                  16,425            --             --         16,425            --       16,425
                                                    --------       -------       --------      ---------       -------     --------
              Total earning assets                    60,265         3,618         16,602         80,485        62,482      142,967
                                                    --------       -------       --------      ---------       -------     --------
LIABILITIES
     Interest-bearing liabilities
         Interest-bearing deposits
              Demand deposits                         34,659            --             --         34,659            --       34,659
              Savings deposits                         4,427            --             --          4,427            --        4,427
              Time deposits                           10,773           450         47,830         59,053         3,132       62,185
                                                    --------       -------       --------      ---------       -------     --------
              Total interest-bearing
                  deposits                            49,859           450         47,830         98,139         3,132      101,271
         Advances from the Federal
                      Home Loan Bank                   3,000            --             --          3,000         7,000       10,000
         Federal funds purchased                       5,000            --             --          5,000            --        5,000
         Securities sold under agreements
           to repurchase                               9,105            --             --          9,105            --        9,105
              Total interest-bearing
                  liabilities                         66,964           450         47,830        115,244        10,132      125,376
                                                    --------       -------       --------      ---------       -------     --------
Period gap                                          $ (6,699)      $ 3,168       $(31,228)     $ (34,759)      $52,350
                                                    ========       =======       ========      =========      ========
Cumulative gap                                      $ (6,699)      $(3,531)      $(34,759)     $ (34,759)      $17,591
                                                    ========       =======       ========      =========      ========
Ratio of cumulative gap to total earning
     assets                                            (4.69)%       (2.47)%       (24.31)%       (24.31)%       12.30%

(1) Excludes nonaccrual loans.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NET INTEREST INCOME - CONTINUED

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Securities purchased under agreements to resell are reflected at the maturity date of each agreement which ranges from seven to thirty days. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase are reflected at the maturity date of each repurchase agreement which ranges from one to thirty days. Advances from the Federal Home Loan Bank are reflected at their contractual maturity dates.

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is cumulative liability-sensitive over the one month to twelve month time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management believes a liability-sensitive gap position is not as indicative of the Company's true interest sensitivity as it would be for an organization which depends to a greater extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, and an analysis of economic conditions in its market. The objective of management has been to fund the allowance for loan losses at approximately 1% of total loans outstanding until a history is established.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's income statement, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


PROVISION AND ALLOWANCE FOR LOAN LOSSES - CONTINUED

Based on present information and an ongoing evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

The following table sets forth certain information with respect to the Company's allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 1999, 1998 and 1997.


ALLOWANCE FOR LOAN LOSSES

(Dollars in thousands)                                                 1999             1998             1997
                                                                     --------          -------          -------
Total loans outstanding at end of period                             $118,709          $69,977          $35,777
                                                                     ========          =======          =======

Average loans outstanding                                            $ 92,597          $51,173          $24,116
                                                                     ========          =======          =======

Balance of allowance for loan losses at beginning of period          $    812          $   334          $   127
                                                                     --------          -------          -------

Loan losses:
         Real estate - construction                                        --               --               --
         Real estate - mortgage                                            --               --               --
         Commercial and industrial                                         --               --               --
         Consumer                                                          16               11                6
                                                                     --------          -------          -------
              Total loan losses                                            16               11                6
                                                                     --------          -------          -------
Recoveries of previous loan losses:
         Real estate - construction                                        --               --               --
         Real estate - mortgage                                            --               --               --
         Commercial and industrial                                         --               --               --
         Consumer                                                          --               --                4
                                                                     --------          -------          -------
              Total recoveries                                             --               --                4
                                                                     --------          -------          -------
Net loan losses                                                            16               11                2
Provision for loan losses                                                 430              489              209
                                                                     --------          -------          -------
Balance of allowance for loan losses at end of period                $  1,226          $   812          $   334
                                                                     ========          =======          =======

Allowance for loan losses to period end loans                            1.03%            1.16%             .93%
Net charge-offs to average loans                                          .02              .02              .01

NONPERFORMING ASSETS

Nonperforming Assets. The following table sets forth the Company's nonperforming assets for the dates indicated.


                                                                                                December 31,
(Dollars in thousands)                                                        1999                  1998                 1997
                                                                          ------------          -----------          -----------
Nonaccrual loans                                                          $         --          $        --          $        --
Restructured or impaired loans                                                      --                   --                   --
                                                                          ------------          -----------          -----------
         Total nonperforming loans                                                  --                   --                   --
Other real estate owned                                                             --                   --                   --
                                                                          ------------          -----------          -----------
         Total nonperforming assets                                       $         --          $        --          $        --
                                                                          ============          ===========          ===========
Loans 90 days or more past due and still accruing interest                $         --          $         2          $        --
Nonperforming assets to period end loans and foreclosed property                    --%                  --%                  -- %

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NONPERFORMING ASSETS - CONTINUED

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms is immaterial.

There were no nonperforming assets at December 31, 1999, 1998, or 1997.

Potential Problem Loans. At December 31, 1999, the Company reviewed its loan portfolio to identify any criticized or classified loans through its internal review mechanisms. The results of this internal review process are considered in determining management's assessment of the adequacy of the allowance for loan losses. Loans to one borrower totaling $1,687,985 were identified in a recent regulatory examination as criticized assets. Loans to this borrower are well secured but certain risks involving repayment do exist. Management is carefully monitoring the status of this credit. The overall objective of the Company has been to maintain the allowance for loan losses at approximately 1% of total loans to provide for potential problem loans.

Noninterest Income and Expense

Noninterest Income. The largest component of noninterest income is service charges on deposit accounts, which totaled $228,017 in 1999, a 62.3% increase over the 1998 amount of $140,490. The increase in service charges and other noninterest income was primarily attributable to an increase in the customer base as a result of the opening of the Ebenezer office in January 1999 and the Fort Mill/Tega Cay office in September 1999.

Service charges on deposit accounts totaled $140,490 in 1998, a 69.7% increase over the 1997 amount of $82,774. The increase in service charges and other noninterest income was primarily attributable to an increase in the customer base as a result of the growth allowed from the secondary stock offering in July, 1998.


The following table sets forth the principal components of noninterest income for the years ended December 31, 1999, 1998 and 1997.



(Dollars in thousands)                        1999          1998          1997
                                             ------        ------        ------
Service charges on deposit accounts          $  228        $  140        $   83
Securities gains (losses)                        --            --            (1)
Income from fiduciary activities                206           112            32
Other                                           127            78            32
                                             ------        ------        ------
     Total noninterest income                $  561        $  330        $  146
                                             ======        ======        ======

Noninterest Expense. Salaries and employee benefits increased $516,763, or 68.74%, to $1,268,507 in 1999 from $751,744 in 1998, primarily as a result of the hiring of employees to staff the two new offices (which opened in January and September 1999) and to assist personnel at the main office with the continuing growth of the Company. The cost of operating two additional offices also resulted in increases in net occupancy expense and other operating expenses. One of the primary factors for the increase in other operating expenses was due to an increase in data processing charges of approximately $120,226 from 1998 to 1999. This increase was due to several factors. One was the increase in charges as a result of the volume of transactions processed and also charges relating to the conversion of the data processing to a new service provider. The Company's efficiency ratio, which is noninterest expense as a percentage of the total of net interest income plus noninterest income, net of gains and losses on the sale of assets, was 54.57% in 1999 compared to 53.34% in 1998.

                           RHBT FINANCIAL CORPORATION
                        (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


NONINTEREST INCOME AND EXPENSE - CONTINUED

Salaries and employee benefits increased $222,886, or 42.1%, to $751,744 in 1998 from $528,858 in 1997, primarily as a result of the hiring of employees to staff the new office (which opened in January 1999) and to assist personnel at the main office with the continuing growth of the Company. In addition, several employees were hired in 1998 to staff the mortgage loan department. The continued growth of the Company also resulted in increases in net occupancy expense and other operating expenses. One of the primary factors for the increase in other operating expenses was due to an increase in data processing charges of approximately $78,000 from 1997 to 1998 that resulted from a new data processing agreement that became effective in May 1998. The Company's efficiency ratio, which is noninterest expense as a percentage of the total of net interest income plus noninterest income, net of gains and losses on the sale of assets, was 53.34% in 1998 compared to 81.29% in 1997.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 1999, 1998 and 1997.


(Dollars in thousands)                          1999            1998            1997
                                               ------          ------          ------
Salaries and employee benefits                 $1,269          $  752          $  529
Net occupancy expense                             456             304             279
Advertising and marketing expense                 126              28              66
Office supplies, forms and stationery             139              89              58
Data processing                                   256             135              58
Professional fees                                  69              27              39
Telephone                                         104              61              39
Other                                             680             346             223
                                               ------          ------          ------
     Total noninterest expense                 $3,099          $1,742          $1,291
                                               ======          ======          ======

Efficiency ratio                                54.57%          53.34%          81.29%


EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $92,597,518 in 1999 compared to $51,173,369 in 1998, an increase of $41,424,149, or 80.9%. At
December 31, 1999, total loans were $118,709,167 compared to $69,977,496 at December 31, 1998.

The increase in loans during 1999 was primarily due to the growth of the Company during its fourth year of operations and the additional branches opened during 1999. The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company's general emphasis on commercial and mortgage lending.

COMPOSITION OF LOAN PORTFOLIO


                                                              December 31,
                                                  1999                           1998
                                      ----------------------------    --------------------------
                                                         Percent                       Percent
(Dollars in thousands)                  Amount           of Total       Amount         of Total
                                      ----------         --------     ----------       --------
Commercial and industrial             $   49,569           41.76%     $  26,768         38.25%
Real estate
     Construction                          5,420            4.57          1,298          1.86
     Mortgage-residential                 24,142           20.34         13,919         19.89
     Mortgage-nonresidential              33,855           28.52         25,187         36.00
Consumer                                   5,245            4.41          2,795          3.99
Other                                        478             .40             10           .01
                                      ----------          ------      ---------        ------
     Total loans                         118,709          100.00%        69,977        100.00%
                                                          ======                       ======
Allowance for loan losses                  1,226                            812
                                      ----------                      ---------
     Net loans                        $  117,483                      $  69,165
                                      ==========                      =========

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


EARNING ASSETS - CONTINUED

The Company's loan portfolio is largely comprised of real estate mortgage loans. At December 31, 1999, real estate mortgage loans totaled $57,996,758 and represented 48.9% of the total loan portfolio, compared to $39,106,586, or 55.89%, at December 31, 1998.

In the context of this discussion, a "real estate mortgage loan"is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Residential mortgage loans increased $10,222,348, or 73.44%, to $24,141,774 at December 31, 1999, from $13,919,426 at December 31, 1998. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, increased $9,868,837, or 41.14%, to $33,854,984 at December 31, 1999, from
$23,986,147 at December 31, 1998. This increase in real estate lending was attributable to the continued demand for residential and commercial real estate loans in the Rock Hill market and continued loan growth at the Company. The Company has been able to compete favorably for residential mortgage loans with other financial institutions by offering fixed rate products having three and five year call provisions.

Commercial and industrial loans increased $22,801,634, or 85.2%, to $49,569,153 at December 31, 1999, from $26,767,519 at December 31, 1998. This category of loans also includes discounted accounts receivable loans that totaled $10,092,894 at December 31, 1999, an increase of $3,972,010, or 64.9%, from
December 31, 1998.

Consumer loans decreased $614,214, or 16.6%, to $3,094,697 at December 31, 1999, from $3,708,911 at December 31, 1998. The Company continues to focus on real estate and commercial lending rather than consumer lending.

The Company's loan portfolio reflects the diversity of its market. The Company's three office locations are in York County, South Carolina. The economy of Rock Hill contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Due to its proximity to a major interstate highway and Winthrop University, a state-supported university, management expects the area to remain stable with continued growth. The diversity of the economy creates opportunities for all types of lending. The Company does not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 1999.

LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                    Over One Year
                                         One Year      Through     Over Five
(Dollars in thousands)                   or Less     Five Years      Years        Total
                                         --------    ----------    --------      --------
Commercial and industrial                $ 31,966     $ 4,723      $ 15,031      $ 51,720
Real estate                                26,970      16,982        19,464        63,416
Consumer and other                            906       1,532         1,135         3,573
                                         --------     -------      --------      --------
                                           59,842      23,237        35,630       118,709
                                         --------     -------      --------      --------

Loans maturing after one year with:                                               $58,867
         Fixed interest rates                                                          --
                                                                                 --------
         Floating interest rates                                                  $58,867
                                                                                 ========

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

EARNING ASSETS - CONTINUED

Investment Securities. The investment securities portfolio is also a component of the Company's total earning assets. Total securities averaged $8,035,691 in 1999, compared to $6,123,501 in 1998. At December 31, 1999, the total securities portfolio was $7,832,559. All securities were designated as available for sale and were recorded at their estimated fair market value. A number of U.S. Treasury securities matured in 1999 and those funds were invested in slightly higher-yielding securities of U.S. Government agencies.

The following table sets forth the book value of the securities held by the Company at the dates indicated.

BOOK VALUE OF SECURITIES

                                                      December 31,
                                                  1999         1998
                                               ---------    ---------
(Dollars in thousands)
U.S. Treasury                                  $      --    $   1,504
U.S. Government agencies                           7,833        5,910
                                               ---------    ---------
    Total securities                           $   7,833    $   7,414
                                               =========    =========

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 1999.

INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                                              After One But        After Five But
                                          Within One           Within Five           Within Ten
                                             Year                 Years                 Years                Total
                                    --------------------  --------------------  -------------------- -------------------
                                      Amount     Yield      Amount    Yield       Amount     Yield     Amount     Yield
                                    --------------------  --------------------  -------------------- -------------------
(Dollars in thousands)
U.S. Government agencies            $   3,905    5.32%    $   3,436   5.69%     $    492     7.50%   $   7,833    5.63%
                                    =========             =========             ========             =========

Other attributes of the securities portfolio, including yields and maturities, are discussed above in "---Net Interest Income--- Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold and securities purchased under agreements to resell, averaged $24,393,182 in 1999, compared to $19,282,856 in 1998. At December 31,
1999, short-term investments totaled $16,425,000. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Securities purchased under agreements to resell are invested on a one to thirty day period, depending on the terms of each agreement.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Average interest-bearing liabilities increased $35,843,620, or 57.8%, to $102,468,236 in 1999, from $64,942,616 in 1998. Average interest-bearing deposits increased $33,872,408, or 63.2%, to $87,437,455 in 1999, from
$53,581,047 in 1998. These increases resulted from increases in most categories of interest-bearing liabilities, primarily as a result of the continued growth of the Company.

Deposits. Average total deposits increased $39,814,804, or 67.7%, to $98,617,427 during 1999, from $58,802,623 during 1998. At December 31, 1999, total deposits were $107,826,073 compared to $77,739,725 a year earlier, an increase of 38.7%.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES - CONTINUED

The following table sets forth the deposits of the Company by category at the dates indicated.

DEPOSITS

                                                              December 31,
                                                      1999                    1998
                                             ---------------------    -------------------
                                                          Percent                Percent
(Dollars in thousands)                                       of                    of
                                                Amount    Deposits     Amount    Deposits
                                             ----------  ---------    --------   --------
Demand deposit accounts                      $    6,555     6.08%     $  6,158      7.92%
NOW accounts                                      7,420     6.88         8,410     10.82
Money market accounts                            27,240    25.26        14,810     19.05
Savings accounts                                  4,427     4.11         3,176      4.08
Time deposits less than $100,000                 32,749    30.37        27,062     34.81
Time deposits of $100,000 or over                29,435    27.30        18,124     23.32
                                             ----------  -------      --------    ------
     Total deposits                          $  107,826   100.00%     $ 77,740    100.00%
                                             ==========  =======      ========    ======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $18,775,092 in 1999 due to the continued growth of the Company.

Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company also purchases brokered deposits from time to time. At December 31, 1999, certificates of deposit included brokered deposits totaling $12,094,139. Ten of these accounts had current balances of $100,000 or more and totaled $1,900,049 at December 31, 1999. All remaining accounts had balances of $99,000. The Company's loan-to-deposit ratio was 110.1% at December 31, 1999, and 90.0% at the end of 1998; and the ratio averaged 93.9% during 1999. The maturity distribution of the Company's time deposits over $100,000 at December 31, 1999, is set forth in the following table:

Maturities of Certificates of Deposit of $100,000 or More

                                                                 After Three     After Six
                                                     Within        Through        Through        After
                                                      Three          Six          Twelve        Twelve
(Dollars in thousands)                               Months         Months        Months         Months        Total
                                                   ---------     -----------    ----------     ---------     ----------
Certificates of deposit of $100,000 or more        $   5,071      $   8,848     $   15,046     $     470     $   29,435

Approximately 17.23% of the Company's time deposits over $100,000 had scheduled maturities within three months, and 47.3% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Borrowed Funds. Borrowed funds consist of short-term borrowings in the form of federal funds purchased and securities sold under agreements to repurchase. The Company also has advances from the Federal Home Loan Bank.

Average short-term borrowings were $13,223,781 in 1999, compared to $11,361,569 in 1998. At December 31, 1999, federal funds purchased totaled $5,000,000 and securities sold under agreements to repurchase totaled $9,105,000. The average balance in 1999 related mostly to securities sold under agreements to repurchase with several customers. These agreements typically range from one to thirty days. Federal funds purchased were obtained in December for liquidity purposes relating to Year 2000 issues. Although management may from time to time use short-term borrowings as a secondary funding source, core deposits will continue to be the Company's primary funding source. Advances from the Federal Home Loan Bank averaged $1,808,219 in 1999. At December 31, 1999, advances from the Federal Home Loan Bank totaled $10,000,000. Of these advances, $7,000,000 mature in 2009 and $3,000,000 mature in 2000. These advances are used as a secondary funding source.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CAPITAL

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's and the Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Company and the Bank consists of common stockholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Company's and the Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Company is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

The Company is required to maintain certain risk-based and leverage ratios. The Company exceeded these regulatory capital ratios at December 31, 1999 and 1998 as set forth in the following table.

ANALYSIS OF CAPITAL AND CAPITAL RATIOS                                      The Company           The Bank
(Dollars in thousands)                                                         1999           1999         1998
                                                                             ---------     ---------     ---------
Tier 1 capital                                                               $  16,939     $  16,888     $  15,532
Tier 2 capital                                                                   1,226         1,226           812
                                                                             ---------     ---------     ---------
         Total qualifying capital                                            $  18,165     $  18,114     $  16,344
                                                                             =========     =========     =========

Risk-adjusted total assets (including off-balance sheet exposures)           $ 117,882     $ 117,872     $  74,388
                                                                             =========     =========     =========

Tier 1 risk-based capital ratio                                                  14.37%        14.33%        20.89%
Total risk-based capital ratio                                                   15.41         15.37         21.99
Tier 1 leverage ratio                                                            11.48         11.45         15.29

LIQUIDITY MANAGEMENT AND CAPITAL RESOURCES

Liquidity management involves monitoring the Company's sources and uses of funds in order to meet its day-to-day cash flow requirements while maximizing profits. Liquidity represents the ability of the Company to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, the Company would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities it serves.

Liquidity management is made more complex because different balance sheet components are subject to varying degrees of management control. For example, the timing of maturities of the investment portfolio is very predictable and subject to a high degree of control at the time investment decisions are made. However, net deposit inflows and outflows are far less predictable and are not subject to nearly the same degree of control.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

ACCOUNTING AND FINANCIAL REPORTING ISSUES

In February 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits." SFAS 132 amends SFAS 87, 88, and 106 and revises employer's disclosures about pensions and other post-retirement benefit plans. It does not change the measurement or recognition of those plans. At December 31, 1999, the Company was not affected by this Statement.

In June 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair values. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. The Company generally does not purchase derivative instruments or enter into hedging activities. This Statement was effective for fiscal years beginning after June 15, 1999, but was amended by SFAS 137.

The Company was not affected by Financial Accounting Standards Board Statements 134, 135 or 136.

In 1999, the Financial Accounting Standards Board released Statement of Financial Accounting Standards (SFAS) 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of the Effective Date of FASB Statement No. 133." As stated, this Statement delays the effective date for the implementation of SFAS 133. This Statement is effective for fiscal years beginning after June 15, 2000.

IMPACT OF INFLATION

Unlike most industrial companies, the assets and liabilities of financial institutions such as the Company are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

THE MERGERS OF BAILEY AND ANCHOR AND ANCHOR AND CAROLINA FIRST

As of December 31, 1998, Bailey owned 22.2% of the Company. In March 1999, Bailey was acquired by Anchor Financial Corporation (Anchor). Upon the acquisition, Anchor made a number of commitments to the Company, which include not exercising or attempting to exercise influence over the Company and not to acquire additional stock. In January 2000, Anchor executed a definitive agreement to merge with Carolina First Corporation (Carolina First). The commitments made by Anchor will transfer to Carolina First once this merger is consummated.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE YEAR 2000

Like many financial institutions, we rely on computers to conduct our business and information systems processing. Industry experts were concerned that on January 1, 2000, some computers would not be able to interpret the new year properly, causing computer malfunctions. Although this did not happen, some experts remain concerned that computer malfunctions may occur on other key dates during 2000, such as October 10, 2000.

In accordance with bank regulatory guidelines, we developed and executed a plan to ensure that our computer and telecommunication systems do not have these Year 2000 problems. We rely on third party vendors to supply our computer and telecommunication systems and other office equipment, and to process our data and account information. Because we commenced operations in 1996, we had the ability to choose vendors which we believed to be ready for the Year 2000. Our Year 2000 plan extends to all of our vendors, including our vendors for core data processing system, ATM hardware, account origination software, telephone systems, and suppliers of office equipment, such as copy and fax machines. Under our plan, we reviewed the test results, assurances, and warranties of all of these vendors, and we believe that all these systems are Year 2000 compliant. Our technology and processing vendors work with many other financial institutions, all of which, like us, are required by their bank regulators to be Year 2000 compliant. Because our systems are substantially similar to those used in many other banks, we believe that the scrutiny imposed by our regulators and the banking industry in general have significantly reduced the Year 2000 related risks we might otherwise have faced.

We incurred approximately $200,000 in costs through December 31, 1999 to implement our Year 2000 plan. The majority of these costs were associated with purchasing upgrades for computer hardware and software. Under our plan, we will continue to monitor the situation throughout 2000. We are executing this plan under the supervision of our chief financial officer, with oversight from our board of directors.

Our agreements with each of our primary vendors include contractual assurances and warranties regarding Year 2000 compliance. Some of these warranties are limited by disclaimers of liability which specifically exclude special, incidental, indirect, and consequential damages. These limitations could limit our ability to obtain recourse against a vendor who is not Year 2000 compliant by excluding damages for things such as lost profits and customer lawsuits.

We have also evaluated our worst case scenario and developed contingency plans in case Year 2000 issues do arise. In the worst case, our systems would be down for a period of time and we would be required to complete all transactions and keep all records manually. We will have all required forms and procedures in place for manual processing, and believe we can do this for at least a week without serious disruption of our business. We do not believe we will encounter any issues that cannot be resolved within this period. Any affected systems which cannot be fixed will be replaced with alternatives, although this is unlikely to be necessary.

The Year 2000 issue may also negatively affect the business of our customers, but to date we are not aware of any material Year 2000 issues affecting them. We include Year 2000 readiness in our lending criteria to minimize risk. However, this will not eliminate the issue, and any financial difficulties our customers' experience caused by Year 2000 issues could impair their ability to repay loans to the bank.

We did not have any significant Year 2000 problems on January 1, 2000, and we do not expect to experience any significant Year 2000 problems. We also believe that we will be able to continue to operate the business if one or more of our vendors experience unanticipated Year 2000 problems.

                                 [LETTERHEAD]
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803)252-2226

WILLIAM E. TOURVILLE, CPA                                  MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CCP                            PRIVATE COMPANIES
R. JASON CASKEY, CPA                                          PRACTICE SECTIONS



                          INDEPENDENT AUDITORS' REPORT





The Board of Directors
RHBT Financial Corporation
Rock Hill, South Carolina


We have audited the accompanying consolidated balance sheets of RHBT Financial Corporation (formerly Rock Hill Bank & Trust) as of December 31, 1999 and 1998 and the related consolidated statements of income, changes in stockholders' equity and comprehensive income and cash flows for the years ended December 31, 1999, 1998 and 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RHBT Financial Corporation (formerly Rock Hill Bank & Trust) as of December 31, 1999 and 1998 and the results of their operations and cash flows for the years ended December 31, 1999, 1998 and 1997 in conformity with generally accepted accounting principles.



/s/ Tourville, Simpson & Casky, L.L.P.

Tourville, Simpson, & Caskey, L.L.P.
Columbia, South Carolina
January 21, 2000

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)
                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998


ASSETS                                                           1999                1998
                                                            -------------       -------------
Cash and cash equivalents:
 Cash and due from banks                                    $   3,680,173       $   3,491,891
 Federal funds sold and securities purchased
  under agreements to resell                                   16,425,000          24,505,000
                                                            -------------       -------------
                                                               20,105,173          27,996,891

Securities available-for-sale                                   7,832,559           7,414,072

Loans receivable                                              118,709,167          69,977,496
 Less allowance for loan losses                                (1,226,442)           (812,174)
                                                            -------------       -------------
  Loans, net                                                  117,482,725          69,165,322

Premises and equipment, net                                     1,672,998           1,252,001
Accrued interest receivable                                       825,111             607,753
Other assets                                                    1,529,614             625,682
                                                            -------------       -------------

       Total assets                                         $ 149,448,180       $ 107,061,721
                                                            =============       =============

LIABILITIES
Deposits:
 Non-interest bearing transaction accounts                  $   6,555,078       $   6,157,776
 Interest bearing transaction accounts                         34,659,500          23,220,435
 Savings                                                        4,426,598           3,175,902
 Time deposits $100,000 and over                               29,434,939          18,123,683
 Other time deposits                                           32,749,958          27,061,929
                                                            -------------       -------------
                                                              107,826,073          77,739,725

Securities sold under agreements to repurchase                  9,105,000          13,250,000
Federal funds purchased                                         5,000,000                  --
Advances from the Federal Home Loan Bank                       10,000,000                  --
Accrued interest payable                                          483,114             316,981
Other liabilities                                                 120,539             177,069
                                                            -------------       -------------
        Total liabilities                                     132,534,726          91,483,775
                                                            -------------       -------------

Commitments and contingencies (Notes 5 and 15)

STOCKHOLDERS' EQUITY
Common stock, $.01 par value at December 31, 1999
 and 1998; 10,000,000 shares authorized,
 1,720,813 and 1,720,313 shares issued and outstanding
 at December 31, 1999 and 1998, respectively                       17,208              13,763
Capital surplus                                                15,383,930          15,376,185
Retained earnings                                               1,564,652             180,077
Accumulated other comprehensive income (loss)                     (52,336)              7,921
                                                            -------------       -------------
      Total stockholders' equity                               16,913,454          15,577,946
                                                            -------------       -------------

      Total liabilities and stockholders' equity            $ 149,448,180       $ 107,061,721
                                                            =============       =============


              The accompanying notes are an integral part of the
                      consolidated financial statements.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)
                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


INTEREST INCOME                                                  1999             1998            1997
                                                             -----------      -----------     -----------
  Loans, including fees                                      $ 8,559,099      $ 4,975,776     $ 2,347,311
  Investment securities, taxable                                 443,593          371,516         438,192
  Federal funds sold and securities purchased
   under agreements to resell                                  1,171,709          986,611         212,885
                                                             -----------      -----------     -----------
                                                              10,174,401        6,333,903       2,998,388
                                                             -----------      -----------     -----------
INTEREST EXPENSE
  Time deposits $100,000 and over                              1,215,869          709,218         304,180
  Other deposits                                               3,175,623        2,137,947       1,233,173
  Securities sold under agreements to repurchase                 572,756          550,588          19,212
  Federal funds purchased                                          3,014               --              --
  Advances from the Federal Home Loan Bank                        89,711               --              --
                                                             -----------      -----------     -----------
                                                               5,056,973        3,397,753       1,556,565
                                                             -----------      -----------     -----------

NET INTEREST INCOME                                            5,117,428        2,936,150       1,441,823

Provision for loan losses                                        430,000          489,176         209,475
                                                             -----------      -----------     -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES            4,687,428        2,446,974       1,232,348
                                                             -----------      -----------     -----------

OTHER INCOME
  Service charges on deposit accounts                            228,017          140,490          82,774
  Other service charges, commissions and fees                    127,524           78,374          31,275
  Income from fiduciary activities                               205,882          111,604          32,404
  Gain (loss) on sales of securities available-for-sale               --               --            (474)
                                                             -----------      -----------     -----------
                                                                 561,423          330,468         145,979
                                                             -----------      -----------     -----------
OTHER EXPENSE
  Salaries and employee benefits                               1,268,507          751,744         528,858
  Occupancy expense                                              456,489          304,174         279,069
  Advertising and marketing expense                              125,756           28,032          65,829
  Other operating expense                                      1,248,160          658,499         417,004
                                                             -----------      -----------     -----------
                                                               3,098,912        1,742,449       1,290,760
                                                             -----------      -----------     -----------

INCOME BEFORE INCOME TAXES                                     2,149,939        1,034,993          87,567

Income tax expense                                               761,924          382,950          32,400
                                                             -----------      -----------     -----------

NET INCOME                                                   $ 1,388,015      $   652,043     $    55,167
                                                             ===========      ===========     ===========


BASIC EARNINGS PER SHARE                                     $       .81      $       .38     $       .03

DILUTED EARNINGS PER SHARE                                   $       .79      $       .38     $       .03


              The accompanying notes are an integral part of the
                       consolidated financial statements.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                           AND COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                            Common                                        Accumulated
                                                         Stock Amount                         Retained      Other
                                          Common   -------------------------    Capital       Earnings   Comprehensive
                                          Stock       Class A      Class B      Surplus       (Deficit)   Income (loss)    Total
                                       ----------  ------------ ------------ -------------  ------------  ------------- ------------
BALANCE,
 DECEMBER 31, 1996                     $           $      2,940 $      3,060 $   5,968,025  $   (527,133) $    26,757  $  5,473,649

Net income                                                                                        55,167                     55,167

Other comprehensive
 income, net of tax of $7,669                                                                                 (13,059)     (13,059)
                                                                                                                          ---------

Comprehensive income                                                                                                         42,108
                                       ----------  ------------ ------------ -------------  ------------  -----------  ------------

BALANCE,
 DECEMBER 31, 1997                                        2,940        3,060     5,968,025      (471,966)      13,698     5,515,757

Net income                                                                                       652,043                    652,043

Other comprehensive
 income, net of tax of $3,393                                                                                  (5,777)       (5,777)
                                                                                                                          ---------

Comprehensive income                                                                                                        646,266
                                                                                                                          ---------

Conversion of stock                         6,000        (2,940)      (3,060)

Proceeds from issuance of
 stock, net of direct costs                 7,763                                9,408,160                                9,415,923
                                       ----------  ------------ ------------ -------------  ------------  -----------  ------------

BALANCE,
 DECEMBER 31, 1998                         13,763                               15,376,185       180,077        7,921    15,577,946

Net income                                                                                     1,388,015                  1,388,015

Other comprehensive income,
 net of tax of $35,390                                                                                        (60,257)      (60,257)
                                                                                                                          ---------

Comprehensive income                                                                                                      1,327,758
                                                                                                                          ---------

Five-for-four stock split
 effected in the form of a
 25% stock dividend
 declared July 16, 1999                     3,440                                                 (3,440)

Exercise of stock options                       5                                    7,745                                    7,750
                                     ------------  ------------ ------------ -------------  ------------  -----------  ------------

BALANCE,
 DECEMBER 31, 1999                   $     17,208  $         -- $         -- $  15,383,930  $  1,564,652  $   (52,336) $ 16,913,454
                                     ============  ============ ============ =============  ============  ===========  ============


The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


CASH FLOWS FROM OPERATING ACTIVITIES:                            1999               1998               1997
                                                             ------------       ------------       ------------
   Net income                                                $  1,388,015       $    652,043       $     55,167
   Adjustments to reconcile net income to net
      cash provided by operating activities
         Provision for loan losses                                430,000            489,176            209,475
         Depreciation and amortization                            179,260             90,968             73,411
         Accretion and premium amortization                        24,510            (10,623)           (15,325)
         Amortization of net loan fees and costs                   52,654             36,925             19,858
         Amortization of organizational costs                      19,033             19,033             19,033
         Deferred income tax provision (benefit)                 (122,731)           (14,074)            29,385
         Loss on securities available-for-sale                         --                 --                474
         Gain on disposal of premises and equipment                    --             (6,983)                --
         Increase in interest receivable                         (217,358)          (345,374)           (55,019)
         Increase in interest payable                             166,133             99,413            119,547
         (Increase) decrease in other assets                     (174,612)           120,472             22,150
         Increase (decrease) in other liabilities                 (51,878)             9,574              6,816
                                                             ------------       ------------       ------------
            Net cash provided by operating activities           1,693,026          1,140,550            484,972
                                                             ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of securities available-for-sale                   (6,083,643)       (10,403,158)        (3,984,375)
  Maturities and calls of securities available-for-sale         5,545,000         10,000,000          4,500,000
  Proceeds from sales of securities available-for-sale                 --                 --          2,493,750
  Net increase in loans made to customers                     (48,800,057)       (34,248,121)       (23,180,894)
  Purchases of premises and equipment                            (600,257)          (962,482)           (12,687)
  Proceeds from disposal of premises and equipment                     --             11,500                 --
  Purchase of Community Financial Services, Inc. stock           (251,885)                --            (99,910)
  Purchase of Federal Home Loan Bank stock                       (343,000)          (157,000)                --
                                                             ------------       ------------       ------------
            Net cash used by investing activities             (50,533,842)       (35,759,261)       (20,284,116)
                                                             ------------       ------------       ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase in demand deposits, interest
      bearing transaction accounts and savings accounts        13,087,063         12,804,452          6,118,150
   Net increase in certificates of deposit
      and other time deposits                                  16,999,285         19,654,403         16,563,505
   Net increase in securities sold under agreements
      to repurchase                                               855,000         11,975,000          1,275,000
   Advances from Federal Home Loan Bank                        10,000,000                 --                 --
   Issuance of common stock, net of direct costs                       --          9,415,923                 --
   Exercise of stock options                                        7,750                 --                 --
                                                             ------------       ------------       ------------
            Net cash provided by financing activities          40,949,098         53,849,778         23,956,655
                                                             ------------       ------------       ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           (7,891,718)        19,231,067          4,157,511

CASH AND CASH EQUIVALENTS, BEGINNING                           27,996,891          8,765,824          4,608,313
                                                             ------------       ------------       ------------

CASH AND CASH EQUIVALENTS, ENDING                            $ 20,105,173       $ 27,996,891       $  8,765,824
                                                             ============       ============       ============


The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND CONSOLIDATION - RHBT Financial Corporation (the Company), a bank holding company, and its subsidiary, Rock Hill Bank & Trust (the Bank), provide banking services to domestic markets, principally in York County, South Carolina. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

MANAGEMENT'S ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within York County in South Carolina. The types of securities in which the Company invests are discussed in Note 3. The types of lending that the Company engages in are discussed in Note 4. The Company does not have any significant concentrations to any one industry or customer.

SECURITIES AVAILABLE-FOR-SALE - Securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in stockholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

LOANS - Loans are stated at their unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

When serious doubt exists as to the collectibility of a loan or when a loan becomes 90 days past due as to principal or interest, interest income is generally discontinued unless the estimated net realizable value of collateral exceeds the principal balance and accrued interest. When interest accruals are discontinued, income earned but not collected is reversed.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and discount rate and the Company's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

LOAN FEES AND COSTS - Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the level yield method. Net deferred fees and costs associated with the origination of home equity lines of credit are amortized to income over the contractual life of the lending agreement using the straight-line method.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are being amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

COMMUNITY FINANCIAL SERVICES, INC. STOCK AND FEDERAL HOME LOAN BANK STOCK - Other assets include the Company's investment in the stock of Community Financial Services, Inc. and the Federal Home Loan Bank. These stocks are carried at cost because no quoted market value and no ready market exist. At December 31, 1999 and 1998, the investment in Community Financial Services, Inc. stock was $351,794 and $99,910, respectively. At December 31, 1999 and 1998, the investment in Federal Home Loan Bank stock was $500,000 and $157,000, respectively.

INCOME TAXES - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between financial accounting and tax bases of certain assets and liabilities which are principally the allowance for loan losses and depreciable premises and equipment.

RETIREMENT PLAN - The Company has a contributory 401(K) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company contributed $.50 per one dollar up to 6% of the employee's annual compensation in 1999. Expenses charged to earnings for this plan for the year ended December 31, 1999 were $13,874. The Company waived its option of matching employee contributions in 1998 and 1997.

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, federal funds sold, and securities purchased under agreements to resell. Generally, federal funds are sold for one day periods. Securities purchased under agreements to resell mature from one to thirty days.

During 1999, 1998 and 1997, interest paid on deposits and other borrowings totaled $4,890,840, $3,298,340 and $1,437,018, respectively.

During 1999 and 1998, income taxes paid totaled $1,090,420 and $261,200, respectively. There were no income tax payments in 1997.

Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

In June 1998, the Company converted its Class A and Class B shares of common stock into one class of stock known as common stock. This was considered a noncash transaction for purposes of the statement of cash flows.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

STOCK COMPENSATION PLANS - Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25 no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

COMPREHENSIVE INCOME - The Company adopted SFAS 130, Reporting Comprehensive Income, as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS 130 had no effect on the Company's net income or stockholders' equity.

The components of other comprehensive income and related tax effects are as follows:

                                                              Years Ended December 31,
                                                      ---------------------------------------
                                                         1999            1998         1997
                                                      ----------     ----------    ----------
Unrealized holding gains on
 available-for-sale securities                        $ (95,647)     $  (9,170)    $ (20,254)
Reclassification adjustment for losses
 (gains) realized in income                                  --             --          (474)
                                                      ---------      ---------     ---------

Net unrealized gains                                    (95,647)        (9,170)      (20,728)

Tax effect                                               35,390          3,393         7,669
                                                      ---------      ---------     ---------

Net-of-tax amount                                     $ (60,257)     $  (5,777)    $ (13,059)
                                                      =========      =========     =========

NOTE 2 - CORPORATE REORGANIZATION

On April 15, 1999, the stockholders of Rock Hill Bank & Trust approved a plan of corporate reorganization under which Rock Hill Bank & Trust became a wholly owned subsidiary of RHBT Financial Corporation, which was organized at the direction of the Company's management. The original authorized common stock of RHBT Financial Corporation is 10,000,000 shares with a par value of $.01 per share. Pursuant to the reorganization, the Company issued 1,376,250 shares of its common stock in exchange for all of the 1,376,250 outstanding common shares of the Bank. The effective date of the reorganization was June 4, 1999 and was accounted for as if it were a pooling of interests. As a result, the financial statements for the year ended December 31, 1999 are presented as if the reorganization had occurred on January 1, 1999. The accompanying financial statements for the years ended December 31, 1998 are unchanged from the amounts previously reported by Rock Hill Bank & Trust, except for amounts affected by the stock split.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 - CORPORATE REORGANIZATION - CONTINUED

The following is a summary of Rock Hill Bank & Trust's operations and stockholders' equity for the period January 1, 1999 through June 3, 1999.

  Interest income                                                    $    3,742,734
  Interest expense                                                        1,842,282
                                                                     --------------
  Net interest income                                                     1,900,452
  Provision for loan losses                                                 156,000
                                                                     --------------
  Net interest income after provision for loan losses                     1,744,452
  Other income                                                              183,067
  Other expense                                                           1,396,604
                                                                     --------------

  Net income                                                         $      530,915
                                                                     ==============

  Stockholders' equity, January 1, 1999                              $   15,577,946
  Net income for the period                                                 530,915
  Change in fair value during the period                                    (30,008)
                                                                     --------------

  Stockholders' equity, June 3, 1999                                 $   16,078,853
                                                                     ==============

NOTE 3 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. At December 31, 1999 and 1998, the required cash reserve balances were approximately $310,000 and $50,000, respectively. These requirements were satisfied by vault cash.

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 1999 and 1998 were:

                                                                                     1999
                                                         ------------------------------------------------------------
                                                                             Gross           Gross        Estimated
                                                           Amortized      Unrealized       Unrealized        Fair
                                                             Cost            Gains           Losses          Value
                                                         ------------    ------------     ------------   ------------
U.S. Government agencies and corporations                $  7,915,633    $         --     $    (83,074)  $  7,832,559
                                                         ============    ============     ============   ============


                                                                                      1998
                                                         ----------------------------------------------------------------
                                                                             Gross               Gross        Estimated
                                                          Amortized       Unrealized           Unrealized        Fair
                                                             Cost            Gains               Losses          Value
                                                         ------------    ------------         ------------   ------------
U.S. Treasuries                                          $  1,498,568    $      5,807         $         --   $  1,504,375

U.S. Government agencies and corporations                   5,902,931           6,766                   --      5,909,697
                                                         ------------    ------------         ------------   ------------

                                                         $  7,401,499    $     12,573         $         --   $  7,414,072
                                                         ============    ============         ============   ============

There were no sales of securities in 1999 or 1998.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 - INVESTMENT SECURITIES - CONTINUED

The following is a summary of maturities of securities available-for-sale as of December 31, 1999. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                                                      Estimated
                                                                      Amortized          Fair
                                                                         Cost           Value
                                                                    ------------     ------------
Due within one year or less                                         $  3,915,633     $  3,904,752
Due after one year but within five years                               3,500,000        3,435,348
Due after five years but within ten years                                500,000          492,459
                                                                    ------------     ------------

                                                                    $  7,915,633     $  7,832,559
                                                                    ============     ============

At December 31, 1999 and 1998, securities having an amortized cost of $1,125,000 and $3,848,546 and an estimated market value of $1,108,085 and $3,907,743, respectively, were pledged as collateral for securities sold under agreements to repurchase and for other purposes as required and permitted by law.

NOTE 5 - LOANS

Major classifications of loans receivable at December 31, 1999 and 1998 are summarized as follows:

                                                                                                1999              1998
                                                                                          --------------     --------------
Real estate - construction                                                                $    5,419,664     $    1,297,979
Real estate - mortgage                                                                        57,996,758         39,106,586
Commercial and industrial                                                                     49,569,153         26,767,519
Consumer and other                                                                             5,723,592          2,805,412
                                                                                          --------------     --------------

   Total gross loans                                                                      $  118,709,167     $   69,977,496
                                                                                          ==============     ==============

Included in commercial and industrial loans are $10,092,894 and $6,120,884 in accounts receivable loans at December 31, 1999 and 1998, respectively. These loans are secured by the accounts receivable of the loan customers of the Company.

There were no loans in nonaccrual status and no loans ninety days or more past due at December 31, 1999.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 1999, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

While management has determined that no impaired loans existed at December 31, 1999, it has identified loans to one borrower totaling $1,687,985 as potentially impaired. Management plans to carefully monitor the collectibility of these credits.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 - LOANS - CONTINUED

Transactions in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 are summarized below:

                                                                        1999            1998            1997
                                                                    -----------     -----------     -----------

Balance, beginning of year                                          $   812,174     $   333,984     $   126,500
Provision charged to operations                                         430,000         489,176         209,475
Recoveries on loans previously charged off                                   --              66           3,722
Loans charged off                                                       (15,732)        (11,052)         (5,713)
                                                                    -----------     -----------     -----------

Balance, end of year                                                $ 1,226,442     $   812,174     $   333,984
                                                                    ===========     ===========     ===========


The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of non-performance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment and income-producing commercial properties.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 1999 and 1998:

                                                                                               1999               1998
                                                                                          --------------     --------------
Commitments to extend credit                                                              $   30,001,091     $   15,148,465
Letters of credit                                                                                240,679                 --

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in York County and surrounding areas.

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 1999 and 1998:

                                                                     1999                1998
                                                                  -----------         -----------
Buildings                                                         $   633,533         $        --
Leasehold improvements                                                 35,268              11,138
Furniture and equipment                                             1,369,281             725,250
Construction in progress                                                   --             701,437
                                                                  -----------         -----------
                                                                    2,038,082           1,437,825
Less, accumulated depreciation                                       (365,084)           (185,824)
                                                                  -----------         -----------

Premises and equipment, net                                       $ 1,672,998         $ 1,252,001
                                                                  ===========         ===========

No material commitments existed at December 31, 1999 to construct or purchase additional premises and equipment.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 - DEPOSITS

At December 31, 1999, the scheduled maturities of certificates of deposit were as follows:

                  2000                                    $ 59,112,782
                  2001                                       2,820,438
                  2002                                         251,677
                                                          ------------
                                                          $ 62,184,897
                                                          ============

At December 31, 1999 certificates of deposit included brokered deposits totaling $12,094,139. Ten of these accounts had current balances of $100,000 or more and totaled $1,900,049 at December 31, 1999. All remaining accounts have balances of $99,000. The scheduled maturities of these deposits are as follows:
2000 - $11,205,120, and 2001 - $889,019.

NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase at December 31, 1999 mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase at December 31, 1999 is summarized as follows:

Average balance during the year                                  $ 13,223,192
Average interest rate during the year                                    4.33%
Maximum month-end balance during the year                        $ 14,000,000

Under the terms of the agreements, the Company sells an interest in securities issued by the United States Treasury and Government Agencies, and the Company agrees to repurchase the same securities the following business day. The securities sold under these agreements are the identical securities on the Company's balance sheet captioned as securities purchased under agreements to resell. As of December 31, 1999, the amortized cost and market value of the securities held by the third-party for the underlying agreements were $9,105,000 and $9,293,642, respectively.

NOTE 9 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank were $10,000,000 at December 31, 1999. Of these advances, $7,000,000 is scheduled to mature on September 30, 2009 and bears a fixed rate of interest at 5.07%, and $3,000,000 is a daily rate credit scheduled to mature on December 29, 2000 and bears a variable rate of interest of 4.55%.

As collateral, the Company has pledged certain one to four family residential loans. One to four family residential mortgage loans totaled $23,720,030 at December 31, 1999. In addition, the Company's Federal Home Loan Bank Stock is pledged to secure the borrowings.

NOTE 10 - STOCKHOLDERS' EQUITY

As discussed in Note 2, the Company acquired all of the common stock of the Bank on June 4, 1999. The par value of the Company's common stock is $.01, compared to $1.00 for that of the Bank.

On July 16, 1999, the Company's Board of Directors declared a five-for-four stock split effected in the form of a 25% stock dividend payable on September 10, 1999 to stockholders of record on August 1, 1999. This resulted in the issuance of 344,063 additional shares of common stock.

All per share and weighted average share amounts in the accompanying financial statements have been restated to reflect this stock split.

The stockholders of the Company voted on April 16, 1998, to amend the Articles of Incorporation to eliminate the two classes of common stock known as Class A and Class B. A new class of common stock known simply as common stock was created, and the number of authorized shares was increased to 10,000,000. Prior to this vote, Bailey Financial Corporation (Bailey) owned all of the Class B shares or 51% of the total outstanding common stock. On June 19, 1998, the change in classes of stock became effective. Bailey exchanged its Class B shares for common shares and terminated its right of first refusal agreements and its right to elect separate directors.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 10 - STOCKHOLDERS' EQUITY - CONTINUED

On July 28, 1998, the Company sold, through an underwritten public offering, 675,000 shares of its common stock at a public offering price of $13.25 per share. On August 3, 1998, an additional 101,250 common shares were sold, also at a public offering price of $13.25 per share, pursuant to an underwriter's over-allotment provision. The Company temporarily invested the $9,415,923 net proceeds from the offering in federal funds sold to other institutions and investment securities. The Company has also used the net proceeds to fund loan growth and to purchase and construct additional branch locations.

As a result of the secondary stock offering, Bailey's investment in the Company decreased to 22.2% effective August 3, 1998. In September 1998, Bailey entered into a definitive agreement with Anchor Financial Corporation (Anchor) to merge and this merger was completed in March 1999. Anchor owned 22.2% of the Company's common stock but agreed not to exercise or attempt to exercise influence over the Company and not to acquire additional stock. In January 2000, Anchor entered into a definitive agreement with Carolina First Corporation (Carolina First) to merge. This proposed merger is expected to be voted on by the shareholders of Anchor and Carolina First during the second quarter of 2000. The percentage and terms of ownership will remain the same for Carolina First.

NOTE 11 - OTHER OPERATING EXPENSE

Other operating expense for the year ended December 31, 1999, 1998 and 1997, are summarized below:

                                                             1999             1998             1997
                                                          ----------        --------        --------
Professional fees                                         $   69,258        $ 27,481        $ 39,364
Telephone                                                    104,001          60,594          39,117
Office supplies, forms and stationery                        138,765          89,476          57,613
Data processing                                              255,670         135,443          57,501
Credit card expenses                                          60,393          42,490          19,203
Postage and freight                                           52,505          34,107          18,395
Other                                                        567,568         268,908         185,811
                                                          ----------        --------        --------

                                                          $1,248,160        $658,499        $417,004
                                                          ==========        ========        ========

NOTE 12 - INCOME TAXES

Income tax expense for the years ended December 31, 1999, 1998 and 1997 is summarized as follows:

                                                             1999             1998             1997
                                                          ----------        --------        --------
Currently payable
  Federal                                                 $  825,394        $370,405        $     --
  State                                                       73,999          29,581              --
                                                          ----------        --------        --------
                                                             899,393         399,986              --
                                                          ----------        --------        --------

Deferred income taxes
  Federal                                                   (153,865)        (20,984)         20,594
  State                                                      (18,994)            555           4,100
                                                          ----------        --------        --------
                                                            (172,859)        (20,429)         24,694
                                                          ----------        --------        --------

Income tax expense                                        $  726,534        $379,557        $ 24,694
                                                          ==========        ========        ========

Income tax expense is allocated as follows:

  To continuing operations                                $  761,924        $382,950        $ 32,400
  To stockholders' equity                                    (35,390)         (3,393)         (7,706)
                                                          ----------        --------        --------

                                                          $  726,534        $379,557        $ 24,694
                                                          ==========        ========        ========

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 12 - INCOME TAXES - CONTINUED

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 1999, 1998 and 1997 are as follows:


                                                             1999             1998             1997
                                                          ----------        --------        --------
Deferred tax assets:
  Allowance for loan losses                               $  407,677        $263,886        $ 69,722
  Net operating loss carryforward                                 --              --         165,008
  Organization costs                                          34,331          38,826          50,614
  Loans fees and costs                                        43,904          19,429              --
  Available-for-sale securities                               30,737              --              --
  Other                                                           --              --           2,074
                                                          ----------        --------        --------
    Total deferred tax assets                                516,649         322,141         287,418
                                                          ----------        --------        --------

Deferred tax liabilities:
  Accumulated depreciation                                    76,886          47,417          24,414
  Available-for-sale securities                                   --           4,652           8,045
  Loan fees and costs                                             --              --           2,345
                                                          ----------        --------        --------
    Total deferred tax liabilities                            76,886          52,069          34,813
                                                          ----------        --------        --------

    Net deferred tax asset                                $  439,763        $270,072        $252,605
                                                          ==========        ========        ========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 1999 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 1999, 1998 and 1997 follows:


                                                             1999             1998             1997
                                                          ----------        --------        --------
Tax expense at statutory rate                             $  730,980        $351,898        $ 29,773
State income tax, net of federal
  income tax benefit                                          29,846          10,246           4,100
Other, net                                                     1,098          20,806          (1,473)
                                                          ----------        --------        --------
                                                          $  761,924        $382,950        $ 32,400
                                                          ==========        ========        ========

NOTE 13 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS OR ADVANCES

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to RHBT Financial Corporation are payable only from the undivided profits of the Bank. At December 31, 1999, the Bank's undivided profits were $1,525,218. The Bank is authorized to pay cash dividends up to 100% of net income in any calender year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - LEASES

The Company leases its main office building under an operating lease from the Rock Hill Telephone Company. (See also Note 14). Rental expense for the years ended December 31, 1999, 1998 and 1997 was $136,200, $136,200, and $136,200,
respectively. The initial lease term expires on May 12, 2001. The Company has three successive options to renew the lease for a period of five years each, at the then fair rental value of the property. There is no option to purchase the building at the end of the lease. Currently, the monthly rental payment is approximately $11,350. Future rental commitments for the years 2001 through 2004 are based on the assumption that at the end of the initial lease term, the lease will be renewed under the same terms as the initial lease.

The Company leases the land for the Ebenezer office from a director. This lease, which commenced on March 1, 1998, is for a term of twenty-five years and expires on February 28, 2023. The Company has two successive options to renew the lease for a period of five years each, at a rental rate to be determined by both parties at that time. There is no option to purchase the land at the end of the lease. Currently, the monthly rental payment is $1,628. Rental expense for the years ended December 31, 1999, 1998 and 1997 was $19,536, $18,276 and $5,000, respectively.

The Company also leases its Fort Mill/Tega Cay office building under an operating lease from a third party. The February 8, 1999 lease has a commencement date of July 1, 1999 and a term of fifteen years, expiring on July 1, 2014. The Company has two successive options to renew the lease for a period of five years each at the then fair rental value of the property. The Company has the right of first refusal on the building. Currently, the monthly rental payment is $8,094. Rental expense for the year ended December 31, 1999 was $40,470.

The estimated future minimum rental commitments under these noncancelable leases for the next five years as of December 31, 1999 are:


                      2000                            $    252,864
                      2001                                 252,864
                      2002                                 252,864
                      2003                                 252,864
                      2004                                 252,864
                                                      ------------

                                                      $  1,264,320
                                                      ============

NOTE 15 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 1999 and 1998 the Company had related party loans totaling $90,776 and $95,341, respectively. During 1999, $58,000 of new loans were made to related parties and repayments totaled $62,565.

As discussed in Note 13, the Company is leasing its main office building from Rock Hill Telephone Company (the Telephone Company). In addition, the Telephone Company sold communications equipment and provided telephone services to the Company. Certain directors of the Company are also principal officers and controlling shareholders of the Telephone Company. The amounts paid to the Telephone Company for equipment and services for the years ended December 31, 1999, 1998 and 1997 were $190,122, $184,002, and $171,855, respectively.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - RELATED PARTY TRANSACTIONS - CONTINUED

As discussed in Note 13, the Company is leasing the land on which the Ebenezer office is located from a director. The amount paid to this director under the operating lease was $19,536, $18,276, and $5,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Data processing, trust data processing, and other various services for the Company were being provided by Anchor (who acquired Bailey in March 1999). Anchor Financial Corporation owned 22.2% of the Company's common stock at December 31, 1999. As discussed in Note 10, Bailey owned 22.2% of the Company's common stock at December 31, 1998 and 51% of the common stock of the Company at December 31, 1997. In September 1999, the Company contracted with an independent third party to provide data processing. Trust data processing was still provided by Anchor throughout 1999. The amount paid to Bailey, and its successor Anchor, for the years ended December 31, 1999, 1998 and 1997 for all services was $137,682, $134,295 and $52,016, respectively.

The Company has repurchase agreements with several customers affiliated with Rock Hill Telephone Company totaling $3,825,000 and $3,820,000 at December 31, 1999 and 1998, respectively. As stated, certain directors of the Company are also principal officers and controlling shareholders of the Telephone Company.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company may, from time to time, become a party to legal claims and disputes. At December 31, 1999, management and legal counsel are not aware of any pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements.

NOTE 17 - REGULATORY MATTERS

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common stockholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest Banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 1999, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Company's or Bank's category.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 17 - REGULATORY MATTERS - CONTINUED

The following table summarizes the capital amounts and ratios and the regulatory minimum requirements for the Company and the Bank at December 31, 1999 and for the Bank at December 31, 1998.

                                                                                                           To Be Well
                                                                                                        Capitalized Under
                                                                              For Capital               Prompt Corrective
                                                  Actual                    Adequacy Purposes           Action Provisions
                                        ------------------------       ------------------------      ----------------------
                                          Amount          Ratio          Amount          Ratio         Amount        Ratio
                                        -----------      -------       ----------       -------      ----------     -------
DECEMBER 31, 1999

  THE COMPANY
    Total capital
      (to risk weighted assets)         $18,165,267       15.41%       $9,430,571         8.0%               N/A         --
    Tier 1 capital
      (to risk weighted assets)          16,938,825       14.37         4,715,286         4.0                N/A         --
    Tier 1 capital
      (to average assets)                16,938,825       11.48         5,901,418         4.0                N/A         --

  THE BANK
    Total capital
      (to risk weighted assets)         $18,114,643       15.37%       $9,427,632         8.0%       $11,784,540       10.0%
    Tier 1 capital
      (to risk weighted assets)          16,888,201       14.33         4,713,816         4.0          7,070,724        6.0
    Tier 1 capital
      (to average assets)                16,888,201       11.45         5,901,018         4.0          7,376,272        5.0

DECEMBER 31, 1998

  THE BANK
    Total capital
      (to risk weighted assets)         $16,344,122       21.99%       $5,947,324         8.0%       $ 7,434,155        10.0%
    Tier 1 capital
      (to risk weighted assets)          15,531,948       20.89         2,973,662         4.0          4,460,493         6.0
    Tier 1 capital
      (to average assets)                15,531,948       15.29         4,063,534         4.0          5,079,418         5.0

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - STOCK COMPENSATION PLAN

At the annual stockholders' meeting on April 15, 1999, the shareholders approved the Company's 1999 Stock Incentive Plan which provides for the granting of stock options and restricted stock of up to 247,725 shares, adjusted for stock dividends of the Company's common stock, to officers, employees, directors, advisers and consultants of the Company. The Company may grant awards for a term of up to ten years from the effective date of grant. The per-share exercise price will be determined by the Board of Directors, but for incentive stock options the price will not be less than 100% of the fair market value of a share of common stock on the date the option is granted. The per-share exercise price of non-incentive stock options will not be less than 85% of the fair market value of a share on the effective date of grant. These options each have a seven year vesting term, vesting 20% upon the date of grant and 80% ratably over the remainder of the term.

As discussed in Note 1, the Company will continue to apply APB Opinion 25 and related Interpretations in accounting for its stock compensation plan. Accordingly, no compensation cost has been recognized for any options issued by the Company. Had compensation cost for the Company's Stock Incentive Plan been determined based on the fair value at the grant dates for awards under that plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                   1999
                                                               ------------
Net Income:
    As reported                                                $  1,388,015
    Pro forma                                                     1,019,036

Basic earnings per share:
    As reported                                                $        .81
    Pro forma                                                           .59

Diluted earnings per share:
    As reported                                                $        .79
    Pro forma                                                           .58

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black- Scholes option pricing model with the following weighted-average assumptions used for grants in 1999: dividend yield of 0 percent for the year; expected volatility of 21 percent; risk-free interest rates of 5.23 percent; and expected life of 10 years.

The weighted-average fair value of options, calculated using the Black-Scholes option pricing model, granted during 1999 is $5.98.

A summary of the status of the Company's stock option plan as of December 31, 1999 dates is presented below:

                                                                         1999
                                                         --------------------------------
                                                                         Weighted-Average
                                                            Shares        Exercise Price
                                                         ------------    ----------------
Outstanding, at beginning of year                                  --       $
Granted                                                       207,658           12.80
Exercised                                                         500           12.40
Canceled                                                           --
                                                          -----------
Outstanding, at end of year                                   207,158           12.80
                                                          ===========

Options exercisable at December 31, 1999 were 41,432.

At December 31, 1999 the outstanding stock options that were exercisable had a weighted average remaining life of 9.20 years. All stock options that have been issued by the Company have an average exercisable price of $12.80.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 19 - UNUSED LINES OF CREDIT

As of December 31, 1999, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $22,600,000. These lines of credit are available on a one to fourteen day basis for general corporate purposes.

NOTE 20 - EARNINGS PER SHARE

Net income per share - basic is computed by dividing net income by the weighted average number of common shares outstanding. Net income per share - diluted is computed by dividing net income by the weighted average number of common shares outstanding and dilutive common share equivalents using the treasury stock method. Dilutive common share equivalents include common shares issuable upon exercise of outstanding stock options.


                                                                       1999
                                                                   ------------
NET INCOME PER SHARE - BASIC COMPUTATION:

Net income available to common shareholders                        $  1,388,015
                                                                   ============

Average common shares outstanding - basic                             1,720,527
                                                                   ============

Net income per share - basic                                       $        .81
                                                                   ============


NET INCOME PER SHARE - DILUTED COMPUTATION:

Net income available to common shareholders                        $  1,388,015
                                                                   ============

Average common shares outstanding - basic                             1,720,527

Incremental shares from assumed conversions:
  Stock options                                                          26,780
                                                                   ------------

Average common shares outstanding - diluted                           1,747,307
                                                                   ------------

Net income per share - diluted                                     $        .79
                                                                   ============

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors.

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold and Securities Purchased Under Agreements to Resell - Federal funds sold and securities purchased under agreements to resell are for a term of one day and the carrying amount approximates the fair value.

Securities Available-for-Sale - The fair values equal the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS - CONTINUED

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Securities Sold Under Agreements to Repurchase and Federal Funds Purchased - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one to fourteen days.

Advances from the Federal Home Loan Bank - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the FHLB.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance Sheet Financial Instruments - The carrying amount for loan commitments which are off-balance sheet financial instruments approximates the fair value since the obligations are typically based on current market rates.

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 1999 and 1998 are as follows:

                                                                   1999                                  1998
                                                   ----------------------------------     ---------------------------------
                                                      Carrying           Estimated            Carrying         Estimated
                                                       Amount            Fair Value          Amount            Fair Value
                                                   --------------      --------------     --------------     --------------
FINANCIAL ASSETS:
  Cash and due from banks                          $    3,680,173      $    3,680,173     $    3,491,891     $    3,491,891
  Federal funds sold and securities
    purchased under agreements to resell               16,425,000          16,425,000         24,505,000         24,505,000
  Securities available-for-sale                         7,832,559           7,832,559          7,414,072          7,414,072
  Loans                                               118,709,167         118,492,712         69,977,496         70,081,454
  Allowance for loan losses                            (1,226,442)         (1,226,442)          (812,174)          (812,174)
  Accrued interest receivable                             825,111             825,111            607,753            607,753

FINANCIAL LIABILITIES:
  Demand deposit, interest-bearing
    transaction, and savings accounts                  45,641,176          45,641,176     $   32,554,113     $   32,554,113
  Certificates of deposit and other time deposits      62,184,897          62,586,217         45,185,612         45,475,428
  Accrued interest payable                                483,114             483,114            316,981            316,981
  Securities sold under agreements to repurchase        9,105,000           9,105,000         13,250,000         13,250,000
  Federal funds purchased                               5,000,000           5,000,000                 --                 --
  Advances from the Federal Home Loan Bank             10,000,000           9,313,818                 --                 --

OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:
  Commitments to extend credit                     $   30,001,091      $   30,001,091     $   15,148,465     $   15,148,465
  Letters of credit                                       240,679             240,679                 --                 --

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - RHBT FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for RHBT Financial Corporation (Parent Company Only).

                                 BALANCE SHEET
                               DECEMBER 31, 1999

                                                                                   1999
                                                                               -------------
ASSETS
  Cash                                                                         $     107,750
  Investment in banking subsidiary                                                16,862,829
  Other assets                                                                        36,472
                                                                               -------------

        Total assets                                                           $  17,007,051
                                                                               =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Due to banking subsidiary                                                      $      93,598
Stockholders' equity                                                              16,913,453
                                                                               -------------

        Total liabilities and stockholders' equity                             $  17,007,051
                                                                               =============



                              STATEMENT OF INCOME
             FOR THE PERIOD JUNE 4, 1999 THROUGH DECEMBER 31, 1999

                                                                                    1999
                                                                                -------------
INCOME
  Dividends from banking subsidiary                                             $     100,000

EXPENSES
  Other expenses                                                                       93,598
                                                                                -------------
INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF BANKING SUBSIDIARY                                          6,402

Income tax benefit                                                                     36,472

Equity in undistributed earnings
  of banking subsidiary                                                             1,345,141
                                                                                -------------

NET INCOME                                                                      $   1,388,015
                                                                                =============

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 22 - RHBT FINANCIAL CORPORATION (PARENT COMPANY ONLY) - CONTINUED


                            STATEMENT OF CASH FLOWS
             FOR THE PERIOD JUNE 4, 1999 THROUGH DECEMBER 31, 1999


                                                                             1999
                                                                        ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                            $  1,388,015
   Adjustments to reconcile net income to net
    cash provided by operating activities
     Equity in undistributed earnings of
       banking subsidiary                                                 (1,345,141)
     Increase in other assets                                                (36,472)
     Increase in other liabilities                                            93,598
                                                                        ------------
            Net cash provided by operating activities                        100,000
                                                                        ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Exercise of stock options                                                    7,750
                                                                        ------------
            Net cash provided by financing activities                          7,750
                                                                        ------------

INCREASE IN CASH                                                             107,750

CASH, BEGINNING                                                                   --
                                                                        ------------

CASH, ENDING                                                            $    107,750
                                                                        ============

                           RHBT FINANCIAL CORPORATION
                       (FORMERLY ROCK HILL BANK & TRUST)


                                 CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Stockholders of RHBT Financial Corporation will be held at 5:30 p.m. on Thursday, April 27, 2000 at the Rock Hill Country Club, 600 Country Club Drive, Rock Hill, South Carolina.


CORPORATE OFFICE:                                               GENERAL COUNSEL:
315 East Main Street                                            Nelson Mullins Riley & Scarborough, L.L.P.
Rock Hill, South Carolina 29730                                 First Union Plaza, Suite 1400
Phone (803) 324-2500                                            999 Peachtree Street, NE
Fax (803) 324-2599                                              Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:                                      INDEPENDENT AUDITORS:

First Citizens Bank & Trust Company of SC                       Tourville, Simpson & Caskey, L.L.P.
P.O. Box 29                                                     500 Taylor Street, Suite 101
Columbia, South Carolina 29202                                  P.O. Box 1769
                                                                Columbia, S.C. 29202


STOCK INFORMATION:

The Common Stock of RHBT Financial Corporation is listed on The Nasdaq Stock Market and is traded under the symbol "RHBT." The stock was traded on the Over-The Counter Bulletin Board under the same symbol from July 22, 1998 through November 5, 1999. Market makers of the Company's stock include: Edgar
M. Norris & Co. Inc.; Trident Securities; Hill, Thompson, and Magid & Co. There were approximately 1,100 shareholders as of December 31, 1999.


FORM 10-K

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities & Exchange Commission (Form 10-K) by contacting Patricia M. Stone, Chief Financial Officer, RHBT Financial Corporation, P.O. Box 12037, Rock Hill, South Carolina 29731.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporations Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.