Form 10KSB, Exhibit 13
period 2000-12-31
RHBT FINANCIAL CORP
filed 2001-04-02
CIK 1092015

EXHIBIT 13.1

                  RHBT Financial Corporation 2000 Annual Report



                                TABLE OF CONTENTS

                                                                       PAGE

Selected Financial Data...................................................2
Management's Discussion and Analysis...................................3-19
Independent Auditors' Report.............................................20
Consolidated Balance Sheets..............................................21
Consolidated Statements of Income........................................22
Consolidated Statements of Changes in Shareholders'
         Equity and Comprehensive Income.................................23
Consolidated Statements of Cash Flows....................................24
Notes to Consolidated Financial Statements............................25-44
Corporate Data........................................................45-46

                             SELECTED FINANCIAL DATA

The following selected financial data for the years ended December 31, 2000, 1999, 1998, and 1997 and for the period May 20, 1996 to December 31, 1996 are derived from the financial statements and other data of the Company. The financial statements for the years ended December 31, 2000, 1999, 1998, and 1997 and for the period May 20, 1996 to December 31, 1996, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                               2000          1999          1998           1997                1996
                                               ----          ----          ----           ----                ----
 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE)
 INCOME STATEMENT DATA:

 Interest income                            $  15,615    $  10,096         $ 6,315    $    2,998           $      820
 Interest expense                               8,531        5,057           3,398         1,556                  449
                                            ---------    ---------      ----------   -----------          -----------
 Net interest income                            7,084        5,039           2,917         1,442                  371
 Provision for loan losses                        539          430             489           209                  126
                                            ---------    ---------      ----------   -----------          -----------
 Net interest income after provision for        6,545        4,609           2,428         1,233                  245
  loan losses
 Net securities gains (losses)                      -            -               -            (1)                   -
 Noninterest income                               908          639             349           146                   26
 Noninterest expense                            4,251        3,099           1,742         1,291                1,091
                                            ---------    ---------      ----------   -----------          -----------
 Income (loss) before income taxes              3,202        2,149           1,035            87                 (820)
 Income tax expense (benefit)                   1,185          761             383            32                 (293)
                                            ---------    ---------      ----------   -----------          -----------
 Net income                                 $   2,017    $   1,388       $     652    $       55           $     (527)
                                            =========    =========      ==========   ===========          ===========
 BALANCE SHEET DATA:
 Assets                                     $ 199,541    $ 149,448       $ 107,062    $   52,234           $   28,207
 Earning assets                               192,865      143,819         102,153        47,897               26,603
 Securities (1)                                 5,471        7,832           7,414         7,009               10,025
 Loans (2)                                    154,788      118,709          69,977        35,777               12,618
 Allowance for loan losses                      1,602        1,226             812           334                  127
 Deposits                                     160,447      107,826          77,740        45,281               22,599
 Shareholders' equity                          18,976       16,913          15,578         5,516                5,474
 PER SHARE DATA:
 Basic earnings (losses) per share           $   1.17     $   0.81       $    0.38     $    0.03            $   (0.31)
 Diluted earnings (losses) per share             1.16         0.79            0.38          0.03                (0.31)
 Book value (period end)                        11.03         9.83            9.05          3.21                 3.18
 Tangible book value (period end)               11.03         9.82            9.03          3.17                 3.13
 PERFORMANCE RATIOS:
 Return on average assets                        1.15%        1.06%           0.81%         0.15%               (4.22)%
 Return on average equity                       11.18         8.51            6.57          1.01               (15.52)
 Net interest margin (3)                         4.17         4.02            3.83          4.10                 3.20
 Efficiency (4)                                 53.19        54.57           53.34         81.29               274.76
 CAPITAL AND LIQUIDITY RATIOS:
 Average equity to average assets               10.29%       12.50%          12.35%        14.69%               27.19%
 Leverage (4.00% required minimum)               9.93        11.48           15.29         11.25                20.20
 Tier 1 risk-based capital ratio                12.22        14.37           20.89         14.47                32.56
 Total risk-based capital ratio                 13.26        15.41           21.99         15.35                33.56
 Average loans to average deposits             100.58        93.90           87.01         77.64                38.46

----------------------
1. All securities are available-for-sale and are stated at fair value. Nonmarketable equity securities are excluded.
2. Loans are stated at gross amounts before allowance for loan losses.
3. Net interest income divided by average earning assets.
4. Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

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

On July 16, 1999, the Company's Board of Directors declared a five-for-four stock split effected in the form of a 25% stock dividend payable on September 10, 1999 to shareholders of record on August 1, 1999. This resulted in the issuance of 344,063 shares of common stock. On November 8, 1999, the Company's common stock began trading on The NASDAQ Stock Market under its previous symbol "RHBT."

In June 2000, the Company signed a letter of intent to acquire Ridgeway Bancshares, Inc. and its subsidiary, the Bank of Ridgeway. Under the agreement, the Company would exchange 26,355 shares of its common stock for each outstanding share of Ridgeway Bancshares, Inc. common stock. In March 2001, the merger was suspended due to a lawsuit involving the Company's trust department.

In February 2001, the Bank announced that it and a former trust officer were named as defendants in a lawsuit. The lawsuit asserts several legal theories alleging misdirection of $9.5 million deposited in the Bank's trust department. The Bank takes these allegations very seriously and intends to defend the lawsuit vigorously. Rock Hill Bank & Trust has also notified the FDIC and the FBI to request their assistance in investigating this matter as expeditiously as possible.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                           QUARTERLY OPERATING RESULTS

The following table summarizes selected operating results and balance sheet averages for the quarters ended in 2000 and 1999.


                                              2000 QUARTER ENDED                                  1999 QUARTER ENDED
                                -------------------------------------------    ---------------------------------------------
(DOLLARS IN THOUSANDS,           FOURTH     THIRD        SECOND      FIRST       FOURTH      THIRD       SECOND        FIRST
EXCEPT PER SHARE DATA)          QUARTER    QUARTER      QUARTER     QUARTER     QUARTER    QUARTER      QUARTER      QUARTER
                                --------   --------     ---------   --------    --------   --------     --------     -------

STATEMENT OF OPERATIONS DATa:
 Net interest income           $  1,902   $  1,790     $  1,762    $  1,630    $  1,459   $  1,355     $  1,208     $  1,017
 Provision for loan losses          135        115          125         164         152         91          106           81
 Noninterest income                 145        249          266         248         187        183          153          116
 Noninterest expense              1,197      1,105        1,030         919       1,002        772          699          626
 Net income                         450        515          550         502         355        414          367          252
 Net income per share              0.26       0.30         0.32        0.29        0.17       0.25         0.21         0.18
 SELECTED AVERAGE BALANCES:
 Total assets                  $191,008   $173,776     $171,916    $164,124    $147,552   $134,142     $126,523     $112,461
 Earning assets                 185,136    168,476      166,897     158,226     134,683    129,169      120,657      107,246
 Investment securities            6,792      6,809        6,923       7,847       7,916      8,445        8,317        7,454
 Loans                          154,030    147,391      140,003     127,122     108,689     98,530       87,368       74,546
 Deposits                       154,043    140,540      139,425     130,398     111,039    103,333       96,637       83,106


                              RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 2000, COMPARED WITH YEAR ENDED DECEMBER 31, 1999

Net interest income increased $2,045,046, or 40.58%, to $7,084,756 in 2000 from $5,039,710 in 1999. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $44,400,000, or 35.38%, due to continued growth in the loan portfolio by the Company. The primary components of interest income were loans, including fees, of $13,947,037 and federal funds sold and securities purchased under agreements to resell of $1,194,450.

The Company's net interest spread and net interest margin were 3.37% and 4.17%, respectively, in 2000 compared to 3.11% and 4.02%, respectively, in 1999. The increases in net interest spread and net interest margin were primarily the result of an increase in yields on earning assets. The largest component of average earning assets was loans. Yields on earning assets increased from 8.04% in 1999 to 9.19% in 2000.

The provision for loan losses was $539,000 in 2000 compared to $430,000 in 1999. The Company continues to maintain the allowance for loan losses at a level it believes to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $268,597, or 42.02%, to $907,738 in 2000 from $639,141 in 1999. The increase is primarily attributable to increased service charges on deposit accounts and increased fees from fiduciary activities. Service charges increased $90,416, or 39.80%, to $317,569 for the year ended December 31, 2000. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts over the two years. Income from fiduciary activities increased $84,494, or 41.04%, to $290,376 for the year ended December 31, 2000 compared to $205,882 for the year ended December 31, 1999. We do not expect to see this type of increase in the future because we are in the process of revamping our trust department to focus on more traditional trust activities. In addition, we are shifting our focus to better serve the needs of our customers in the local community. Residential mortgage origination fees increased $80,936, or 77.16%, to $185,835 for the year ended December 31, 2000.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        RESULTS OF OPERATIONS (continued)

Noninterest expense increased $1,152,515, or 37.19%, to $4,251,427 in 2000 from $3,098,912 in 1999. Other operating expenses increased in most categories as a result of our continued growth. Other operating expenses increased $645,348 to $1,893,508 for the year ended December 31, 2000. One such increase was in professional fees, which increased from $69,258 for the year ended December 31, 1999 to $134,419 for the year ended December 31, 2000. The additional expenses were attributable to legal issues involving the trust department. The Company also incurred $126,732 of legal, accounting and investment advisory expenses associated with the suspended merger with Ridgeway Bancshares, Inc. Salaries and benefits increased $420,067, or 33.12%, to $1,688,574 in 2000 from $1,268,507 in
1999. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. The Company's efficiency ratio was 53.19% in 2000 compared to 54.57% in 1999. The decrease is partly attributable to the increase in noninterest expense.

Net income was $2,016,848 in 2000 compared to net income of $1,388,015 in 1999. The increase in net income reflects our continued growth, as average-earning assets increased from $125,508,000 for the year ended December 31, 1999 to $169,908,000 for the year ended December 31, 2000. Return on average assets during 2000 was 1.15% compared to 1.06% during 1999, and return on average equity was 11.18% during 2000 compared to 8.51% during 1999.

YEAR ENDED DECEMBER 31, 1999, COMPARED WITH YEAR ENDED DECEMBER 31, 1998

Net interest income increased $2,122,304, or 72.75%, to $5,039,710 in 1999 from $2,917,406 in 1998. The increase in net interest income was due primarily to an increase in average earning assets. Average earning assets increased $48,445,254, or 63.26%, due to continued growth by the Company. This growth was partially attributable to the addition of two full-service offices in 1999. The Ebenezer office opened in January 1999 and the Fort Mill/Tega Cay office in September 1999.

The Company's net interest spread and net interest margin were 3.11% and 4.02%, respectively, in 1999 compared to 2.99% and 3.80% in 1998. The increases in net interest spread and net interest margin were primarily the result of a decrease in the cost of funds. Yields on interest-bearing liabilities decreased from 5.23% in 1998 to 4.94% in 1999.

The provision for loan losses was $430,000 in 1999 compared to $489,176 in 1998. The Company continues to maintain the allowance for loan losses at a level sufficient to cover known and inherent losses in the loan portfolio. The secondary stock offering in 1998 allowed an increase in the Company's legal lending limit, which resulted in the ability to make much larger loans than the Company had been making.

Noninterest income increased $289,929, or 83.02%, to $639,141 in 1999 from $349,212 in 1998, primarily attributable to increased service charges on deposit accounts and increased fees from fiduciary activities. Service charges increased $87,173, or 62.28%, to $227,153 for the year ended December 31, 1999. The increase in service charges on deposit accounts was attributable to the increase in the number of deposit accounts from the growth of the Company. As the Company continued to expand its trust department, fees of $205,882 were generated from these activities for the year ended December 31, 1999, compared to $111,604 for the year ended December 31, 1998. Fees generated from residential mortgage originations were $104,899 for the year ended December 31, 2000, compared to $29,323 for the prior year.

Noninterest expense increased $1,356,463, or 77.85%, to $3,098,912 in 1999 from $1,742,449 in 1998. The primary component of noninterest expense was salaries and benefits, which increased $516,763, or 68.74%, to $1,268,507 in 1999 from $751,744 in 1998. The increase is attributable to the hiring of additional employees to assist with the growth of the Company and to staff the Ebenezer and Fort Mill/Tega Cay offices. Net occupancy expense was $456,489 in 1999 compared to $304,174 in 1998. The additional costs to maintain the Ebenezer office for a full year and the Fort Mill/Tega Cay office for 3.5 months contributed to this increase. Advertising and marketing expense increased to $125,756 in 1999 compared to $28,032 in 1998. The increase was due to the Company's marketing efforts in the new office locations. The Company's efficiency ratio was 54.57% in 1999 compared to 53.34% in 1998.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                        RESULTS OF OPERATIONS (continued)

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

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (continued)

AVERAGE BALANCES, INCOME, AND EXPENSES AND RATES
Year ended December 31,                                    2000                                         1999
                                            -----------------------------------   --------------------------------------
                                            AVERAGE     INCOME/     YIELD/        AVERAGE       INCOME/        YIELD/
(DOLLARS IN THOUSANDS)                      BALANCE     EXPENSE     RATE          BALANCE       EXPENSE         RATE
                                           --------    --------     -----        --------       -------         ----

ASSETS:
 Earning Assets:
  Loans (1)                                $142,183   $  13,947     9.81%        $92,597       $   8,454       9.13%
  Securities, taxable (2)                     6,865         408     5.94           8,035             444       5.53
 Federal funds sold and securities
  purchased under agreements to resell       20,055       1,194     5.95          24,393           1,172       4.80
 Nonmarketable equity securities                805          66     8.20             483              27       5.59
                                           --------   ---------                  -------          ------
    Total earning assets                    169,908      15,615     9.19         125,508          10,097       8.04
                                           --------   ---------                  -------          ------
 Cash and due from banks                      3,419                                3,624
 Premises and equipment                       1,650                                1,431
 Other assets                                 1,712                                  984
 Allowance for loan losses                   (1,449)                                (981)
                                           --------                              -------
    Total assets                           $175,240                             $130,566
                                           ========                             ========


LIABILITIES:
 Interest-Bearing Liabilities:
  Interest-bearing transaction accounts    $  7,499         154     2.05%       $  7,209             146       2.03%
  Savings deposits                           26,142       1,258     4.81          20,037             876       4.37
  Time deposits                              97,798       6,256     6.40          60,191           3,371       5.60
  Federal funds purchased
  and securities sold under
  agreements to repurchase                    6,640         329     4.95          13,223             574       4.34
 Federal Home Loan Bank advances              8,463         534     6.31           1,808              90       4.98
                                           --------   ---------                  -------          ------

    Total interest-bearing liabilities      146,542       8,531     5.82         102,468           5,057       4.93
                                           --------   ---------                  -------          ------
 Demand deposits                              9,931                               11,180
 Accrued interest and other liabilities         727                                  580
 Shareholders' equity                        18,040                               16,338

    Total liabilities and
    shareholders' equity                   $175,240                             $130,566
                                                                                 =======
 Net interest spread                                                3.37%                                     3.11%
 Net interest income                                  $   7,084                                 $  5,040
                                                      =========                                 ========
 Net interest margin                                                4.17%                                     4.02%


(1) The effect of loans in nonaccrual status and fees collected on loans is not significant to the computations. All loans and deposits are domestic.
(2) Average investment securities exclude the valuation allowance on securities available-for-sale.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                         NET INTEREST INCOME (continued)

ANALYSIS OF CHANGES IN NET INTEREST INCOME. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 1999 to 2000, and 1998 to 1999.

ANALYSIS OF CHANGES IN NET INTEREST INCOME

(DOLLARS IN THOUSANDS)                     VOLUME (1)    RATE (1)      TOTAL        VOLUME (1)   RATE (1)    TOTAL
                                           --------      --------      -----       -----------   --------    -----

EARNING ASSETS
 Loans                                   $ 4,823      $    670     $  5,493       $ 3,796       $ (288)     $3,508
 Securities, taxable                         (67)           31          (36)          107          (36)         71
 Federal funds sold and securities          (230)          252           22           249          (64)        185
  purchased under agreements
  to resell
 Nonmarketable equity securities              23            16           39            14            3          17
                                         -------      --------     --------       -------      -------    --------
 Total interest income                     4,549           969        5,518         4,166         (385)      3,781
                                         -------      --------     --------       -------      -------    --------

INTEREST-BEARING LIABILITIES
 Interest-bearing deposits:
 Interest-bearing transaction accounts         6             2            8            54            7          61
 Savings and market rate investments         287            95          382           295          (67)        228
 Time deposits                             2,350           535        2,885         1,379         (122)      1,257
                                         -------      --------     --------       -------      -------    --------
 Total interest-bearing deposits           2,643           632        3,275         1,728         (182)      1,546
 Federal funds purchased and                 (56)         (189)        (245)           84          (61)         23
  securities sold under
  agreements to repurchase
 Federal Home Loan Bank advances             414            30          444            90            -          90
                                         -------      --------     --------       -------      -------    --------
 Total interest expense                    3,001           473        3,474         1,902         (243)      1,659
                                         -------      --------     --------       -------      -------     -------
 Net interest income                     $ 1,548         $ 496      $ 2,044       $ 2,264       $ (142)    $ 2,122
                                         =======      ========     ========       =======      =======     =======

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

INTEREST SENSITIVITY. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



                         NET INTEREST INCOME (continued)

The following table sets forth the Company's interest rate sensitivity at December 31, 2000.

INTEREST SENSITIVITY ANALYSIS
                                                       AFTER ONE    AFTER THREE                        GREATER
                                                         THROUGH       THROUGH                         THAN ONE
December 31, 2000                          WITHIN ONE     THREE        TWELVE        WITHIN ONE      YEAR OR NON-
(DOLLARS IN THOUSANDS)                       MONTH       MONTHS        MONTHS          YEAR           SENSITIVE        TOTAL
                                           ----------   ---------     --------        --------       -----------       -----

ASSETS
Earning Assets
Loans (1)                                    $ 72,721      $ 1,999       $ 5,558       $ 80,278          $ 72,554      $152,832
 Securities                                         -          998         2,485          3,483             1,988         5,471
 Nonmarketable equity securities                    -            -             -              -               952           952
 Federal funds sold and securities
 purchased under agreements to resell          31,654            -             -         31,654                 -        31,654
                                             --------       ------        ------       --------           -------      --------
  Total earning assets                        104,375        2,997         8,043        115,415            75,494       190,909
                                             --------       ------        ------       --------           -------      --------

 LIABILITIES
 Interest-bearing liabilities:
 Interest-bearing deposits:
 Demand deposits                                7,174            -             -          7,174                 -         7,174
 Savings deposits                              20,032            -             -         20,032                 -        20,032
 Time deposits                                  1,786       45,055        70,130        116,971             6,168       123,139
                                             --------       ------        ------       --------           -------      --------
  Total interest-bearing deposits              28,992       45,055        70,130        144,177             6,168       150,345
 Federal Home Loan Bank advances                    -            -             -              -            12,000        12,000
 Securities sold under
    agreements to repurchase                    7,114            -             -          7,114                 -         7,114
                                             --------       ------        ------       --------           -------      --------
  Total interest-bearing liabilities           36,106       45,055        70,130        151,291            18,168       169,459
                                             --------       ------        ------       --------           -------      --------
 Period gap                                 $  68,269    $ (42,058)    $ (62,087)     $ (35,876)         $ 57,326
                                            =========    =========     ==========     ==========         ========
 Cumulative gap                             $  68,269    $  26,211     $ (35,876)     $ (35,876)         $ 21,450
                                            =========    =========     ==========     ==========         ========
 Ratio of cumulative gap                       35.76%       13.73%        (18.79)%       (18.79)%           11.24%
  to total earning assets


 (1) Excludes nonaccrual loans.

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

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                         NET INTEREST INCOME (continued)

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap position and generally would benefit from decreasing market rates of interest when it is liability-sensitive. The Company is liability-sensitive over the three month to twelve month time frame. However, the Company's gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by management as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, management is sensitive of the Company's true interest sensitivity as it depends to a great extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     PROVISION AND ALLOWANCE FOR LOAN LOSSES

GENERAL. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. On a quarterly basis, the Company's Board of Directors reviews and approves the appropriate level for the Company's allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, an analysis of economic conditions in its market, and a review of historical statistical data for both the Company and other financial institutions.

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

Based on present information and an on-going evaluation, management considers the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Management's judgment about the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. The Company does not allocate the allowance for loan losses to specific categories of loans but evaluates the adequacy on an overall portfolio basis utilizing a risk grading system.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


               PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

The following table sets forth certain information with respect to the Company's allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2000, 1999, and 1998.

ALLOWANCE FOR LOAN LOSSES

(DOLLARS IN THOUSANDS)                                            2000                  1999                 1998
                                                                  ----                  ----                 ----

 Total loans outstanding at end of period                      $ 154,788            $ 118,709              $ 69,977
                                                              ==========           ==========             =========
 Average loans outstanding                                     $ 142,183            $  92,597              $ 51,173
                                                              ==========            =========             =========
 Balance of allowance for loan losses at beginning             $   1,226            $     812              $    334
  of period
 Loan losses:
 Real estate - construction                                            -                    -                     -
 Real estate - mortgage                                                -                    -                     -
 Commercial and industrial                                           143                    -                     -
 Consumer                                                             25                   16                    11
                                                              ----------           ----------            ----------
 Total loan losses                                                   168                   16                    11
                                                              ----------           ----------            ----------
 Recoveries of previous loan losses:
 Real estate - construction                                            -                    -                     -
 Real estate - mortgage                                                -                    -                     -
 Commercial and industrial                                             3                    -                     -
 Consumer                                                              2                    -                     -
                                                              ----------           ----------            ----------
 Total recoveries                                                      5                    -                     -
                                                              ----------           ----------            ----------
 Net loan losses                                                     163                   16                    11
 Provision for loan losses                                           539                  430                   489
                                                              ----------           ----------            ----------
 Balance of allowance for loan losses at end of period        $    1,602           $    1,226            $      812
                                                              ==========           ==========            ==========

 Allowance for loan losses to period end loans                     1.03%                1.03%                 1.16%
 Net charge-offs to average loans                                  0.11                 0.02                  0.02


                              NONPERFORMING ASSETS

NONPERFORMING ASSETS. The following table sets forth the Company's nonperforming assets for the dates indicated.

                                                                 2000                     1999              1998
DECEMBER 31,                                                     ----                     ----              ----
 (DOLLARS IN THOUSANDS)
 Nonaccrual loans                                             $  1,956                 $     -           $     -
 Restructured or impaired loans                                      -                                         -
                                                             ---------                --------          --------
     Total nonperforming loans                                $  1,956                 $     -           $     -
 Other real estate owned                                           235                       -                 -
                                                             ---------                --------          --------
     Total nonperforming assets                               $  2,191                 $     -           $     -
                                                             =========                ========          ========
 Loans 90 days or more past due and still accruing interest   $      1                       -           $     2
 Nonperforming assets to period end loans                         1.42%                  0.00%              0.00%

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                        NONPERFORMING ASSETS (continued)

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial.

At December 31, 2000 nonperforming assets totaled $2,190,631. There were no nonperforming assets at December 31, 1999 and 1998.

Nonperforming assets are comprised primarily of nonaccrual loans which totaled $1,955,570 at December 31, 2000. Of this total, three loans totaling $1,687,982 are to one borrower. Management is working with the commercial customer to restructure the debt or seek a buyer for the business.

POTENTIAL PROBLEM LOANS. At December 31, 2000, the Company reviewed its loan portfolio to identify any criticized or classified loans through its internal review mechanisms. As a result of the internal review, management had identified no criticized loans and classified loans totaling $2,457,636 at December 31, 2000. Classified loans include the loans discussed above as nonaccrual loans. Management is committed to addressing all potential problem loans.

                         NONINTEREST INCOME AND EXPENSE

NONINTEREST INCOME. Noninterest income for the year ended December 31, 2000 was $907,738, an increase of $268,597 from $639,141 for the year ended December 31, 2000. The increase is primarily a result of an increase in service charges on deposit accounts from $227,153 for the year ended December 31, 1999 to $317,569 for the year ended December 31, 2000. In addition, income from fiduciary activities increased from $205,882 in 1999 to $290,376 for the year ended December 31, 2000. Residential mortgage origination fees increased $80,936 or 77.16% from $104,899 in 1999 to $185,835 for the year ended December 31, 2000.

The largest component of noninterest income is service charges on deposit accounts, which totaled $227,153 in 1999, a 62.28% increase over the 1998 amount of $139,980. The increase in service charges and other noninterest income was primarily attributable to an increase in the customer base as a result of the opening of the Ebenezer office in January 1999 and the Fort Mill/Tega Cay office in September 1999.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2000, 1999, and 1998.

NONINTEREST INCOME
                                                       YEAR ENDED DECEMBER 31,
                                                    ---------------------------

 (DOLLARS IN THOUSANDS)                             2000        1999       1998
                                                    -----       -----      ----
 Service charges on deposit accounts               $  318      $ 227       $ 140
 Income from fiduciary activities                     290        206         112
 Residential mortgage origination fees                186        105          29
 Other income                                         114        101          68
                                                   ------      -----       -----
 Total noninterest income                          $  908      $ 639       $ 349
                                                   ======      =====       =====

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


                   NONINTEREST INCOME AND EXPENSE (continued)

NONINTEREST EXPENSE. Noninterest expense increased $1,152,515 or 37.19% to $4,251,427 for the year ended December 31, 2000. Of this total, other operating expenses increased $645,348, or 51.70% to $1,893,508 in 2000 from $1,248,160 in
1999. Within this category, professional fees increased $65,161, or 94.08%, to $134,419 for the year ended December 31, 2000. As stated earlier, these expenses were primarily attributable to legal issues involving the trust department. In addition, the Company incurred $126,732 of legal and accounting expenses associated with the suspended merger with Ridgeway Bancshares, Inc. Salaries and employee benefits increased $420,067, or 33.12%, in 2000 from $1,268,507 in 1999. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Advertising and marketing expenses decreased $55,394, or 44.05%, to $70,362 in 2000 from $125,756 in 1999. The large amount of expenses incurred in 1999 was attributable to the advertising of the opening of two new offices in Ebenezer and Fort Mill/Tega Cay.

Salaries and employee benefits increased $516,763, or 68.74%, to $1,268,507 in 1999 from $751,744 in 1998, primarily as a result of the hiring of employees to staff the two new offices (which opened in January and September 1999) and to assist personnel at the main office with the continuing growth of the Company. The cost of operating two additional offices also resulted in increases in net occupancy expense and other operating expenses. One of the primary factors for the increase in other operating expenses was due to an increase in data processing charges of $120,227 from 1998 to 1999. This increase was due to several factors. One was the increase in charges as a result of the volume of transactions processed, and the other related to the conversion to a new data processing service provider. The Company's efficiency ratio, which is noninterest expense as a percentage of the total of net interest income plus noninterest income, net of gains and losses on the sale of assets, was 54.57% in 1999 compared to 53.34% in 1998.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2000, 1999, and 1998.

NONINTEREST EXPENSE
                                                  YEAR ENDED DECEMBER 31,
                                                 --------------------------
(DOLLARS IN THOUSANDS)                          2000        1999       1998
                                                ----        ----       ----
 Salaries and employee benefits               $ 1,689    $ 1,269       $ 752
 Net occupancy expense                            599        456         304
 Advertising and marketing expense                 70        126          28
 Office supplies, forms, and stationery            93        139          89
 Data processing and supplies                     360        256         135
 Professional fees and services                   134         69          27
 Telephone expenses                               109        104          61
 Merger expense
   (relating to Ridgeway Bancshares, Inc.)        127          -           -
 Amored car/courier service                        66         17           2
 Brokered certificate of deposit expense           69          -           -
 Other                                            935        663         344
                                             --------   --------    --------
 Total noninterest expense                   $  4,251    $ 3,099     $ 1,742
                                             ========   ========    ========

 Efficiency ratio                               53.19%     54.57%      53.34%

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



                                 EARNING ASSETS

LOANS. Loans remain the Company's primary source of growth in earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $142,183,000 in 2000 compared to $92,597,000 in 1999, an increase of $49,586,000 or 53.55%. At December 31, 2000, total loans were $154,788,284 compared to $118,709,167 at December 31, 1999.

The increase in loans during 2000 was primarily due to the growth of the Company during its fourth year of operations and the additional branches opened during 1999. The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights the Company's general emphasis on commercial and mortgage lending.

COMPOSITION OF LOAN PORTFOLIO

DECEMBER 31,                                    2000                  1999
                                      --------------------- --------------------
                                                PERCENT OF            PERCENT OF
(DOLLARS IN THOUSANDS)                 AMOUNT      TOTAL      AMOUNT    TOTAL
                                      -------  ---------    --------   ---------

 Commercial and industrial            $ 91,772   59.29%     $ 49,569   41.76%
 Real estate
 Construction                            5,793    3.74         5,420    4.57
 Mortgage-residential                   27,122   17.52        24,142   20.34
 Mortgage-nonresidential                25,688   16.60        33,855   28.52
 Consumer                                3,480    2.25         5,006    4.21
 Other                                     933    0.60           717    0.60
                                      -------- -------       -------  ------
 Total loans                           154,788  100.00%      118,709  100.00%
                                               =======                ======
 Allowance for loan losses              (1,602)               (1,226)
                                      --------              --------
 Net loans                            $153,186              $117,483
                                      ========              ========

The Company's loan portfolio is largely comprised of commercial and industrial loans. Commercial and industrial loans increased $42,202,351, or 85.14%, to $91,771,504 at December 31, 2000, from $49,569,153 at December 31, 1999. This category of loans also includes discounted accounts receivable loans that totaled $7,326,243 at December 31, 2000, a decrease of $2,766,651, or 27.41%, from December 31, 1999.

The Company's loan portfolio also has a significant amount of real estate mortgage loans. At December 31, 2000, real estate mortgage loans totaled $52,809,952 and represented 34.12% of the total loan portfolio, compared to $57,996,758, or 48.86%, at December 31, 1999.

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in the Company's market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Residential mortgage loans increased $2,979,931, or 12.34%, to $27,121,705 at December 31, 2000, from $24,141,774 at December 31, 1999. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, decreased $8,166,737, or 24.12%, to $25,688,247 at December 31, 2000, from $33,854,984 at
December 31, 1999.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (continued)

Consumer loans decreased $1,525,324, or 30.47%, to $3,480,314 at December 31, 2000, from $5,005,638 at December 31, 1999. The Company continues to focus on commercial lending and real estate rather than consumer lending.

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

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for the Company. The following table sets forth the Company's loans maturing within specified intervals at December 31, 2000.

LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                  OVER ONE
                                                     YEAR
December 31, 2000                    ONE YEAR OR   THROUGH    OVER FIVE
 (DOLLARS IN THOUSANDS)                 LESS     FIVE YEARS     YEARS     TOTAL
                                        -----    -----------   ------     -----

 Commercial and industrial            $ 59,154    $ 13,116   $ 19,502   $ 91,772
 Real estate                            19,950      27,546     11,107     58,603
 Consumer and other                      1,174       1,764      1,475      4,413
                                      --------   ---------   --------   --------
                                      $ 80,278    $ 42,426   $ 32,084   $154,788
                                      --------   ---------   --------   --------

 Loans maturing after one year with:
 Fixed interest rates                                                   $ 74,510
 Floating interest rates                                                       -
                                                                        --------
                                                                        $ 74,510
                                                                        ========

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

INVESTMENT SECURITIES. The investment securities portfolio is also a component of the Company's total earning assets. Total securities, including securities available-for-sale and nonmarketable equity securities, averaged $7,670,000 in 2000, compared to $8,518,000 in 1999. At December 31, 2000, the total securities portfolio was $6,422,559. All securities designated as available-for-sale were recorded at their estimated fair value. A total of seven securities matured in 2000. Funds from the maturities were used to purchase two securities and to fund loan growth. Nonmarketable equity securities include Federal Home Loan Bank stock and Community Financial Services, Inc. (parent company of The Bankers
Bank) stock. These securities are recorded at their original cost and totaled $951,794 at December 31, 2000.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

                           EARNING ASSETS (continued)

The following table sets forth the fair value of the securities held by the Company at the dates indicated.

FAIR VALUE OF SECURITIES

December 31,                                          2000        1999
                                                      ----        ----
 (DOLLARS IN THOUSANDS)
 U.S. Government agencies and corporations           $ 5,471      $ 7,832
 Nonmarketable equity securities                         952          852
                                                     -------       ------

 Total securities                                    $ 6,423      $ 8,684
                                                     =======      =======

The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2000.

INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                         AFTER ONE BUT
December 31, 2000             WITHIN ONE YEAR  WITHIN FIVE YEARS       TOTAL
                              ---------------  -----------------    -----------
(DOLLARS IN THOUSANDS)      AMOUNT    YIELD     AMOUNT  YIELD     AMOUNT  YIELD
                            -------   ------    ------- ------    ------  -----
U.S. Government agencies    $ 3,483    6.28%   $ 1,988    5.74%   $5,471   6.09%
                            =======            ========           ======


Other attributes of the securities portfolio, including yields and maturities, are discussed above in "---Net Interest Income--- Interest Sensitivity."

SHORT-TERM INVESTMENTS. Short-term investments, which consist primarily of federal funds sold and securities purchased under agreements to resell, averaged $20,055,000 in 2000, compared to $24,393,000 in 1999. At December 31, 2000, short-term investments totaled $31,653,900. These funds are an important source of the Company's liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Securities purchased under agreements to resell are invested on a one to thirty day period, depending on the terms of each agreement.

                 DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Average interest-bearing liabilities increased $44,074,000, or 43.01%, to $146,542,000 in 2000, from $102,468,000 in 1999. Average interest-bearing deposits increased $44,002,000, or 50.32%, to $131,439,000 in 2000, from
$87,437,000 in 1999. These increases resulted from increases in most categories of interest-bearing liabilities, primarily as a result of the continued growth of the Company.

DEPOSITS. Average total deposits increased $42,753,000, or 43.35%, to $141,370,000 during 2000, from $98,617,000 during 1999. At December 31, 2000, total deposits were $160,446,969 compared to $107,826,073 a year earlier, an increase of 48.80%.

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

           DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

The following table sets forth the deposits of the Company by category at the dates indicated.

DEPOSITS
December 31,                                          2000                     1999
                                            ---------------------    ---------------------
                                                        PERCENT OF               PERCENT OF
(DOLLARS IN THOUSANDS)                      AMOUNT       DEPOSITS     AMOUNT       DEPOSITS
                                            -------     ----------    ------      ---------
Demand deposit accounts                     $ 10,102       6.30%      $ 6,555       6.08%
NOW accounts                                   7,174       4.47         7,420       6.88
Money market accounts                         18,831      11.74        27,240      25.26
Savings accounts                               1,201       0.75         1,179       1.09
Time deposits less than $100,000              60,151      37.48        34,898      32.37
Time deposits of $100,000 or over             62,988      39.26        30,534      28.32
                                           ---------    -------     ---------     ------
Total deposits                             $ 160,447     100.00%     $107,826     100.00%
                                           =========    =======     =========     ======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $20,166,289 in 2000 due to the continued growth of the Company.

Deposits have been the Company's primary source of funding and have enabled the Company to meet successfully both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. Due to the high cost of local funds, the Company also purchases brokered deposits on a routine basis. At December 31, 2000, certificates of deposit included brokered deposits totaling $40,011,739. Sixteen of these accounts had current balances of $100,000 or more and totaled $26,172,279 at December 31, 2000. All remaining accounts had balances of $99,000 and totaled $13,839,460. The Company's loan-to-deposit ratio was 96.47% at December 31, 2000, and 110.09% at the end of 1999. The maturity distribution of the Company's time deposits of $100,000 and over at December 31, 2000, is set forth in the following table:

MATURITIES OF CERTIFICATES OF DEPOSIT OF $100,000 OR MORE



                                                                         AFTER     AFTER SIX
                                                                         THREE      THROUGH
                                                        WITHIN THREE  THROUGH SIX   TWELVE   AFTER TWELVE
(DOLLARS IN THOUSANDS)                                     MONTHS       MONTHS      MONTHS      MONTHS      TOTAL
                                                           -------      -------    --------  ------------  -------
 Certificates of deposit of $100,000 or more              $ 25,925     $ 11,631    $ 23,577     $ 1,855    $ 62,988


Approximately 41.16% of the Company's time deposits of $100,000 and over had scheduled maturities within three months, and 18.47% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

BORROWED FUNDS. Borrowed funds consist of short-term borrowings, in the form of federal funds purchased and securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank.

Average short-term borrowings were $6,640,000 in 2000, compared to $13,223,000 in 1999. At December 31, 2000, securities sold under agreements to repurchase totaled $7,113,900. The average balance in 2000 related mostly to securities sold under agreements to repurchase with several customers. These agreements typically range from one to thirty days. Although management may from time to time use short-term borrowings as a secondary funding source, deposits will continue to be the Company's primary funding source.

Advances from the Federal Home Loan Bank averaged $8,463,000 in 2000. At December 31, 2000, advances from the Federal Home Loan Bank totaled $12,000,000. Of these advances, $5,000,000 mature in 2005 and $7,000,000 mature in 2009. These advances are used as a secondary funding source.

                           RHBT FINANCIAL CORPORATION

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital of the Company and the Bank consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. The Company's and the Bank's Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Company is also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

The Company is required to maintain certain risk-based and leverage ratios. The Company and the Bank exceeded these regulatory capital ratios at December 31, 2000 as set forth in the following table.


                                                     THE            THE
 (DOLLARS IN THOUSANDS)                             COMPANY         BANK
                                                    -------         ----

 Tier 1 capital                                    $ 18,975      $  18,915
 Tier 2 capital                                       1,602          1,602
                                                  ---------      ---------
 Total qualifying capital                         $  20,577      $  20,517
                                                  =========      =========

 Risk-adjusted total assets                       $ 155,228      $ 155,032
                                                  =========      =========
  (including off-balance sheet exposures)

 Risk-based capital ratios:
 Tier 1 risk-based capital ratio                      12.22%         12.20%
 Total risk-based capital ratio                       13.26%         13.23%
 Tier 1 leverage ratio                                 9.93%          9.90%

                           RHBT FINANCIAL CORPORATION

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



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

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement
(SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

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

                              INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

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

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.

                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202
                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                                  MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                            PRIVATE COMPANIES
R. JASON CASKEY, CPA                                          PRACTICE SECTIONS

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS II, CPA



                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
RHBT Financial Corporation
Rock Hill, South Carolina

We have audited the accompanying consolidated balance sheets of RHBT Financial Corporation as of December 31, 2000 and 1999 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2000, 1999, and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RHBT Financial Corporation as of December 31, 2000 and 1999 and the results of their operations and cash flows for the years ended December 31, 2000, 1999, and 1998 in conformity with generally accepted accounting principles.

Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
January 11, 2001
(except Note 16, as to which
  the date is March 28, 2001)

                           RHBT FINANCIAL CORPORATION

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                                                2000               1999
                                                                                ----               ----

ASSETS:
 Cash and cash equivalents:
  Cash and due from banks                                                      $ 4,468,217        $ 3,680,173
  Federal fund sold and securities purchased under
   agreements to resell                                                         31,653,900         16,425,000
                                                                               -----------        -----------
    Total cash and cash equivalents                                             36,122,117         20,105,173
 Investment securities:
  Securities available-for-sale                                                  5,470,765          7,832,559
  Nonmarketable equity securities                                                  951,794            851,794
                                                                               -----------        -----------
    Total investment securities                                                  6,422,559          8,684,353

 Loans receivable:                                                             154,788,284        118,709,167
  Less allowance for loan losses                                                (1,601,539)        (1,226,442)
                                                                               -----------        -----------
   Loans, net                                                                  153,186,745        117,482,725
 Premises, furniture & equipment, net                                            1,567,900          1,672,998
 Accrued interest receivable                                                     1,308,225            825,111
 Other real estate owned                                                           235,061                  -
 Other assets                                                                      698,422            677,820
                                                                               -----------        -----------

    Total assets                                                              $199,541,029       $149,448,180
                                                                             =============      =============

LIABILITIES:
 Deposits:
  Noninterest-bearing transaction accounts                                     $10,101,875        $ 6,555,078
  Interest-bearing transaction accounts                                          7,174,211          7,419,284
  Savings                                                                       20,031,564         28,418,734
  Time deposits $100,000 and over                                               62,988,317         30,533,710
  Other time deposits                                                           60,151,002         34,899,267
                                                                               -----------        -----------
    Total deposits                                                             160,446,969        107,826,073

 Securities sold under agreements to repurchase                                  7,113,900          9,105,000
 Federal funds purchased                                                                 -          5,000,000
 Advances from the Federal Home Loan Bank                                       12,000,000         10,000,000
 Accrued interest payable                                                          763,783            483,114
 Other liabilities                                                                 240,542            120,539
                                                                               -----------        -----------
    Total liabilities                                                          180,565,194        132,534,726
                                                                               -----------        -----------

 Commitments and Contingencies (Notes 5 and 16)

SHAREHOLDERS' EQUITY:
 Common stock, $.01 par value, 10,000,000 shares authorized;
  1,720,928 shares issued and outstanding
  at December 31, 2000 and 1999                                                     17,208             17,208
 Capital surplus                                                                15,383,930         15,383,930
 Retained earnings                                                               3,581,500          1,564,652
 Accumulated other comprehensive income (loss)                                      (6,803)           (52,336)
                                                                               -----------        -----------
    Total shareholders' equity                                                  18,975,835         16,913,454
                                                                               -----------        -----------

    Total liabilities and shareholders' equity                                $199,541,029       $149,448,180
                                                                             =============      =============


The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION

                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                                             2000              1999            1
                                                                             ----              ----            -

INTEREST INCOME:
Loans, including fees                                                      $13,947,037     $ 8,454,200     $ 4,946,453
Investment Securities:
  Taxable                                                                      408,290         443,593         371,516
  Nonmarketable equity securities                                               65,532          27,181          10,579
Federal funds sold and securities purchased under
  agreements to resell                                                       1,194,450       1,171,709         986,611
                                                                           -----------     -----------     -----------
   Total interest income                                                    15,615,309      10,096,683       6,315,159
                                                                           -----------     -----------     -----------

INTEREST EXPENSE:
Time deposits $100,000 and over                                              2,767,031       1,215,869         709,218
Other deposits                                                               4,898,354       3,175,623       2,137,947
Securities sold under agreements to repurchase                                 319,297         572,756         550,588
Federal funds purchased                                                         10,437           3,014               -
Advances from the Federal Home Loan Bank                                       535,434          89,711               -
                                                                           -----------     -----------     -----------
   Total interest expense                                                    8,530,553       5,056,973       3,397,753
                                                                           -----------     -----------     -----------

NET INTEREST INCOME                                                          7,084,756       5,039,710       2,917,406

Provision for loan losses                                                      539,000         430,000         489,176
                                                                           -----------     -----------     -----------

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                          6,545,756       4,609,710       2,428,230
                                                                           -----------     -----------     -----------

OTHER OPERATING INCOME:
Service charges on deposit accounts                                            317,569         227,153         139,980
Other service charges, commissions, and fees                                   113,958         101,207          68,305
Residential mortgage origination fees                                          185,835         104,899          29,323
Income from fiduciary activities                                               290,376         205,882         111,604
                                                                           -----------     -----------     -----------
   Total operating income                                                      907,738         639,141         349,212
                                                                           -----------     -----------     -----------

OTHER OPERATING EXPENSES:
Salaries and employee benefits                                               1,688,574       1,268,507         751,744
Occupancy expense                                                              598,983         456,489         304,174
Advertising and marketing expense                                               70,362         125,756          28,032
Other operating expenses                                                     1,893,508       1,248,160         658,499
                                                                           -----------     -----------     -----------
   Total operating expenses                                                  4,251,427       3,098,912       1,742,449
                                                                           -----------     -----------     -----------

INCOME BEFORE INCOME TAXES                                                   3,202,067       2,149,939       1,034,993

Income tax expense                                                           1,185,219         761,924         382,950
                                                                           -----------     -----------     -----------

NET INCOME                                                                 $ 2,016,848     $ 1,388,015       $ 652,043
                                                                          ============    ============      ==========
EARNINGS PER SHARE:
Basic earnings per share                                                   $      1.17     $      0.81       $    0.38
Diluted earnings per share                                                 $      1.16     $      0.79       $    0.38


The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION

         CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY AND
                              COMPREHENSIVE INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998


                                                                                         ACCUMULATED
                                                                                    RETAINED            OTHER
                           COMMON          COMMON STOCK            CAPITAL          EARNINGS        COMPREHENSIVE
                           STOCK       CLASS A     CLASS B         SURPLUS         (DEFICIT)        INCOME (LOSS)      TOTAL
                          --------     --------    --------       -----------     -----------       --------------     -----
 Balance,
  December 31, 1997        $     -    $ 2,940       $ 3,060        $5,968,025        (471,966)         $ 13,698       $5,515,757

 Net income                                                                           652,043                            652,043

 Other comprehensive
  income, net of tax
  benefit of $3,393                                                                                      (5,777)          (5,777)
                                                                                                                     -----------
 Comprehensive
  income                                                                                                                 642,266
                                                                                                                     -----------
 Conversion of stock         6,000     (2,940)       (3,060)

 Proceeds from
  isuance of stock
  net of direct costs        7,763                                  9,408,160                                          9,415,923
                           --------    ------       -------        ----------        --------          --------     ------------

 BALANCE,
  DECEMBER 31, 1998         13,763          -             -        15,376,185         180,077             7,921       15,577,946

 Net income                                                                         1,388,015                          1,388,015

 Other comprehensive
  income, net of tax
  benefit of $35,390                                                                                    (60,257)         (60,257)
                                                                                                                     -----------
 Comprehensive
  income                                                                                                               1,327,758
                                                                                                                     -----------
 Five-for-four stock
  split effected in the
  form of a 25% stock
  dividend declared
  July 16, 1999              3,440                                                     (3,440)

 Exercise of stock
  options                        5                                       7,745                                             7,750
                          --------    -------       -------         ----------        --------          --------     ------------

 BALANCE,
  DECEMBER 31, 1999         17,208          -             -         15,383,930       1,564,652          (52,336)      16,913,454

 Net income                                                                          2,016,848                         2,016,848

 Other comprehensive
  income, net of tax
  expense of $26,742                                                                                     45,533           45,533
                                                                                                                    ------------
 Comprehensive
  income                                                                                                               2,062,381
                          --------    -------       -------        -----------      ----------          --------     ------------
 BALANCE,
  DECEMBER 31, 2000        $17,208          -             -        $15,383,930      $3,581,500          $ (6,803)    $18,975,835
                          ========    =======       =======        ===========      ==========          =========    ============

                                       23

The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999, AND 1998

                                                           2000            1999           1998
                                                           ----            ----           ----

CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income                                              $ 2,016,848    $ 1,388,015       $ 652,043
 Adjustments to reconcile net income to net cash
 provided by operating activities:
  Provision for possible loan losses                         539,000        430,000         489,176
  Depreciation and amortization                              253,192        179,260          90,968
  Accretion and premium amortization                         (18,177)        24,510         (10,623)
  Amortization of net loan fees and costs                     57,540         52,654          36,925
  Amortization of organizational costs                        19,033         19,033          19,033
  Deferred income tax provision (benefit)                   (111,597)      (122,731)        (14,074)
  Gain on disposal of premises and equipment                       -              -          (6,983)
  Increase in interest receivable                           (483,114)      (217,358)       (345,374)
  Increase in interest payable                               280,669        166,133          99,413
  (Increase) decrease in other assets                         45,220       (174,612)        120,472
  Increase (decrease) in other liabilities                   120,003        (51,878)          9,574
                                                          ----------     ----------      ----------
    Net cash provided by operating activities              2,718,617      1,693,026       1,140,550
                                                          ----------     ----------      ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of securities available-for-sale               (1,962,754)    (6,083,643)    (10,403,158)
 Maturities and calls of securities available-for-sale     4,415,000      5,545,000      10,000,000
 Net increase in loans made to customers                 (36,766,801)   (48,800,057)    (34,248,121)
 Purchases of premises and equipment                        (148,094)      (600,257)       (962,482)
 Proceeds from disposal of premises and equipment                  -              -          11,500
 Purchase of nonmarketable equity securities                (100,000)      (594,885)       (157,000)
 Proceeds from sale of other real estate                     231,180              -               -
                                                          ----------     ----------      ----------
    Net cash used by investing activities                (34,331,469)   (50,533,842)    (35,759,261)
                                                          ----------     ----------      ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase (decrease) in demand deposits, interest-    (5,085,446)    13,087,063      12,804,452
  bearing transaction accounts and savings accounts
 Net increase in certificates of deposit                  57,706,342     16,999,285      19,654,403
  and other time deposits
 Net increase (decrease) in securities sold under         (6,991,100)       855,000      11,975,000
  agreements to repurchase and federal funds purchased
 Advances from Federal Home Loan Bank                      2,000,000     10,000,000               -
 Issuance of common stock, net of direct costs                     -              -       9,415,923
 Exercise of stock options                                         -          7,750               -
                                                          ----------     ----------      ----------
    Net cash provided by financing activities             47,629,796     40,949,098      53,849,778
                                                         -----------    -----------     -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      16,016,944     (7,891,718)     19,231,067

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD            20,105,173     27,996,891       8,765,824
                                                         -----------    -----------      ----------


CASH AND CASH EQUIVALENTS, END OF PERIOD                 $36,122,117    $20,105,173     $27,996,891
                                                         ===========    ===========     ===========


The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Company's activities are with customers located within York County in South Carolina. The types of securities in which the Company invests are discussed in Note 4. The types of lending that the Company engages in are discussed in Note 5. The Company does not have any significant concentrations to any one industry or customer.

SECURITIES AVAILABLE-FOR-SALE - Securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of investments available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

NONMARKETABLE EQUITY SECURITIES - Nonmarketable equity securities include the cost of the Company's investments in the stock of the Federal Home Loan Bank of $600,000 and $500,000, at December 31, 2000 and 1999, respectively, and the stock of Community Financial Services, Inc., of $351,794 at December 31, 2000 and 1999. The stocks have no quoted market values and no ready markets exist. Dividends received from these investments are included in other securities income. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank.

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

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

ALLOWANCE FOR LOAN LOSSES - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current, and future economic conditions which may affect the borrowers' ability to pay and the underlying collateral value of the loans. Loans, which are deemed to be uncollectible, are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

PREMISES AND EQUIPMENT - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method, based on the estimated useful lives for buildings of 40 years and furniture and equipment of 5 to 10 years. Leasehold improvements are amortized over 20 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the income statement when incurred. Maintenance and repairs are charged to current expense. The costs of major renewals and improvements are capitalized.

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

RETIREMENT PLAN - The Company has a contributory 401(K) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company contributed $.75 and $.50 per one dollar up to 6% of the employee's annual compensation in 2000 and 1999, respectively. Expenses charged to earnings for this plan for the years ended December 31, 2000 and 1999 were $31,346 and $13,874, respectively. The Company waived its option of matching employee contributions in 1998.

STATEMENTS OF CASH FLOWS - For purposes of reporting cash flows in the financial statements, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, federal funds sold, and securities purchased under agreements to resell. Generally, federal funds are sold for one-day periods. Securities purchased under agreements to resell mature from one to thirty days.

During 2000, 1999, and 1998, interest paid on deposits and other borrowings totaled $8,249,884, $4,890,840 and $3,298,340, respectively.

During 2000, 1999 and 1998, income taxes paid totaled $1,160,100, $1,090,420 and
$261,200, respectively.

Supplemental noncash investing activities are as follows: During 2000, the Company reclassified loans totaling $466,241 as foreclosures of real estate.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Changes in the valuation account of securities available-for-sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

STOCK COMPENSATION PLANS - Statement of Financial Accounting Standards (SFAS) No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion No. 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion No. 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common shareholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Company relate solely to outstanding stock options and are determined using the treasury stock method.

COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

                                                                                         YEAR ENDED DECEMBER 31,
                                                                                  --------------------------------

                                                                                  2000         1999         1998
                                                                                  ----         ----         ----

 Unrealized holding gains on available-for-sale securities                      $ 72,275     $(95,647)     $(9,170)
 Reclassification adjustment for losses (gains) realized in income                    -             -            -
                                                                                --------     --------      -------

 Net unrealized gains                                                             72,275      (95,647)      (9,170)

 Tax effect                                                                      (26,742)      35,390        3,393
                                                                                --------     --------      -------

 Net-of-tax amount                                                              $ 45,533     $(60,257)     $(5,777)
                                                                                ========     ========      =======

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


RECENT ACCOUNTING PRONOUNCEMENTS - In June 1998, the Financial Account Standards Board (FASB) issued Statement (SFAS) No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

RECLASSIFICATIONS - Certain captions and amounts in the 1999 and 1998 financial statements were reclassified to conform with the 2000 presentation.

NOTE 2 - CORPORATE REORGANIZATION

On April 15, 1999, the shareholders of Rock Hill Bank & Trust approved a plan of corporate reorganization under which Rock Hill Bank & Trust became a wholly owned subsidiary of RHBT Financial Corporation, which was organized at the direction of the Company's management. The original authorized common stock of RHBT Financial Corporation is 10,000,000 shares with a par value of $.01 per share. Pursuant to the reorganization, the Company issued 1,376,250 shares of its common stock in exchange for all of the 1,376,250 outstanding common shares of the Bank. The effective date of the reorganization was June 4, 1999 and was accounted for as if it were a pooling of interests. As a result, the financial statements for the year ended December 31, 1999 are presented as if the reorganization had occurred on January 1, 1999.

The following is a summary of Rock Hill Bank & Trust's operations and shareholders' equity for the period January 1, 1999 through June 3, 1999.
Interest income                                               $ 3,742,734
   Interest expense                                                1,842,282
                                                                 -----------
   Net interest income                                             1,900,452
   Provision for loan losses                                         156,000
                                                                 -----------
   Net interest income after provision for loan losses             1,744,452
   Other income                                                      183,067
   Other expense                                                   1,396,604
                                                                 -----------

   Net income                                                      $ 530,915
                                                                 ===========

   Shareholders' equity, January 1, 1999                         $15,977,946
   Net income for the period                                         530,915
   Change in fair value during the period                            (30,008)
                                                                 -----------

   Shareholders' equity, June 3, 1999                            $16,078,853
                                                                 ===========

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



NOTE 3 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. At December 31, 2000 and 1999, the required cash reserve balances were approximately $385,000 and $310,000, respectively. These requirements were satisfied by vault cash.

NOTE 4 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2000 and 1999 were:

                                                       AMORTIZED           GROSS UNREALIZED          ESTIMATED FAIR
                                                         COST             GAINS          LOSSES           VALUE
                                                       ---------         ------         ------       ----------------
 December 31, 2000
 U.S. Government agencies and corporations            $ 5,481,562        $  9,497        $ 20,294    $ 5,470,765
                                                      ===========        ========       =========    ===========

 DECEMBER 31, 1999

 U.S. Government agencies and corporations            $ 7,915,633        $      -        $ 83,074    $ 7,832,559
                                                      ===========        ========       =========    ===========


There were no sales of securities in 2000 or 1999.

The following is a summary of maturities of securities available-for-sale as of December 31, 2000. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

               AMORTIZED      ESTIMATED
                                                     COST        FAIR VALUE
                                                  ----------     ----------

 Due within one year or less                      $ 3,481,562     $ 3,482,432
 Due after one year but within five years           2,000,000       1,988,333
                                                  -----------     -----------

                                                  $ 5,481,562     $ 5,470,765
                                                  ============    ===========


At December 31, 2000 and 1999, securities having an amortized cost of $2,125,000 and $1,125,000 and an estimated market value of $2,112,190 and $1,108,085, respectively, were pledged as collateral for securities sold under agreements to repurchase and for other purposes as required and permitted by law.

NOTE 5 - LOANS

Major classifications of loans receivable at December 31, 2000 and 1999 are summarized as follows:

                                                    2000             1999
                                                    ----             ----

 Real estate - construction                       $ 5,792,764     $  5,419,664
 Real estate - mortgage                            52,809,952       57,996,758
 Commercial and industrial                         91,771,504       49,569,153
 Consumer and other                                 4,414,064        5,723,592
                                                   ----------       ----------

       Total gross loans                         $154,788,284     $118,709,167
                                                  ===========      ===========

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS (CONTINUED)


Included in commercial and industrial loans are $7,326,243 and $10,092,894 in accounts receivable loans at December 31, 2000 and 1999, respectively. These loans are secured by the accounts receivable of the loan customers of the Company.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2000, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

While management has determined that no impaired loans existed at December 31, 2000, it has identified loans to one borrower totaling $1,212,003 as potentially impaired. Management plans to carefully monitor the collectibility of these credits.

Transactions in the allowance for loan losses for the years ended December 31, 2000, 1999, and 1998 are summarized below:

                                               2000        1999         1998
                                               ----        ----         ----


 Balance, beginning of year                  $1,226,442  $  812,174  $  333,984
 Provision charged to operations                539,000     430,000     489,176
 Recoveries on loans previously charged off       4,518           -          66
 Loans charged off                             (168,421)    (15,732)    (11,052)
                                             ----------  ----------   ---------

 Balance, end of year                        $1,601,539  $1,226,442  $  812,174
                                             ==========  ==========  ==========


There were four loans totaling $1,955,570 in nonaccrual status and loans totaling $1,110 past due ninety days or more and still accruing interest at December 31, 2000. There were no loans in nonaccrual status and no loans past due ninety days or more and still accruing interest at December 31, 1999.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company uses the same credit policies in making commitments to extend credit as it does for on-balance-sheet instruments. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 5 - LOANS (CONTINUED)


The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2000 and 1999:
                                                          2000           1999
                                                          ----           ----

 Commitments to extend credit                        $31,486,151    30,001,091
 Standby letters of credit                               272,523       240,679


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in York County and surrounding areas.

NOTE 6 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2000 and 1999:

                                                      2000           1999
                                                      ----           ----

 Buildings                                        $      634,249   $    633,533
 Leasehold improvements                                   64,722         35,268
 Furniture and equipment                               1,487,207      1,369,281
                                                   -------------   ------------
                                                       2,186,178      2,038,082
 Less, accumulated depreciation                         (618,278)      (365,084)
                                                   -------------   ------------

 Premises and equipment, net                       $   1,567,900   $  1,672,998
                                                   =============   ============

No material commitments existed at December 31, 2000 to construct or purchase additional premises and equipment.

NOTE 7 - DEPOSITS

At December 31, 2000, the scheduled maturities of certificates of deposit were as follows:

                                                              AMOUNT
                                                              ------

 2001                                                      $116,970,789
 2002                                                         2,394,871
 2003                                                         1,856,003
 2004                                                                 -
 2005 and after                                               1,917,656
                                                            -----------

 Total                                                     $123,139,319
                                                           ============


At December 31, 2000, certificates of deposit included brokered deposits totaling $40,011,739. Sixteen of these accounts had current balances of $100,000 or more and totaled $26,172,279 at December 31, 2000. All remaining accounts have balances of $99,000 and totaled $13,839,460. The scheduled maturities of these deposits are as follows: 2001 - $38,763,739, 2002 - $1,149,000, and 2003 -
$99,000.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase at December 31, 2000 and 1999 is summarized as follows:

                                                          2000           1999
                                                           ----          ----

 Average balance during the year                       $ 6,522,790   $13,223,192

 Average interest rate during the year                        4.90%        4.33%

 Maximum month-end balance during the year             $ 8,080,000   $14,000,000


Under the terms of the agreements, the Company sells an interest in securities issued by the United States Treasury and Government agencies, and the Company agrees to repurchase the same securities the following business day. The securities sold under these agreements are the identical securities on the Company's balance sheet captioned as "securities purchased under agreements to resell." As of December 31, 2000, the original par value and market value of the securities held by the third-party for the underlying agreements were $9,902,000 and $7,470,483, respectively.

NOTE 9 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank totaled $12,000,000 at December 31, 2000. Of these advances, $5,000,000 is scheduled to mature on October 11, 2005, and bears a fixed rate of interest of 6.26%, and $7,000,000 is scheduled to mature on September 30, 2009, and bears an adjustable rate of interest at 6.44%.

As collateral, the Company has pledged one to four family residential loans which totaled $22,684,849 at December 31, 2000. In addition, the Company's Federal Home Loan Bank stock, totaling $600,000 at December 31, 2000 is pledged to secure the borrowings.

NOTE 10 - SHAREHOLDERS' EQUITY

Effective June 19, 1998 the Company amended its Articles of Incorporation to eliminate the two classes of common stock known as "Class A" and "Class B". A new class of common stock known simply as "common stock" was created, and the number of authorized shares was increased to 10,000,000. Prior to this date, Bailey Financial Corporation (Bailey) owned all of the Class B shares or 51% of the total outstanding common stock. Bailey exchanged its Class B shares for common shares and terminated its right of first refusal agreements and its right to elect separate directors.

During July and August of 1998, the Company sold, through an underwritten public offering, 776,250 shares of its common stock at a public offering price of $13.25 per share. The Company mainly used the net proceeds of $9,415,923 to fund loan growth and to purchase and construct additional branch locations.

Because of the secondary stock offering, Bailey's investment in the Company decreased to 22.2% effective August 3, 1998. In March 1999, Bailey merged with Anchor Financial Corporation (Anchor). As a result of this merger, Anchor acquired Bailey's interest in the Company's common stock but agreed not to exercise or attempt to exercise influence over the Company and not to acquire additional stock. During 2000, Anchor merged with Carolina First Corporation. The percentage and terms of ownership are the same for Carolina First Corporation as they were for Anchor.

As discussed in Note 2, the Company acquired all of the common stock of the Bank on June 4, 1999. The par value of the Company's common stock is $.01, compared to $1.00 for that of the Bank.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 10 - SHAREHOLDERS' EQUITY (CONTINUED)


On July 16, 1999, the Company's Board of Directors declared a five-for-four stock split effected in the form of a 25% stock dividend payable on September 10, 1999 to shareholders of record on August 1, 1999. This resulted in the issuance of 344,063 additional shares of common stock.

All per share and weighted average share amounts previously reported through July 16, 1999 have been restated to reflect this stock split in the accompanying financial statements.

NOTE 11 - OTHER OPERATING EXPENSE

Other operating expense for the years ended December 31, 2000, 1999, and 1998, are summarized below:

                                                2000         1999         1998
                                                ----         ----         ----

Professional fees                          $   134,419  $   69,258    $  27,481
Telephone expenses                             109,395     104,001       60,594
Office supplies, stationery, and printing       93,114     138,765       89,476
Data processing and supplies                   360,283     255,670      135,443
Credit card expenses                            48,871      60,393       42,490
Postage and freight                             37,043      52,505       34,107
Armored car/courier service                     65,648      17,155        2,551
Brokered certificate of deposit expense         68,672           -            -
Merger expenses
(relating to Ridgeway Bancshares, Inc.)        126,732           -            -
Other                                          849,331     550,413      266,357
                                              --------    --------     --------

Total                                      $ 1,893,508  $1,248,160    $ 658,499
                                           ===========  ==========    =========

NOTE 12 - INCOME TAXES

Income tax expense for the years ended December 31, 2000, 1999, and 1998 is summarized as follows:


                                               2000         1999         1998
                                               ----         ----         ----
Currently payable:
Federal                                    $   191,901  $  825,394    $ 370,405
State                                          104,915      73,999       29,581
                                            ----------    --------     --------
Total current                                1,296,816     899,393      399,986
                                            ----------    --------     --------
Change in deferred income taxes:
Federal                                        (72,932)   (153,865)     (20,984)
State                                           (1,123)    (18,994)        555
                                            ----------    --------     --------
Total deferred                                 (84,855)   (172,859)     (20,429)
                                            ----------    --------     --------

Income tax expense                         $ 1,211,961  $  726,534    $ 379,557
                                           ===========  ==========    =========

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 12 - INCOME TAXES (CONTINUED)


Income tax expense is allocated as follows:

                                               2000        1999        1998
                                               ----        ----        ----

To continuing operations                      $1,185,219  $ 761,924   $ 382,950
To shareholders' equity                           26,742    (35,390)     (3,393)
                                              ---------- ----------   ---------
  Total                                       $1,211,961  $ 726,534   $ 379,557
                                              ==========  =========   =========

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2000, and 1999 are as follows:

                                                             2000        1999
                                                             ----        ----
 Deferred tax assets:
   Allowance for loan losses                              $ 538,302   $ 407,677
   Net operating loss carryforward                            4,353       3,166
   Organization costs                                        15,645      34,331
   Loans fees and costs                                      69,236      43,904
   Available-for-sale securities                              3,995      30,737
                                                            -------   ---------
     Total deferred tax assets                              631,531     519,815

 Deferred tax liabilities:
   Accumulated depreciation                                 103,747      76,886
                                                           --------   ---------
     Net deferred tax asset                               $ 527,784   $ 442,929
                                                         ==========   =========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2000 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2000, 1999, and 1998 follows:


                                                 2000        1999       1998
                                                 ----        ----       ----

 Tax expense at statutory rate               $ 1,088,703  $ 730,980   $ 351,898
 State income tax, net of federal
      income tax benefit                          59,963     29,846      10,246
 Other, net                                       36,553      1,098      20,806
                                             -----------  ---------   ---------
 Total                                       $ 1,185,219  $ 761,924   $ 382,950
                                             ===========  =========   =========


NOTE 13 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to RHBT Financial Corporation are payable only from the undivided profits of the Bank. At December 31, 2000, the Bank's undivided profits were $3,532,895. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 14 - LEASES

The Company leases its main office building under an operating lease from the Rock Hill Telephone Company. (See also Note 15). Rental expense for the years ended December 31, 2000, 1999, and 1998 was $136,200. The initial lease term expires on May 12, 2001. The Company has three successive options to renew the lease for a period of five years each, at the then fair rental value of the property. There is no option to purchase the building at the end of the lease. Currently, the monthly rental payment is $11,350. Future rental commitments for the years 2001 through 2005 are based on the assumption that at the end of the initial lease term, the lease will be renewed under the same terms as the initial lease.

The Company leases the land for the Ebenezer office from a director. This lease, which commenced on March 1, 1998, is for a term of twenty-five years and expires on February 28, 2023. The Company has two successive options to renew the lease for a period of five years each, at a rental rate to be determined by both parties at that time. There is no option to purchase the land at the end of the lease. Currently, the monthly rental payment is $1,628. Rental expense for the years ended December 31, 2000, 1999, and 1998 was $19,536, $19,536 and $18,276,
respectively. Also see Note 15.

The Company also leases its Fort Mill/Tega Cay office building under an operating lease from a third party. The February 8, 1999 lease has a commencement date of July 1, 1999 and a term of fifteen years, expiring on July 1, 2014. The Company has two successive options to renew the lease for a period of five years each at the then fair rental value of the property. The Company has the right of first refusal on the building. Currently, the monthly rental payment is $8,094. Rental expense for the years ended December 31, 2000 and 1999 was $97,128 and $40,470, respectively.

The estimated future minimum rental commitments under these noncancelable leases for the next five years as of December 31, 2000 are:
                                                                   AMOUNT
                                                               ------------

 2001                                                         $   252,864
 2002                                                             252,864
 2003                                                             252,864
 2004                                                             252,864
 2005                                                             252,864
                                                              -----------

                                                              $ 1,264,320
                                                              ===========
NOTE 15 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2000 and 1999, the Company had related party loans totaling $145,259 and $90,776, respectively. During 2000, $77,093 of new loans were made to related parties and repayments totaled $22,610.

As discussed in Note 14, the Company is leasing its main office building from Rock Hill Telephone Company (the Telephone Company). In addition, the Telephone Company sold communications equipment and provided telephone services to the Company. Certain directors of the Company are also principal officers and controlling shareholders of the Telephone Company. The amounts paid to the Telephone Company for equipment and services (including rent) for the years ended December 31, 2000, 1999, and 1998 were $203,708, $190,122, and $184,002, respectively.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15 - RELATED PARTY TRANSACTIONS (CONTINUED)


As discussed in Note 14, the Company is leasing the land on which the Ebenezer office is located from a director. The amount paid to this director under the operating lease was $19,536, $19,536, and $18,276 for the years ended December 31, 2000, 1999, and 1998, respectively.

The Company has repurchase agreements with several customers affiliated with Rock Hill Telephone Company totaling $6,593,900 and $3,825,000 at December 31, 2000 and 1999, respectively. As stated, certain directors of the Company are also principal officers and controlling shareholders of the Telephone Company.

NOTE 16 - COMMITMENTS AND CONTINGENCIES

The Bank has been named as a defendant in several legal actions including the case of SAMUEL R. ANTHONY, SR ANTHONY AND ASSOCIATES, INC., BLUE WALL LIMITED, RED WALL LIMITED, LO CASTRO ASSOCIATES, AND NANA, LTD. F/K/A MARICOPA, LTD. V. ROCK HILL BANK & TRUST AND ROBERT M. YOFFIE, a former Bank Trust Officer. The referenced lawsuit, filed on or about February 14, 2001, asserts that plaintiffs are entitled to recover some $9.5 million deposited in an agency account in the Bank's trust department plus related damages. The plaintiffs generally assert that they entered into an investment program with persons unrelated to the Bank and that funds to be used in the investment program were deposited in the Bank subject to certain agreements with and powers of attorney held by third parties. Although most of the factual allegations in the complaint relate to persons other than the Bank, the complaint seeks damages from the Bank through various legal theories including breach of contract, breach of fiduciary duty, fraud and negligent misrepresentation. The Bank, whose response to the complaint is due on or before April 2, 2001, has instructed its attorneys to defend the lawsuit vigorously, including the pursuit of claims against the third parties referenced but not named in the complaint who conducted the investment program. In addition, the Bank has asked its attorneys to make demand on its two insurance carriers who, through various forms of insurance coverage, the Bank believes may provide meaningful indemnification to the Bank for any loss it may incur from these claims. The insurers have not yet responded to the demands for coverage and may deny the claims. Because this matter is in its preliminary stages and discovery has not yet begun, the Bank and its legal counsel are not in a position to express any opinion as to the possible outcome of the matter. However, management is of the opinion that it will not have a material impact on the Company's financial position. Accordingly, no provision for any liability that may result has been made in the financial statements. Nevertheless, due to uncertainties with the lawsuit, it is at least reasonably possible that management's view of the outcome will change.

In addition, on March 1, 2001, the Bank was sued by Premier Productions, a former account holder, in the case of PREMIER PRODUCTIONS VS. ROCK HILL BANK & TRUST. The account held by Premier was an agency account whose purpose was to provide $1,000,000 in funding for Premier's participation in high yield investments pursuant to a Placement Agreement between Premier and a third party known as Dipresa Management. According to the Complaint, Dipresa promised to pay Premier $50,000 in the event certain investment returns were not realized. While Premier concedes that it received full return of its investment, it contends that promised "profits" on its investment were not realized, and therefore that it is entitled to recover the $50,000 allegedly guaranteed by Dipresa. Premier further contends that the investment offering violated the state securities act, and gave rise to claims for actual and constructive fraud, breach of fiduciary duty, breach of contract, unfair trade practices, negligence and promissory estoppel. Additionally, Premier has claimed damages to include 6% interest on its alleged investment, treble damages, and unspecified punitive and special damages. The Bank was not a party to the Placement Agreement or any other documents soliciting any investment by Premier. Management believes that the allegations are contrary to the Agency Agreement executed by Premier. Based on the foregoing, the Bank has timely filed a Motion to Dismiss Premier's Complaint. If the motion is granted, this case will be concluded subject only to appeal. If the motion is not granted, the Bank will continue to vigorously defend the action. In the opinion of the Bank, although the outcome of any legal proceedings cannot be predicted with certainty, the ultimate liability of the Bank in connection with this case will not have a material adverse effect on the Company's financial position or results of operations.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 16 - COMMITMENTS AND CONTINGENCIES (CONTINUED)


At December 31, 2000, management and legal counsel are not aware of any other pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements, other than the matters described above.

As a result of the lawsuits, the merger plans between the Company and Ridgeway Bancshares, Inc., have been suspended. Certain legal, accounting, and investment advisory services associated with the merger are included in other operating expenses in the accompanying consolidated statement of income.

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

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Company and the Bank are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest Banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2000, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17 - REGULATORY MATTERS (CONTINUED)


The following table summarizes the capital amounts and ratios and the regulatory minimum requirements for the Company and the Bank at December 31, 2000 and 1999.

                                                                                                     TO BE WELL-
                                                                                                    CAPITALIZED UNDER
                                                                           FOR CAPITAL             PROMPT CORRECTIVE
                                                  ACTUAL                 ADEQUACY PURPOSES         ACTION PROVISIONS
                                                  AMOUNT       RATIO     AMOUNT      RATIO        AMOUNT       RATIO
                                                  ------       -----     -------     -----        ------       -----

DECEMBER 31, 2000
THE COMPANY
 Total capital (to risk-weighted assets)      $20,576,247        13.26% $12,418,268      8.00%      N/A             -
 Tier 1 capital (to risk-weighted assets)      18,974,708        12.22%   6,209,134      4.00%      N/A             -
 Tier 1 capital (to average assets)            18,974,708         9.93%   7,640,733      4.00%      N/A             -

THE BANK
 Total capital (to risk-weighted assets)      $20,516,446        13.23% $12,402,536      8.00%  $15,503,170     10.00%
 Tier 1 capital (to risk-weighted assets)      18,914,907        12.20%   6,201,268      4.00%    9,301,902      6.00%
 Tier 1 capital (to average assets)            18,914,907         9.90%   7,639,468      4.00%    9,549,336      5.00%


                                                                                                     TO BE WELL-
                                                                                                   CAPITALIZED UNDER
                                                                           FOR CAPITAL            PROMPT CORRECTIVE
                                                  ACTUAL                 ADEQUACY PURPOSES        ACTION PROVISIONS
                                                  AMOUNT       RATIO     AMOUNT      RATIO        AMOUNT       RATIO
                                                  ------       -----     -------     -----        ------       -----


 DECEMBER 31, 1999
 THE COMPANY
 Total capital (to risk-weighted assets)      $18,165,267        15.41%  $9,430,571      8.00%      N/A              -
 Tier 1 capital (to risk-weighted assets)      16,938,825        14.37%   4,715,286      4.00%      N/A              -
 Tier 1 capital (to average assets)            16,938,825        11.48%   5,901,418      4.00%      N/A              -

 THE BANK
 Total capital (to risk-weighted assets)      $18,114,643        15.37%  $9,427,632      8.00%   $11,784,54      10.00%
 Tier 1 capital (to risk-weighted assets)      16,888,201        14.33%   4,713,816      4.00%    7,070,724       6.00%
 Tier 1 capital (to average assets)            16,888,201        11.45%   5,901,018      4.00%    7,376,272       5.00%


NOTE 18 - STOCK COMPENSATION PLAN

On April 15, 1999, the shareholders approved the Company's 1999 Stock Incentive Plan which provides for the granting of stock options and restricted stock of up to 247,725 shares, adjusted for stock dividends, of the Company's common stock to officers, employees, directors, advisers and consultants of the Company. The Company may grant awards for a term of up to ten years from the effective date of grant. The per-share exercise price will be determined by the Board of Directors, but for incentive stock options the price will not be less than 100% of the fair value of a share of common stock on the date the option is granted. The per-share exercise price of nonincentive stock options will not be less than 85% of the fair value of a share on the effective date of grant. These options each have a seven-year vesting term, vesting 20% upon the date of grant and 80% ratably over the remainder of the term.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 18 - STOCK COMPENSATION PLAN (CONTINUED)


As discussed in Note 1, the Company continues to apply APB Opinion 25 in accounting for its stock compensation plan. Accordingly, no compensation cost has been recognized for any options issued by the Company. Had compensation cost for the Company's Stock Incentive Plan been determined based on the fair value at the grant dates for awards under that plan consistent with the method of FASB Statement No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        2000            1999
                                                        ----            ----
 Net Income:
     As reported                                      $2,016,848     $1,388,015
     Pro forma                                         1,794,246      1,019,036

 Basic earnings per share:
     As reported                                      $     1.17     $     0.81
     Pro forma                                              1.04           0.59

 Diluted earnings per share:
     As reported                                      $     1.16     $     0.79
     Pro forma                                              1.03           0.58

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2000 and 1999, respectively: dividend yield of 0 percent for both years; expected volatility of 28.41 and 21 percent; risk-free interest rates of 5.11 and 5.23 percent; and expected life of 10 years for both years.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2000 and 1999 is $7.34 and $5.98, respectively.

A summary of the status of the Company's stock option plan as of December 31, 2000 and 1999 and changes during the years ended on those dates is presented below:

                                            2000                     1999
                                      ------------------    -------------------
                                                WEIGHTED               WEIGHTED
                                                AVERAGE                AVERAGE
                                                EXERCISE               EXERCISE
                                     SHARES       PRICE     SHARES        PRICE
                                     ------     --------    ------     --------

 Outstanding at beginning of year    207,158  $    12.80         -    $       -
 Granted                              38,946       14.25   207,658        12.80
 Exercised                                 -           -      (500)       12.40
 Cancelled                                 -           -         -            -
                                     -------   ---------  --------    ---------
 Outstanding at ending of year       246,104     $ 13.03   207,158    $   12.80
                                     =======              ========

Options exercisable at December 31, 2000, and 1999 were 76,842 and 41,432, respectively.

The 246,104 options outstanding at December 31, 2000 had a weighted average remaining life of 8.48 years and a weighted average exercise price of $13.03. The 76,842 options that were exercisable at December 31, 2000 had a weighted average remaining life of 8.38 years and a weighted average exercisable price of $12.95.

The exercise prices for the both the options exercisable and not exercisable at December 31, 2000 ranged from $12.40 to $16.00.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 19 - UNUSED LINES OF CREDIT

As of December 31, 2000, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $23,347,000. These lines of credit are available on a one to fourteen-day basis for general corporate purposes.

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

                                                 2000            1999            1998
                                                 ----            ----            ---
 NET INCOME PER SHARE - BASIC COMPUTATION:

 Net income available to common shareholders   $  2,016,848     $ 1,388,015     $   652,043
                                              =============   =============   =============

 Average common shares outstanding - basic        1,720,928       1,720,527       1,715,903
                                              ==============  =============   =============

 Net income per share - basic                  $       1.17     $      0.81     $      0.38


 NET INCOME PER SHARE - DILUTED COMPUTATION:

 Net income available to common shareholders   $  2,016,848     $ 1,388,015     $   652,043
                                              =============   =============   =============

 Average common shares outstanding - basic        1,720,928       1,720,527       1,715,903

 Incremental shares from assumed conversions:

   Stock options                                     20,688          26,780               -
                                              -------------  --------------   -------------

 Average common shares outstanding - diluted      1,741,616       1,747,307       1,715,903
                                              -------------  --------------   -------------

 Net income per share - diluted                $       1.16     $      0.79            0.38



The above computation of diluted earnings per share for 2000 does not include the following options that were outstanding at year-end since their exercise price was greater than the average market price of the common shares number of shares - 62,229; weighted-average of these options outstanding during the year - 23,389; and the weighted-average exercise price - $14.90. For 1999, all options were included in the computation for earnings per share. There were no options outstanding during 1998.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


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

SECURITIES AVAILABLE-FOR-SALE - The fair values equal the carrying amounts which are the quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

NONMARKETABLE EQUITY SECURITIES - The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

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

DEPOSITS - The fair values of demand deposits, savings, and money market accounts are the amounts payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND FEDERAL FUNDS PURCHASED - The carrying amounts are a reasonable estimate of fair value because these instruments typically have terms of one to fourteen days.

ADVANCES FROM THE FEDERAL HOME LOAN BANK - The carrying amounts of variable rate borrowings are reasonable estimates of fair value because they can be repriced frequently. The fair values of fixed rate borrowings are estimated using a discounted cash flow calculation that applies the Company's current borrowing rate from the FHLB.

ACCRUED INTEREST RECEIVABLE AND PAYABLE - The carrying values of these instruments are reasonable estimates of fair value.

OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS - The carrying amount for loan commitments which are off-balance-sheet financial instruments approximates the fair value since the obligations are typically based on current market rates.

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 21 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)


The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2000 and 1999 are as follows:


                                                                  2000                                1999
                                                          ---------------------------      ---------------------------
                                                          CARRYING     ESTIMATED FAIR      CARRYING     ESTIMATED FAIR
                                                           AMOUNT           VALUE           AMOUNT           VALUE
                                                          --------     --------------      -------           -----

 FINANCIAL ASSETS:
 Cash and due from banks                                 $  4,468,217     $  4,468,217     $ 3,680,173     $ 3,680,173
 Federal funds sold and securities                         31,653,900       31,653,900      16,425,000      16,425,000
  purchased under agreements to resell
 Securities available-for-sale                              5,470,765        5,470,765       7,832,559       7,832,559
 Nonmarketable equity securities                              951,794          951,794         851,794         851,794
 Loans                                                    154,788,284      153,412,839     118,709,167     118,492,712
 Allowance for loan losses                                 (1,601,539)      (1,601,539)     (1,226,442)     (1,226,442)
 Accrued interest receivable                                1,308,225        1,308,225         825,111         825,111

 FINANCIAL LIABILITIES:
 Demand deposit, interest-bearing                          37,307,650       37,307,650      42,393,096      42,393,096
  transaction, and savings accounts
 Certificates of deposit and other                        123,139,319      124,099,602      65,432,977      66,253,068
  time deposits
 Securities sold under agreements                           7,113,900        7,113,900       9,105,000       9,105,000
  to repurchase
 Federal funds purchased                                            -                -       5,000,000       5,000,000
 Advances from the Federal Home Loan Bank                  12,000,000       12,027,401      10,000,000       9,313,818
 Accrued interest payable                                     763,783          763,783         483,114         483,114

 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS:
 Commitments to extend credit                            $ 31,486,151     $ 31,486,151     $30,001,091    $ 30,001,091
 Letters of credit                                            272,523          272,523         240,679         240,679

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 22 - RHBT FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for RHBT Financial Corporation (Parent Company Only).

                                 BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999

                                                        2000            1999
                                                        ----            ----
ASSETS
 Cash                                             $     17,747    $    107,750
 Investment in banking subsidiary                   18,916,034      16,862,829
 Other assets                                           42,054          36,472
                                                   -----------     -----------

   Total assets                                   $ 18,975,835    $ 17,007,051
                                                   ===========     ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
 Due to banking subsidiary                        $          -    $     93,598
 Shareholders' equity                               18,975,835      16,913,453
                                                   -----------    ------------

   Total liabilities and shareholders' equity     $ 18,975,835    $ 17,007,051
                                                   ===========    ============

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                         2000            1999
                                                         ----            ----
INCOME
 Dividends from banking subsidiary                   $   20,000    $   100,000

EXPENSES
 Other expenses                                          16,405         93,598
                                                     ----------    -----------

 INCOME BEFORE INCOME TAXES AND EQUITY IN                 3,595          6,402
  UNDISTRIBUTED EARNINGS OF BANKING SUBSIDIARY

 Income tax expense (benefit)                            (5,581)       (36,472)
                                                     ----------    -----------
                                                          9,176         42,874
 Equity in undistributed earnings
        of banking subsidiary                         2,007,672      1,345,141
                                                     ----------    -----------

   NET INCOME                                        $2,016,848    $ 1,388,015
                                                      =========     ==========

                           RHBT FINANCIAL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 22 - RHBT FINANCIAL CORPORATION (PARENT COMPANY ONLY) (CONTINUED)

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2000 AND 1999

                                                                              2000          1999
                                                                              ----          ----

CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                               $2,016,848      $1,388,015
 Adjustments to reconcile net income to net cash provided (used) by operating activities:
  Equity in undistributed earnings of banking subsidiary                  (2,007,672)     (1,345,141)
  Increase in other assets                                                    (5,581)        (36,472)
  Increase (decrease) in other liabilities                                   (93,598)         93,598
                                                                         -----------     -----------
   Net cash provided (used) by operating activities                          (90,003)        100,000
                                                                         -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES
 Exercise of stock options                                                         -           7,750
                                                                         -----------     -----------
   Net cash provided by financing activities                                       -           7,750
                                                                         -----------     -----------
 INCREASE (DECREASE) IN CASH                                                 (90,003)        107,750

 CASH, BEGINNING                                                             107,750               -
                                                                         -----------     -----------

 CASH, ENDING                                                             $   17,747     $   107,750
                                                                         ===========     ===========

                           RHBT FINANCIAL CORPORATION

                                 CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Stockholders of RHBT Financial Corporation will be held at 5:30 p.m. on Thursday, May 17, 2001 at the Rock Hill Country Club, 600 Country Club Drive, Rock Hill, South Carolina.

CORPORATE OFFICE:                    GENERAL COUNSEL:

315 East Main Street                 Nelson Mullins Riley & Scarborough, L.L.P.
Rock Hill, South Carolina 29730      First Union Plaza, Suite 1400
Phone (803) 324-2500                 999 Peachtree Street, NE
Fax (803) 324-2599                   Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:           INDEPENDENT AUDITORS:

First Citizens Bank &                Tourville, Simpson & Caskey, L.L.P.
Trust Company of SC                  500 Taylor Street, Suite 101
P.O. Box 29                          P.O. Box 1769
Columbia, South Carolina 29202       Columbia, S.C. 29202


STOCK INFORMATION:

THE COMMON STOCK OF RHBT FINANCIAL CORPORATION IS LISTED ON THE NASDAQ STOCK MARKET AND IS TRADED UNDER THE SYMBOL "RHBT". MARKET MAKERS OF THE COMPANY'S STOCK INCLUDE: SCOTT & STRINGFELLOW; TRIDENT SECURITIES; AND HILL, THOMPSON, AND MAGID & CO. THERE WERE APPROXIMATELY 1,100 SHAREHOLDERS AS OF DECEMBER 31, 2000.

The table below sets forth for the periods indicated the high and low sales prices of our common stock as reported by the Nasdaq National Market.

                                                           Price Range
                                                          High       Low
                                                          ----       ---
                           Fourth Quarter, 1999          16.75     16.00
                           First Quarter, 2000           15.25     12.50
                           Second Quarter, 2000          14.50     13.00
                           Third Quarter, 2000           15.25     13.00
                           Fourth Quarter, 2000          15.00     14.00

We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends in 2001. Our ability to pay cash dividends is subject to federal and state regulatory restrictions.

FORM 10-K

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities & Exchange Commission (Form 10-K) by contacting Patricia M. Stone, Chief Financial Officer, RHBT Financial Corporation, P.O. Box 12037, Rock Hill, South Carolina 29731.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                                 CORPORATE DATA

                               BOARD OF DIRECTORS

Edwin L. Barnes.....................................Executive Vice President,
                                            Secretary-Treasurer, and Director
                                                  Rock Hill Telephone Company

William C. Beaty, Jr................................Executive Vice President,
                                                       Catawba Services, Inc.

Claude W. Burns, III.....President, Burns Chevrolet Oldsmobile Cadillac, Inc.
                                     Vice President, Burns Ford Mercury, Inc.

J.A. Ferguson, Jr......................President and Chief Executive Officer,
                                               RHBT Financial Corporation and
                                                       Rock Hill Bank & Trust

Jean M. Gaillard........................Retired, Owner, Southern Realty, Inc.

Hugh L. Harrelson, Sr.............Attorney, Harrelson, Hayes & Guyton, L.L.C.

Jerry H. Padgett,
     Vice Chairman......................Retired, Dean of College of Business
                                                          Winthrop University

Richard S. Powell......................Retired, Vice President of Operations,
                                                          Sunbelt Corporation

Elvin F. Walker, Chairman.........Retired, Manager, Bowater Carolina Division


                       RHBT FINANCIAL CORPORATION OFFICERS

                               J.A. Ferguson, Jr.
                      President and Chief Executive Officer

                                Patricia M. Stone

          Senior Vice President, Chief Financial Officer, and Secretary

                     ROCK HILL BANK & TRUST SENIOR OFFICERS

                               J.A. Ferguson, Jr.
                      President and Chief Executive Officer

                                Patricia M. Stone

          Senior Vice President, Chief Financial Officer, and Secretary

                                C. Robert Herron

            Senior Vice President of Consumer and Commercial Lending

                           Herman E. (Butch) Honeycutt

                    Senior Vice President of Mortgage Lending