Form 10KSB, Exhibit 13
period 2001-12-31
RHBT FINANCIAL CORP
filed 2002-03-22
CIK 1092015

Exhibit 13.1

                           RHBT FINANCIAL CORPORATION
                      AND SUBSIDIARY ROCK HILL BANK & TRUST
                               2001 ANNUAL REPORT

                           RHBT FINANCIAL CORPORATION











                                Table of Contents

                                                                                                      Page

Selected Financial Data...........................................................................................2
Management's Discussion and Analysis...........................................................................3-20
Independent Auditors' Report.....................................................................................21
Consolidated Balance Sheets......................................................................................22
Consolidated Statements of Income................................................................................23
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income..............................24
Consolidated Statements of Cash Flows............................................................................25
Notes to Consolidated Financial Statements....................................................................26-45
Corporate Data................................................................................................46-47



                             Selected Financial Data

The following selected financial data for the five years ended December 31, 2001 are derived from our financial statements and other data. The financial statements for the five years ended December 31, 2001, were audited by Tourville, Simpson & Caskey, L.L.P., independent auditors. The selected financial data should be read in conjunction with our financial statements, including the accompanying notes, included elsewhere herein.

                                                   2001           2000           1999           1998           1997
                                                   ----           ----           ----           ----           ----

(Dollars in thousands, except per share)
 Income Statement Data:
 Interest income                                  $   16,577        $15,615        $10,097        $ 6,315       $  2,998
 Interest expense                                      9,672          8,530          5,057          3,398          1,556
                                                ------------   ------------   ------------   ------------   ------------
 Net interest income                                   6,905          7,085          5,040          2,917          1,442
 Provision for loan losses                             2,195            539            430            489            209
                                                ------------   ------------   ------------   ------------   ------------
 Net interest income after provision for
  loan losses                                          4,710          6,546          4,610          2,428          1,233
 Net securities gains (losses)                             -              -              -              -             (1)
 Noninterest income                                      908            907            639            349            146
 Noninterest expense                                   5,275          4,251          3,099          1,742          1,291
                                                ------------   ------------   ------------   ------------   ------------
 Income before income taxes                              343          3,202          2,150          1,035             87
 Income tax expense                                      137          1,185            762            383             32
                                                ------------   ------------   ------------   ------------   ------------
 Net income                                       $      206    $     2,017    $     1,388   $        652   $         55
                                                ============   ============   ============   ============   ============
 Balance Sheet Data:
 Assets                                           $  232,448    $   199,541    $   149,448   $    107,062   $     52,324
 Earning assets                                      223,168        192,865        143,819        102,153         47,897
 Securities (1)                                       16,051          5,471          7,832          7,414          7,009
 Loans (2)                                           187,759        154,788        118,709         69,977         35,777
 Allowance for loan losses                             1,933          1,602          1,226            812            334
 Deposits                                            183,299        160,447        107,826         77,740         45,281
 Shareholders' equity                                 19,222         18,976         16,913         15,578          5,516
 Per Share Data:
 Basic earnings (losses) per share                $     0.12     $     1.17     $     0.81     $     0.38     $     0.03
 Diluted earnings (losses) per share                    0.12           1.16           0.79           0.38           0.03
 Book value (period end)                               11.17          11.03           9.83           9.05           3.21
 Tangible book value (period end)                      11.17          11.03           9.82           9.03           3.17
 Performance Ratios:
 Return on average assets                                0.1%           1.1%           1.0%           0.8%          0.15 %
 Return on average equity                               1.17          11.18           8.51           6.57           1.01
 Net interest margin (3)                                3.33           4.17           4.02           3.83           4.10
 Efficiency (4)                                        67.52          53.19          54.57          53.34          81.35
 Capital and Liquidity Ratios:
 Average equity to average assets                        8.2%         10.29 %        12.50 %        12.35 %        14.69 %
 Leverage (4.00% required minimum)                      8.56           9.93          11.48          15.29          11.25
 Tier 1 risk-based capital ratio                        9.89          12.22          14.37          20.89          14.47
 Total risk-based capital ratio                        10.89          13.26          15.41          21.99          15.35
 Average loans to average deposits                    104.08         100.58          93.90          87.01          77.64

----------------------
1 All securities are available-for-sale and are stated at fair value. Nonmarketable equity securities are excluded.
2  Loans are stated at gross amounts before allowance for loan losses.
3  Net interest income divided by average earning assets.
4 Noninterest expense divided by the sum of net interest income and noninterest income, net of gains and losses on sales of assets.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                              Basis of Presentation

The following discussion should be read in conjunction with the preceding "Selected Financial Data" and our Financial Statements and the Notes thereto and the other financial data included elsewhere in our Annual Report. The financial information provided below has been rounded in order to simplify its presentation. However, the ratios and percentages provided below are calculated using the detailed financial information contained in the Financial Statements, the Notes thereto and the other financial data included elsewhere in this Annual Report.

                                     General

RHBT Financial Corporation (the Company) was organized in 1999 to serve as a bank holding company for Rock Hill Bank & Trust (the Bank). The Bank commenced business on May 20, 1996 as a South Carolina state-chartered bank headquartered in Rock Hill, South Carolina. Our principal business activity is to provide banking services to domestic markets, principally in York County, South Carolina. In addition to providing traditional banking services, we have a trust department that offers a full range of trust services and a mortgage loan division. The mortgage loan division originates loans to purchase existing or construct new homes and to refinance existing mortgages. We opened two additional offices in 1999. The Ebenezer office opened in January 1999, and the Fort Mill/Tega Cay office opened in September 1999.

Our significant growth during the first two years of operations led to the need for additional capital. On July 28, 1998, we sold, through an underwritten public offering, 675,000 shares of common stock at a public offering price of $13.25 per share. On August 3, 1998, we sold an additional 101,250 common shares, also at a public offering price of $13.25 per share, pursuant to an underwriter's over-allotment provision.

On July 16, 1999, our Board of Directors declared a five-for-four stock split effected in the form of a 25% stock dividend payable on September 10, 1999 to shareholders of record on August 1, 1999. This resulted in the issuance of 344,063 shares of common stock. On November 8, 1999, our common stock began trading on The Nasdaq National Market under its previous symbol "RHBT."

On February 25, 2002, we announced that the Board had approved a cash dividend of $0.07 per share to shareholders of record on March 15, 2002. The dividend is payable on April 15, 2002. We also announced the establishment of a dividend reinvestment plan. The plan will allow for automatic reinvestment of cash dividends in our common stock and will allow the purchase of additional shares of our stock without paying brokerage commissions.

The Bank was named as a defendant in three lawsuits involving the Bank's trust department in 2001. The most significant case involved the alleged misdirection of $9.5 million deposited in an agency account in the Bank's trust department. The Bank reached a compromise settlement on the case of approximately $7.2 million. Ultimately, our insurance carriers provided us payments of approximately $7.2 million. Other smaller cases exist and the Bank takes the allegations of these cases seriously and intends to defend the other lawsuits vigorously.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


                           Quarterly Operating Results

The following table summarizes selected operating results and balance sheet averages for the quarters ended in 2001 and 2000.

                                               2001 Quarter ended                                2000 Quarter ended
                                -------------------------------------------     -----------------------------------------------
(Dollars in thousands,           Fourth      Third     Second      First          Fourth       Third       Second        First
except per share data)          Quarter      Quarter   Quarter     Quarter       Quarter      Quarter      Quarter       Quarter
                                --------    --------   -------    --------      ---------    --------      --------      -------

Statement of Operations Data:
 Net interest income           $    1,682  $   1,755  $   1,691    $  1,777      $    1,903    $  1,790  $    1,762   $    1,630
 Provision for loan losses            897      1,121         87          90             135         115         125          164
 Noninterest income                   228        196        241         243             145         249         266          248
 Noninterest expense               (4,292)    (1,041)     9,241       1,367           1,197       1,105       1,030          919
 Net income (loss)                  3,460      1,403     (5,029)        372             450         515         550          502
 Net income (loss) per share         2.00       0.82      (2.92)       0.22            0.26        0.30        0.32         0.29
Selected Average Balances:
 Total assets                  $  224,298  $ 216,573   $  210,280  $  206,671    $  191,008   $ 173,776  $  171,916   $  164,124
 Earning assets                   217,290    208,199      204,577     200,683       185,136     168,476     166,897      158,226
 Investment securities             14,098      5,802        5,210       5,726         6,792       6,809       6,923        7,847
 Loans                            183,002    171,396      171,380     163,329       154,030     147,391     140,003      127,122
 Deposits                         176,923    166,126      159,084     159,975       154,043     140,540     139,425      130,398


                              Results of Operations

Year ended December 31, 2001, compared with year ended December 31, 2000

Net interest income decreased $179,331, or 2.53%, to $6,905,425 in 2001 from $7,084,756 in 2000. The decrease in net interest income was due primarily to a decrease in yields on our average earning assets. Despite the decrease in yields, our average earning assets increased $37,731,000, or 22.21%, due to continued growth in our loan portfolio. The primary components of interest income were loans, including fees, of $15,054,078 and federal funds sold and securities purchased under agreements to resell of $1,081,465.

Our net interest spread and net interest margin were 2.77% and 3.33%, respectively, in 2001 compared to 3.37% and 4.17%, respectively, in 2000. The decreases in net interest spread and net interest margin were primarily the result of a decrease in yields on earning assets. While the yields on earning assets decreased 121 basis points, the decrease on interest-bearing liabilities only decreased 61 basis points. Yields on earning assets decreased from 9.19% in 2000 to 7.98% in 2001.

The provision for loan losses was $2,195,000 in 2001 compared to $539,000 in 2000. The increase of $1,656,000 in the provision is a result of the charge off of loans to one borrower. The total losses recognized on loans to this borrower totaled $1,730,308. We continue to maintain the allowance for loan losses at a level that we believe to be sufficient to cover known and inherent losses in the loan portfolio.

Noninterest income increased $641, or 0.07%, to $908,379 in 2001 from $907,738 in 2000. The increase is primarily attributable to increased service charges on deposit accounts and increased residential mortgage origination fees. Service charges increased $77,689, or 24.46%, to $395,258 for the year ended December 31, 2001. The increase in service charges on deposit accounts was attributable to an overall increase in the number of deposit accounts over the two years. Residential mortgage origination fees increased $83,640, or 45.01%, to $269,475 for the year ended December 31, 2001. This increase is attributable to an increase in home mortgage refinancings as a result of declining interest rates during the year. Income from fiduciary activities decreased $184,264, or 63.46%, to $106,112 for the year ended December 31, 2001 compared to $290,376 for the year ended December 31, 2000. This decrease is attributable to changes in the trust department with a focus on serving needs of our customers in the local community.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


                        Results of Operations (continued)

Noninterest expense increased $1,024,116, or 24.09%, to $5,275,543 in 2001 from $4,251,427 in 2000. Other operating expenses increased in most categories as a result of our continued growth. However, the largest increase was in legal expenses which increased $691,174, or 1,769.25% in 2001 from $39,066 in 2000.
The primary reason for the increase was the result of legal costs involved with a lawsuit against the Bank and a former trust officer. These expenses totaled approximately $600,000 for the year ended December 31, 2001. Salaries and benefits increased $292,534, or 17.32%, to $1,981,108 in 2001 from $1,688,574 in
2000. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Our efficiency ratio was 67.52% in 2001 compared to 53.19% in 2000.

Net income was $206,266 in 2001 compared to net income of $2,016,848 in 2000. The primary reason for the significant decrease in net income was due to the funding of the loan loss provision of $2,195,000. This charge to earnings as well as the legal fees associated with the lawsuit contributed to the overall decrease in net income. Despite these two factors, we continued our growth, as average-earning assets increased from $169,908,000 for the year ended December 31, 2000 to $207,639,000 for the year ended December 31, 2001. Return on average assets during 2001 was 0.10% compared to 1.15% during 2000, and return on average equity was 1.17% during 2001 compared to 11.18% during 2000.

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

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


                        Results of Operations (continued)

Noninterest expense increased $1,152,515, or 37.19%, to $4,251,427 in 2000 from $3,098,912 in 1999. Other operating expenses increased in most categories as a result of our continued growth. Other operating expenses increased $645,348 to $1,893,508 for the year ended December 31, 2000. Included in other operating expenses were $126,732 of legal, accounting and investment advisory expenses associated with the suspended merger with Ridgeway Bancshares, Inc. Salaries and benefits increased $420,067, or 33.12%, to $1,688,574 in 2000 from $1,268,507 in
1999. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. The Company's efficiency ratio was 53.19% in 2000 compared to 54.57% in 1999. The decrease is partly attributable to the increase in noninterest expense.

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

                               Net Interest Income

General. The largest component of our net income is net interest income, which is the difference between the income earned on assets and interest paid on deposits and borrowings used to support such assets. Net interest income is determined by the yields earned on our interest-earning assets and the rates paid on our interest-bearing liabilities, the relative amounts of interest-earning assets and interest-bearing liabilities, and the degree of mismatch and the maturity and repricing characteristics of our interest-earning assets and interest-bearing liabilities. Net interest income divided by average interest-earning assets represents our net interest margin.

Average Balances, Income and Expenses, and Rates. The following table sets forth, for the periods indicated, certain information related to our average balance sheet and our average yields on assets and average costs of liabilities. Such yields are derived by dividing income or expense by the average balance of the corresponding assets or liabilities. Average balances have been derived from the daily balances throughout the periods indicated.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                         Net Interest Income (continued)

Year ended December 31,                                    2001                                 2000
                                                 --------------------------------     ---------------------------------
                                                 Average       Income/     Yield/      Average       Income/     Yield/
(Dollars in thousands)                           Balance       Expense     Rate        Balance       Expense     Rate
                                                 -------       -------     ------     --------       -------     -----

 Assets:
 Earning Assets:
   Loans (1)                                      $ 172,389     $   15,054   8.73 % $   142,183     $   13,947    9.81    %
   Securities, taxable (2)                            6,755            339   5.02         6,865            408    5.94
   Federal funds sold and securities
    purchased under agreements to resell             26,965          1,081   4.01        20,055          1,194    5.95
   Nonmarketable equity securities                    1,530            103   6.73           805             66    8.20
                                                 ----------     ----------           ----------     ----------
 Total earning assets                               207,639         16,577   7.98       169,908         15,615    9.19
                                                                ----------                          ----------
 Cash and due from banks                              3,987                               3,419
 Premises and equipment                               1,576                               1,650
 Other assets                                         3,376                               1,712
 Allowance for loan losses                           (2,011)                             (1,449)
                                                 ----------                          ----------
 Total assets                                    $  214,567                          $  175,240
                                                 ==========                          ==========

 Liabilities:
 Interest-Bearing Liabilities:
 Interest-bearing transaction accounts           $   10,023            117   1.17 %  $    7,499            154    2.05 %
 Savings deposits                                    21,660            809   3.73        26,142          1,257    4.81
 Time deposits                                      125,087          7,330   5.86        97,798          6,254    6.39
 Federal funds purchased
  and securities sold under
  agreements to repurchase                            5,103            168   3.29         6,640            330    4.97
 Federal Home Loan Bank advances                     23,710          1,248   5.26         8,463            536    6.33
                                                 ----------     ----------           ----------     ----------
 Total interest-bearing liabilities                 185,583          9,672   5.21       146,542          8,531    5.82
                                                                ----------                          ----------
 Demand deposits                                      8,863                               9,931
 Accrued interest and other liabilities               2,492                                 727
 Shareholders' equity                                17,629                              18,040
                                                 ----------                          ----------
 Total liabilities and                           $  214,567                          $  175,240
                                                 ==========                          ==========
  shareholders' equity
 Net interest spread                                                         2.77 %                               3.37 %
 Net interest income                                            $    6,905                          $    7,084
                                                                ==========                          ==========
 Net interest margin                                                         3.33 %                               4.17 %

Average Balances, Income, Expenses, and Rates

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

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


                         Net Interest Income (continued)

Analysis of Changes in Net Interest Income. The following table sets forth the effect which the varying levels of earning assets and interest-bearing liabilities and the applicable rates have had on changes in net interest income from 2000 to 2001, and 1999 to 2000.

Analysis of Changes in Net Interest Income
Year Ended December 31,
(Dollars in thousandds)
                                                2001 Compared With 2000                       2000 Compared With 1999
                                          -----------------------------------           -----------------------------------
                                                    Variance Due to                                Variance Due to
                                            Volume (1)   Rate (1)    Total                Volume (1)   Rate (1)    Total
                                          ------------  ----------  ---------           ------------  ----------  ---------
 Earning Assets
 Loans                                     $  2,752    $ (1,645)      $  1,107              $  4,823     $      670   $  5,493
 Securities, taxable                             (7)        (62)           (69)                  (67)            31        (36)
 Federal funds sold and securities              342        (455)          (113)                 (230)           252         22
  purchased under agreements
  to resell
 Nonmarketable equity securities                 51         (14)            37                    23             16         39
   Total interest income                      3,138       (2,176)          962                 4,549            969      5,518
                                           --------    ---------      --------             ---------     ----------   --------

 Interest-Bearing Liabilities
 Interest-bearing deposits:
 Interest-bearing transaction accounts           42          (79)          (37)                    6              2          8
 Savings and market rate investments           (194)        (254)         (448)                  287             95        382
 Time deposits                                1,628         (552)        1,076                 2,350            535      2,885
                                           --------    ---------      --------             ---------     ----------   --------
 Total interest-bearing deposits              1,476         (885)          591                 2,643            632      3,275
 Federal funds purchased and                    (65)         (97)         (162)                  (56)          (189)      (245)
  securities sold under
  agreements to repurchase
 Federal Home Loan Bank advances                817         (105)          712                   414             30        444
                                           --------    ---------      --------             ---------     ----------   --------
 Total interest expense                       2,228       (1,087)        1,141                 3,001            473      3,474
                                           --------    ---------      --------             ---------     ----------   --------

 Net interest income                      $     910      $(1,089)    $    (179)            $   1,548      $     496    $ 2,044
                                           ========    =========      ========             =========      =========    ========

(1) Volume-rate changes have been allocated to each category based on the percentage of the total change.

Interest Sensitivity. We monitor and manage the pricing and maturity of our assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on our net interest income. The principal monitoring technique employed by us is the measurement of our interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                         Net Interest Income (continued)


The following table sets forth our interest rate sensitivity at December 31, 2001.

Interest Sensitivity Analysis

                                                             After One     After Three                     Greater
                                                              Through        Through                      Than One
December 31, 2001                             Within One       Three         Twelve       Within One    Year or Non-
(Dollars in thousands)                          Month         Months         Months          Year        Sensitive        Total
                                               ------        -------        -------         -----       ----------        -----

Assets
Earning assets
 Loans                                           $78,030       $ 1,959       $ 22,600       $102,589        $85,170      $187,759
 Securities available-for-sale                         -             -              -              -         16,051        16,051
 Nonmarketable equity securities                   1,602             -              -          1,602              -         1,602
 Federal funds sold and securities                17,756             -              -         17,756              -        17,756
                                                --------       -------       --------       --------       --------       -------
  purchased under agreements to resell
 Total earning assets                             97,388         1,959         22,600        121,947        101,221       223,168
                                                --------       -------       --------       --------       --------       -------

 Liabilities
 Interest-bearing liabilities:
 Interest-bearing deposits:
 Demand deposits                                  13,192             -              -         13,192              -        13,192
 Savings deposits                                 23,763             -              -         23,763              -        23,763
 Time deposits                                     1,593        41,963         52,326         95,882         41,875       137,757
                                                --------       -------       --------       --------       --------       -------
 Total interest-bearing deposits                  38,548        41,963         52,326        132,837         41,875       174,712
 Federal Home Loan Bank advances                       -             -              -              -         25,000        25,000
 Securities sold under                             4,001             -              -          4,001              -         4,001
                                                --------      --------       --------       --------       --------       -------
  agreements to repurchase
 Total interest-bearing liabilities               42,549        41,963         52,326        136,838         66,875       203,713
                                                --------      --------       --------       --------       --------       -------
 Period gap                                     $ 54,839      $(40,004)      $(29,726)      $(14,891)      $ 34,346
                                                ========      ========       ========       ========       ========
 Cumulative gap                                 $ 54,839      $ 14,835       $(14,891)      $(14,891)      $ 19,455
                                                ========      ========       ========       ========       ========
 Ratio of cumulative gap                           24.57%         6.65%         (6.67)%        (6.67)%         8.72%
  to total earning assets


The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Securities purchased under agreements to resell are reflected at the maturity date of each agreement which ranges from one to thirty days. Debt securities are reflected at each instrument's ultimate maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give us the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Securities sold under agreements to repurchase are reflected at the maturity date of each repurchase agreement which ranges from one to thirty days. Advances from the Federal Home Loan Bank are reflected at their contractual maturity dates.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                         Net Interest Income (continued)

We generally would benefit from increasing market rates of interest when we have an asset-sensitive gap position and generally would benefit from decreasing market rates of interest in a liability-sensitive gap position. We are liability-sensitive over the three month to twelve month time frame. However, our gap analysis is not a precise indicator of its interest sensitivity position. The analysis presents only a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. For example, rates paid on a substantial portion of core deposits may change contractually within a relatively short time frame, but those rates are viewed by us as significantly less interest-sensitive than market-based rates such as those paid on non-core deposits. Accordingly, we are sensitive of our true interest sensitivity as it depends to a great extent on purchased funds to support earning assets. Net interest income may be impacted by other significant factors in a given interest rate environment, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     Provision and Allowance for Loan Losses

General. We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem credits. On a monthly basis, our Board of Directors reviews and approves the appropriate level for our allowance for loan losses based upon management's recommendations, the results of the internal monitoring and reporting system, an analysis of economic conditions in our market, and a review of historical statistical data for us and other financial institutions.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our income statement, are made periodically to maintain the allowance at an appropriate level based on our analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

Our allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. Risk grades are assigned to loans when a loan is first made. On a quarterly basis thereafter, loans are evaluated to determine if the risk associated with the credit has changed. The results of this risk rating system are then used in calculating the adequacy of the allowance for loan losses. In addition, we monitor the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of our monitoring and analysis system are also reviewed periodically by the banking regulators and our independent auditors.

Based on present information and an on-going evaluation, we consider the allowance for loan losses to be adequate to meet presently known and inherent risks in the loan portfolio. Our judgment about the adequacy of the allowance is based upon a number of assumptions about future events which we believe to be reasonable but which may or may not be accurate. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. We do not allocate the allowance for loan losses to specific categories of loans but evaluate the adequacy on an overall portfolio basis utilizing our risk grading system.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

               Provision and Allowance for Loan Losses (continued)

The following table sets forth certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2001, 2000, and 1999.

Allowance for Loan Losses

(Dollars in thousands)                                                 2001               2000               1999
                                                                       ----               ----               ----

 Total loans outstanding at end of period                             $ 187,759           $ 154,788          $ 118,709
                                                                      ==========          ==========         =========
 Average loans outstanding                                            $ 172,389           $ 142,183          $  92,597
                                                                      ==========          ==========         =========
 Balance of allowance for loan losses at beginning                    $   1,602           $   1,226          $     812
  of period
 Loan losses:
 Real estate - construction                                                   -                   -                  -
 Real estate - mortgage                                                       3                   -                  -
 Commercial and industrial                                                1,858                 143                  -
 Consumer                                                                     7                  25                 16
                                                                      ---------          ----------          ---------
 Total loan losses                                                        1,868                 168                 16
                                                                      ---------          ----------          ---------
 Recoveries of previous loan losses:
 Real estate - construction                                                   -                   -                  -
 Real estate - mortgage                                                       -                                      -
 Commercial and industrial                                                    3                   3                  -
 Consumer                                                                     1                   2                  -
                                                                      ---------          ----------          ---------
 Total recoveries                                                             4                   5                  -
                                                                      ---------          ----------          ---------
 Net loan losses                                                          1,864                 163                 16
 Provision for loan losses                                                2,195                 539                430
                                                                      ---------          ----------          ---------
 Balance of allowance for loan losses at end of period                $   1,933          $    1,602          $   1,226
                                                                      =========          ==========          =========

 Allowance for loan losses to period end loans                             1.03 %              1.03 %             1.03 %
 Net charge-offs to average loans                                          1.08                0.11               0.02


                              Nonperforming Assets

Nonperforming Assets. The following table sets forth our nonperforming assets for the dates indicated.

December 31,                                                                   2001            2000           1999
                                                                               ----            ----           ----
 (Dollars in thousands)
 Nonaccrual loans                                                          $          -    $     1,956   $          -
 Restructured or impaired loans                                                       -              -              -
                                                                          -------------     ----------   ------------
     Total nonperforming loans                                                        -          1,956              -
 Other real estate owned                                                            324            235              -
                                                                          -------------    -----------   ------------
     Total nonperforming assets                                           $         324    $     2,191   $          -
                                                                          =============      =========   ============
 Loans 90 days or more past due and still accruing interest                        0.17%   $         1              -
 Nonperforming assets to period end loans                                                         1.42%          0.00%

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                        Nonperforming Assets (continued)

Accrual of interest is discontinued on a loan when we believe, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if our nonaccrual loans had been current in accordance with their original terms, is immaterial.

At December 31, 2000 nonperforming assets totaled $2,190,631. This amount was comprised primarily of the loans to one borrower charged off in 2001. There were no nonperforming assets at December 31, 2001 or December 31, 1999.

Potential Problem Loans. At December 31, 2001, we reviewed our loan portfolio to identify any criticized or classified loans through our internal review mechanism. As a result of the internal review, we identified no criticized loans and no classified loans. All classified loans were charged off prior to December 31, 2001.

                         Noninterest Income and Expense

Noninterest Income. Noninterest income for the year ended December 31, 2001 was $908,379, an increase of $641 from $907,738 for the year ended December 31, 2000. The increase is primarily a result of an increase in service charges on deposit accounts from $317,569 for the year ended December 31, 2000 compared to $395,258 for the year ended December 31, 2001. Residential mortgage origination fees also increased $83,640 or 45.01% from $185,835 in 2000 to $269,475 for the year ended December 31, 2001. This increase was a result of home mortgage refinancings due to significant declines in interest rates in 2001. Income from fiduciary activities decreased from $290,376 in 2000 to $106,112 for the year ended December 31, 2001 as we continued to refocus the trust department toward traditional activities and local customers.

Noninterest income for the year ended December 31, 2000 was $907,738, an increase of $268,597 from $639,141 for the year ended December 31, 1999. The increase is primarily a result of an increase in service charges on deposit accounts from $227,153 for the year ended December 31, 1999 to $317,569 for the year ended December 31, 2000. In addition, income from fiduciary activities increased from $205,882 in 1999 to $290,376 for the year ended December 31, 2000. Residential mortgage origination fees increased $80,936 or 77.16% from $104,899 in 1999 to $185,835 for the year ended December 31, 2000.

The following table sets forth the principal components of noninterest income for the years ended December 31, 2001, 2000, and 1999.

Noninterest Income

                                                            Year Ended December 31,
                                                      -----------------------------------
 (Dollars in thousands)                               2001            2000           1999
                                                      ----            ----           ----

 Service charges on deposit accounts                   $ 395          $ 318           $ 227
 Income from fiduciary activities                        106            290             206
 Residential mortgage origination fees                   269            186             105
 Other income                                            138            114             101
                                                        ----           ----             ---
   Total noninterest income                           $  908          $ 908           $ 639
                                                        ====           ====            ====

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


                   Noninterest Income and Expense (continued)

Noninterest Expense. Noninterest expense increased $1,024,116 or 24.09% to $5,275,543 for the year ended December 31, 2001. The largest increase was in legal fees which increased $691,174, or 1,769.25%, to $730,240 for the year ended December 31, 2001. As stated earlier, these expenses were primarily attributable to legal issues involving the trust department. Salaries and employee benefits increased $292,534, or 17.32%, in 2001 from $1,688,574 in 2000. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. Occupancy expense increased $117,415, or 19.60%, in 2001 from $598,983 in 2000. The increase is attributable to normal increases in operating three branch offices and increased property taxes.

Noninterest expense increased $1,152,515 or 37.19% to $4,251,427 for the year ended December 31, 2000. Of this total, other operating expenses increased $583,090, or 43.46% to $1,924,804 in 2000 from $1,341,714 in 1999. Included in this amount were $126,732 of legal and accounting expenses associated with the suspended merger with Ridgeway Bancshares, Inc. Also included were advertising and marketing expenses which totaled $70,362 in 2000 as compared to $125,756 in 1999. Salaries and employee benefits increased $420,067, or 33.12%, in 2000 from $1,268,507 in 1999. This increase is attributable to normal pay increases and the hiring of additional staff to meet needs associated with our growth. The large amount of expenses incurred in 1999 was attributable to the opening of two new offices in Ebenezer and Fort Mill/Tega Cay.

The following table sets forth the primary components of noninterest expense for the years ended December 31, 2001, 2000, and 1999.

Noninterest Expense

                                                                    Year Ended December 31,
                                                              -----------------------------------
 (Dollars in thousands)                                       2001            2000           1999
                                                              ----            ----           ----

 Salaries and employee benefits                             $ 1,981        $ 1,689         $ 1,269
 Net occupancy expense                                          716            599             456
 Advertising and marketing expense                               89             70             126
 Office supplies, forms, and stationery                         126             93             139
 Data processing and supplies                                   420            360             256
 Professional fees and services                                 160            134              69
 Telephone expenses                                              86            109             104
 Merger expense (relating to Ridgeway Bancshares, Inc.)          22            127               -
 Amored car/courier service                                      72             66              17
 Legal expense                                                  730             39              32
 Other                                                          874            965             631
                                                           --------        -------        --------
    Total noninterest expense                              $  5,276       $  4,251        $  3,099
                                                           ========       ========        ========

 Efficiency ratio                                             67.52%         53.19%          54.57%

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


                                 Earning Assets

Loans. Loans remain our primary source of growth in earning assets and typically provide higher yields than the other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which we attempt to control and counterbalance. Loans averaged $172,389,000 in 2001 compared to $142,183,000 in 2000, an increase of $30,206,000 or 21.24%. At
December 31, 2001, total loans were $187,759,123 compared to $154,788,284 at December 31, 2000.

The increase in loans during 2001 was primarily due to our continued growth. The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights our general emphasis on commercial and mortgage lending.

Composition of Loan Portfolio

December 31,                                                             2001                            2000
                                                                 ------------------------       ------------------------
                                                                             Percent of                     Percent of
(Dollars in thousands)                                           Amount         Total            Amount        Total
                                                                -------      -----------       -------      -----------

 Commercial and industrial                                       $  133,669        71.19 %       $ 91,772        59.29 %
 Real estate
 Construction                                                         6,376         3.40            5,793         3.74
 Mortgage-residential                                                24,625        13.12           27,122        17.52
 Mortgage-nonresidential                                             19,381        10.32           25,688        16.60
 Consumer                                                             2,816         1.50            3,480         2.25
 Other                                                                  892         0.47              933         0.60
                                                                 ----------       ------         --------      -------
 Total loans                                                        187,759       100.00  %       154,788       100.00  %
                                                                                 =======                       =======
 Allowance for loan losses                                           (1,933)                       (1,602)
                                                                 ----------                      --------
 Net loans                                                       $  185,826                     $ 153,186
                                                                 ==========                      ========

Our loan portfolio is largely comprised of commercial and industrial loans. Commercial and industrial loans increased $41,897,582, or 45.65%, to $133,669,086 at December 31, 2001, from $91,771,504 at December 31, 2000. This category of loans also includes discounted accounts receivable loans that totaled $5,660,501 at December 31, 2001, a decrease of $1,665,742, or 22.74%, from December 31, 2000.

In the context of this discussion, a "real estate mortgage loan" is defined as any loan, other than loans for construction purposes, secured by real estate, regardless of the purpose of the loan. It is common practice for financial institutions in our market area to obtain a security interest in real estate whenever possible, in addition to any other available collateral. This collateral is taken to reinforce the likelihood of the ultimate repayment of the loan and tends to increase the magnitude of the real estate loan portfolio component.

Our loan portfolio also has a significant amount of real estate mortgage loans. At December 31, 2001, real estate mortgage loans totaled $44,006,124 and represented 23.44% of the total loan portfolio, compared to $52,809,952, or 34.12%, at December 31, 2000.

Residential mortgage loans decreased $2,497,078, or 9.21%, to $24,624,627 at December 31, 2001, from $27,121,705 at December 31, 2000. Residential real estate loans consist of first and second mortgages on single or multi-family residential dwellings. Nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland, decreased $6,306,750, or 24.55%, to $19,381,497 at December 31, 2001,
from $25,688,247 at December 31, 2000.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                           Earning Assets (continued)

Consumer loans decreased $664,277, or 19.09%, to $2,816,037 at December 31, 2001, from $3,480,314 at December 31, 2000. We continue to focus on commercial lending and real estate rather than consumer lending.

Our loan portfolio reflects the diversity of our market. Our three office locations are in York County, South Carolina. The economy of Rock Hill contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Due to its proximity to a major interstate highway, Winthrop University, and York Technical College, two state-supported institutions, we expect the area to remain stable with continued growth. The diversity of the economy creates opportunities for all types of lending. We do not engage in foreign lending.

The repayment of loans in the loan portfolio as they mature is also a source of liquidity for us. The following table sets forth our loans maturing within specified intervals at December 31, 2001.

Loan Maturity Schedule and Sensitivity to Changes in Interest Rates

                                                                             Over One
                                                                               Year
December 31, 2001                                           One Year or       Through       Over Five
 (Dollars in thousands)                                        Less         Five Years        Years           Total
                                                            -----------     ----------      ----------       -------
 Commercial and industrial                                   $  76,089       $ 28,527        $ 29,053       $ 133,669
 Real estate                                                    25,654         19,901           4,827          50,382
 Consumer and other                                                846          2,438             424           3,708
                                                             ---------       --------        --------       ---------
                                                             $ 102,589       $ 50,866        $ 34,304       $ 187,759
                                                             ---------       --------        --------       ---------

 Loans maturing after one year with:
 Fixed interest rates                                                                                       $  85,170
 Floating interest rates                                                                                            -
                                                                                                            ---------
                                                                                                            $  85,170
                                                                                                            =========


The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, we believe this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Investment Securities. The investment securities portfolio is also a component of our total earning assets. Total securities, including securities available-for-sale and nonmarketable equity securities, averaged $8,285,000 in 2001, compared to $7,670,000 in 2000. At December 31, 2001, the total securities portfolio was $17,653,044. All securities designated as available-for-sale were recorded at their estimated fair value. During the fourth quarter of 2001, we made an effort to improve our liquidity position by purchasing additional securities available-for-sale. Nonmarketable equity securities include
Federal Home Loan Bank stock and Community Financial Services, Inc. (parent company of The Bankers Bank) stock. These securities are recorded at their original cost and totaled $1,601,794 at December 31, 2001.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations

                           Earning Assets (continued)

The following table sets forth the fair value of the securities held by us at the dates indicated.

Fair Value of Securities

December 31,                                              2001            2000
                                                          ----            ----
 (Dollars in thousands)
 U.S. Government agencies and corporations             $ 16,051         $ 5,471
 Nonmarketable equity securities                          1,602             952
                                                         ------          ------

 Total securities                                      $ 17,653         $ 6,423
                                                         ======          ======


The following table sets forth the scheduled maturities and average yields of securities held at December 31, 2001.

Investment Securities Maturity Distribution and Yields

                                          After One But
December 31, 2001                         Within Five Years          Total
                                          ------------------  ------------------
(Dollars in thousands)                    Amount  Yield         Amount  Yield
                                          ------ ------       -------   -----

U.S. Government agencies and corporations $16,051   4.24 %     $16,051   4.24 %
                                          =======              =======


Other attributes of the securities portfolio, including yields and maturities, are discussed above in "---Net Interest Income--- Interest Sensitivity."

Short-Term Investments. Short-term investments, which consist primarily of federal funds sold and securities purchased under agreements to resell, averaged $26,965,000 in 2001, compared to $20,055,000 in 2000. At December 31, 2001, short-term investments totaled $17,756,000 compared to $31,653,900 at December 31, 2000. These funds are an important source of our liquidity. Federal funds are generally invested in an earning capacity on an overnight basis. Securities purchased under agreements to resell are invested on a one to thirty day period, depending on the terms of each agreement.

                 Deposits and Other Interest-Bearing Liabilities

Average interest-bearing liabilities increased $39,041,000, or 26.64%, to $185,583,000 in 2001, from $146,542,000 in 2000. Average interest-bearing deposits increased $25,331,000, or 19.27%, to $156,770,000 in 2001, from $131,439,000 in 2000. These increases resulted from increases in most categories of interest-bearing liabilities, primarily as a result of our continued growth.

Deposits. Average total deposits increased $24,263,000, or 17.16%, to $165,633,000 during 2001, from $141,370,000 during 2000. At December 31, 2001, total deposits were $183,299,434 compared to $160,446,969 a year earlier, an increase of 14.24%.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations



           Deposits and Other Interest-Bearing Liabilities (continued)

The following table sets forth our deposits by category at the dates indicated.

Deposits

December 31,                                           2001                           2000
                                              ------------------------      -------------------------
                                                            Percent of                     Percent of
(Dollars in thousands)                         Amount       Deposits          Amount        Deposits
                                                -------     ---------      ----------     ----------
Demand deposit accounts                        $    8,588         4.69 %       $  10,102         6.30 %
NOW accounts                                       13,191         7.20             7,174         4.47
Money market accounts                              22,185        12.10            18,831        11.74
Savings accounts                                    1,578         0.86             1,201         0.75
Time deposits less than $100,000                   58,744        32.05            60,151        37.49
Time deposits of $100,000 or over                  79,013        43.10            62,988        39.25
                                               ----------       ------         ---------        -----
Total deposits                                 $  183,299       100.00  %      $ 160,447       100.00 %
                                               ==========       ======         =========       ======

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits increased $6,827,684 in 2001 due to our continued growth.

Deposits have been our primary source of funding and have enabled us to meet successfully both our short-term and long-term liquidity needs. We anticipate that such deposits will continue to be our primary source of funding in the future. Due to the high cost of local funds, we also purchase brokered deposits as an additional funding source. At December 31, 2001, certificates of deposit included brokered deposits totaling $40,852,000. Eighteen of these accounts had current balances of $100,000 or more and totaled $40,559,000 at December 31, 2001. All remaining accounts had balances of $99,000 or less and totaled $293,000. Our loan-to-deposit ratio was 102.43% at December 31, 2001, and 96.47% at the end of 2000. The maturity distribution of our time deposits of $100,000 and over at December 31, 2001, is set forth in the following table:

Maturities of Certificates of Deposit of $100,000 or More

                                                               After         After Six
                                                               Three          Through
                                             Within Three    Through Six      Twelve       After Twelve
(Dollars in thousands)                          Months         Months         Months         Months          Total
                                             ------------    ----------    -----------     -----------     ---------
 Certificates of deposit of $100,000 or more   $ 30,510      $ 13,112       $ 11,202        $ 24,189       $ 79,013


Approximately 38.61% of our time deposits of $100,000 and over had scheduled maturities within three months, and 55.21% had maturities within six months. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits.

Borrowed Funds. Borrowed funds consist of short-term borrowings, in the form of federal funds purchased and securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank.

Average short-term borrowings were $5,103,000 in 2001, compared to $6,640,000 in 2000. At December 31, 2001, securities sold under agreements to repurchase totaled $4,001,000. The average balance in 2001 related mostly to securities sold under agreements to repurchase with several customers. These agreements typically range from one to thirty days. Although we may from time to time use short-term borrowings as a secondary funding source, deposits will continue to be our primary funding source.

Advances from the Federal Home Loan Bank averaged $23,710,000 in 2001, compared to $8,463,000 in 2000. At December 31, 2001, advances from the Federal Home Loan Bank totaled $25,000,000. Of these advances, $5,000,000 mature in 2005 and the remaining $20,000,000 mature in 2011. These advances are used as a secondary funding source.

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations



                                     Capital

We are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material effect on our financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, we must meet specific capital guidelines that involve quantitative measures of our assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Our capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require us to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available-for-sale, minus certain intangible assets. Our Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

We are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

We exceeded these regulatory capital ratios at December 31, 2001 as set forth in the following table.

                                                    The            The
 (Dollars in thousands)                            Company          Bank
                                                   -------          ----

 Tier 1 capital                                  $  19,189        $ 19,129
 Tier 2 capital                                      1,933           1,933
                                                  --------         -------
 Total qualifying capital                        $  21,122        $ 21,062
                                                  ========         =======

 Risk-adjusted total assets                      $ 193,969       $ 193,966
                                                  ========        ========
  (including off-balance sheet exposures)

 Risk-based capital ratios:
 Tier 1 risk-based capital ratio                      9.89%           9.86%
 Total risk-based capital ratio                      10.89%          10.86%
 Tier 1 leverage ratio                                8.56%           8.53%

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations



                   Liquidity Management and Capital Resources

Liquidity management involves monitoring our sources and uses of funds in order to meet our day-to-day cash flow requirements while maximizing profits. Liquidity represents our ability to convert assets into cash or cash equivalents without significant loss and to raise additional funds by increasing liabilities. Without proper liquidity management, we would not be able to perform the primary function of a financial intermediary and would, therefore, not be able to meet the needs of the communities we serve.

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

                     Impact of Off-Balance Sheet Instruments

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. Our exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used.

We use the same credit underwriting procedures for commitments to extend credit and standby letters of credit as we do for our on-balance sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

We are not involved in off-balance sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or that could significantly impact earnings.

As of December 31, 2001 our commitments to extend credit totaled $32,164,094 and our standby letters of credit totaled $433,536. We believe that through various sources of liquidity, we have the necessary resources to meet obligations arising from these financial commitments. Although our commitments are greater than our available funds and the amount of credit we currently maintain, our experience has been that a significant portion of these commitments often expire without being used.

The following table sets forth the Company's expiration of commitments by period as of December 31, 2001.

                                             Over One Year         Over Three        Over
(Dollars in thousands)        Within One       Through            Through Five       Five
Form of Commitment              Year          Three Years             Years          Years        Total
                             ------------    --------------      -----------        ------        ------

 Lines of Credit             $     19,800     $       1,965        $    765       $ 9,634        $32,164
 Standby Letters of Credit            348                86               -             -            434
                             ------------     -------------        --------       -------        -------

                             $     20,148     $       2,051       $     765       $ 9,634        $32,598
                             ============     =============        ========       =======        =======

                           RHBT FINANCIAL CORPORATION

                      Management's Discussion and Analysis
                of Financial Condition and Results of Operations


                    Accounting and Financial Reporting Issues

In July, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. We adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. We plan to adopt SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on July 1, 2000. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since we did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001 or 2000.

                               Impact of Inflation

Unlike most industrial companies, the assets and liabilities of financial institutions are primarily monetary in nature. Therefore, interest rates have a more significant effect on our performance than do the effects of changes in the general rate of inflation and change in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, we seek to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation.

                              Industry Developments

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended, in part, to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that we face from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on us.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect us.

                           RHBT FINANCIAL CORPORATION

                        Consolidated Financial Statements

                  Years Ended December 31, 2001, 2000 and 1999

                                       and

                          Independent Auditors' Report





                                Table of Contents
                                                                                                           Page No.

Independent Auditors' Report......................................................................................21
Consolidated Balance Sheets.......................................................................................22
Consolidated Statements of Income.................................................................................23
Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income...............................24
Consolidated Statements of Cash Flows.............................................................................25
Notes to Consolidated Financial Statements.....................................................................26-45



                       TOURVILLE, SIMPSON & CASKEY, L.L.P.

                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                                   MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                             PRIVATE COMPANIES
R. JASON CASKEY, CPA                                           PRACTICE SECTIONS
----------------------------
JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA


                          INDEPENDENT AUDITORS' REPORT



The Board of Directors
RHBT Financial Corporation
Rock Hill, South Carolina


We have audited the accompanying consolidated balance sheets of RHBT Financial Corporation as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income and cash flows for the years ended December 31, 2001, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of RHBT Financial Corporation as of December 31, 2001 and 2000 and the results of their operations and cash flows for the years ended December 31, 2001, 2000 and 1999 in conformity with accounting principles generally accepted in the United States of America.




Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
January 10, 2002

                           RHBT FINANCIAL CORPORATION

                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                                                                          2001              2000
                                                                                          ----              ----

 Assets:
 Cash and cash equivalents:
 Cash and due from banks                                                               $  6,713,420      $  4,468,217
 Federal funds sold and securities purchased under
  agreements to resell                                                                   17,756,000        31,653,900
                                                                                        -----------       -----------
 Total cash and cash equivalents                                                         24,469,420        36,122,117
                                                                                        -----------       -----------

 Investment securities:
 Securities available-for-sale                                                           16,051,250         5,470,765
 Nonmarketable equity securities                                                          1,601,794           951,794
                                                                                        -----------       -----------
 Total investment securities                                                             17,653,044         6,422,559
                                                                                        -----------       -----------

 Loans receivable:                                                                      187,759,123       154,788,284
 Less allowance for loan losses                                                          (1,932,698)       (1,601,539)
                                                                                        -----------       -----------
 Loans, net                                                                             185,826,425       153,186,745

 Premises, furniture & equipment, net                                                     1,524,851         1,567,900
 Accrued interest receivable                                                              1,716,661         1,308,225
 Other real estate owned                                                                    323,577           235,061
 Other assets                                                                               934,398           698,422
                                                                                        -----------       -----------
 Total assets                                                                          $232,448,376      $180,565,194
                                                                                        ===========       ===========

 Liabilities:
 Deposits:
 Noninterest-bearing transaction accounts                                              $  8,587,618      $ 10,101,875
 Interest-bearing transaction accounts                                                   13,191,520         7,174,211
 Savings                                                                                 23,763,200        20,031,564
 Time deposits $100,000 and over                                                         79,013,098        62,988,317
 Other time deposits                                                                     58,743,998        60,151,002
                                                                                        -----------       -----------
 Total deposits                                                                         183,299,434       160,446,969

 Securities sold under agreements to repurchase                                           4,001,000         7,113,900
 Advances from the Federal Home Loan Bank                                                25,000,000        12,000,000
 Accrued interest payable                                                                   801,690           763,783
 Other liabilities                                                                          124,035           240,542
                                                                                       ------------      ------------
 Total liabilities                                                                      213,226,159       180,565,194
                                                                                       ------------      ------------

 Commitments and Contingencies (Notes 4 and 14)

 Shareholders' Equity:
 Common stock, $.01 par value, 10,000,000 shares authorized;                                 17,209            17,209
    1,720,928 shares issued and outstanding
    at December 31, 2001 and 2000
 Capital surplus                                                                         15,383,929        15,383,929
 Retained earnings                                                                        3,787,766         3,581,500
 Accumulated other comprehensive income (loss)                                               33,313            (6,803)
                                                                                       ------------      ------------
 Total shareholders' equity                                                              19,222,217        18,975,835
                                                                                       ------------      ------------

 Total liabilities and shareholders' equity                                            $232,448,376      $199,541,029
                                                                                       ============      ============

The accompanying notes are an integral part of the consolidated financial statements.


                                       22

                           RHBT FINANCIAL CORPORATION

                        Consolidated Statements of Income
              for the years ended December 31, 2001, 2000, and 1999

                                                                          2001            2000            1999
                                                                          ----            ----            ----
Interest income:
Loans, including fees                                                   $ 15,054,078   $ 13,947,037     $ 8,454,200
Investment securities:
Taxable                                                                      338,508        408,290         443,593
Nonmarketable equity securities                                              103,174         65,532          27,181
Federal funds sold and securities purchased under
  agreements to resell                                                     1,081,465      1,194,450       1,171,709
                                                                         -----------    -----------     -----------
Total interest income                                                     16,577,225     15,615,309      10,096,683
                                                                         -----------    -----------     -----------

Interest expense:
Time deposits $100,000 and over                                            4,052,493      2,767,031       1,215,869
Other deposits                                                             4,203,475      4,898,354       3,175,623
Securities sold under agreements to repurchase                               168,227        319,297         572,756
Federal funds purchased                                                            -         10,437           3,014
Advances from the Federal Home Loan Bank                                   1,247,605        535,434          89,711
                                                                         -----------    -----------     -----------
Total interest expense                                                     9,671,800      8,530,553       5,056,973
                                                                         -----------    -----------     -----------

Net interest income                                                        6,905,425      7,084,756       5,039,710

Provision for loan losses                                                  2,195,000        539,000         430,000
                                                                         -----------    -----------     -----------

Net interest income after provision for loan losses                        4,710,425      6,545,756       4,609,710
                                                                         -----------    -----------     -----------

Other operating income:
Service charges on deposit accounts                                          395,258        317,569         227,153
Other service charges, commissions, and fees                                 137,534        113,958         101,207
Residential mortgage origination fees                                        269,475        185,835         104,899
Income from fiduciary activities                                             106,112        290,376         205,882
                                                                         -----------    -----------     -----------
Total operating income                                                       908,379        907,738         639,141
                                                                         -----------    -----------     -----------

Other operating expenses:
Salaries and employee benefits                                             1,981,108      1,688,574       1,268,507
Occupancy expense                                                            716,398        598,983         456,489
Legal expense                                                                730,240         39,066          32,202
Other operating expenses                                                   1,847,797      1,924,804       1,341,714
                                                                         -----------    -----------     -----------
Total operating expenses                                                   5,275,543      4,251,427       3,098,912
                                                                         -----------    -----------     -----------

Income before income taxes                                                   343,261      3,202,067       2,149,939

Income tax expense                                                           136,995      1,185,219         761,924
                                                                         -----------    -----------     -----------

Net income                                                               $   206,266    $ 2,016,848     $ 1,388,015
                                                                         ===========    ===========     ===========

Earnings per share:
Basic earnings per share                                                 $       0.12   $      1.17     $      0.81
Diluted earnings per share                                               $       0.12   $      1.16     $      0.79



The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive
          Income for the years ended December 31, 2001, 2000, and 1999


                                                                            Other
                                                    Common Stock            Capital       Retained      Comprehensive
                                                 Shares       Amount        Surplus       Earnings      Income (loss)    Total
                                                 ------       ------        --------      --------     ---------------  -------

 Balance, December 31, 1998                      1,376,250   $  13,763     $ 15,376,185  $ 180,077        $ 7,921    $15,577,946

 Net income                                                                              1,388,015                     1,388,015

 Other comprehensive income, net of tax
  benefit of $35,390                                                                                      (60,257)       (60,257)
                                                                                                         --------    -----------
 Comprehensive income                                                                                                  1,327,758

 Five-for-four stock split effected in the form
  of a 25% stock dividend declared July 16, 1999  344,053       3,440                       (3,440)

 Exercise of stock options                            625           6            7,744                                    7,750
                                               ----------     -------      -----------    --------       --------    ----------

 Balance, December 31, 1999                     1,720,928      17,209       15,383,929   1,564,652        (52,336)   16,913,454

 Net income                                                                              2,016,848                    2,016,848

 Other comprehensive income, net of tax                                                                    45,533        45,533
  expense of $26,742                                                                                                 ----------

 Comprehensive income                                                                                                 2,062,381
                                               ----------     -------      -----------   ---------       --------    ----------
 Balance, December 31, 2000                     1,720,928      17,209       15,383,929   3,581,500         (6,803)   18,975,835

 Net income                                                                                206,266                      206,266

 Other comprehensive income, net of tax                                                                    40,116        40,116
  expense of $21,931                                                                                                 ----------
Comprehensive income                                                                                                    246,382
                                               -----------    -------       ----------   ---------       --------    ----------
 Balance, December 31, 2001                    $ 1,720,928   $ 17,209      $15,383,929  $3,787,766       $ 33,313   $19,222,217
                                               ===========    =======       ==========   =========       ========    ==========


The accompanying notes are an integral part of the consolidated financial statements.

                           RHBT FINANCIAL CORPORATION

                      Consolidated Statements of Cash Flows
              for the years ended December 31, 2001, 2000, and 1999

                                                                              2001            2000            1999
                                                                              ----            ----            ----

Cash flows from operating activities:
 Net income                                                                  $ 206,266     $ 2,016,848     $ 1,388,015
 Adjustments to reconcile net income to net cash
  provided by operating activities:
 Provision for possible loan losses                                          2,195,000         539,000         430,000
 Depreciation and amortization                                                 282,838         253,192         179,260
 Accretion and premium amortization                                            (18,438)        (18,177)         24,510
 Amortization of net loan fees and costs                                        65,300          57,540          52,654
 Amortization of organizational costs                                            7,930          19,033          19,033
 Deferred income tax provision (benefit)                                        52,106        (111,597)       (122,731)
 Loss on sale of other real estate                                              23,952               -               -
 Increase in interest receivable                                              (408,436)       (483,114)       (217,358)
 Increase in interest payable                                                   37,907         280,669         166,133
 (Increase) decrease in other assets                                          (317,943)         45,220        (174,612)
 Increase (decrease) in other liabilities                                     (116,507)        120,003         (51,878)
                                                                            ----------      ----------      ----------
 Net cash provided by operating activities                                   2,009,975       2,718,617       1,693,026
                                                                            ----------      ----------      ----------

 Cash flows from investing activities:
 Purchases of securities available-for-sale                                (16,000,000)     (1,962,754)     (6,083,643)
 Maturities and calls of securities available-for-sale                       5,500,000       4,415,000       5,545,000
 Net increase in loans made to customers                                   (35,229,768)    (36,766,801)    (48,800,057)
 Purchases of premises and equipment                                          (239,789)       (148,094)       (600,257)
 Purchase of nonmarketable equity securities                                  (650,000)       (100,000)       (594,885)

 Proceeds from sale of other real estate                                       217,320         231,180               -
                                                                           -----------     -----------      ----------
 Net cash used by investing activities                                     (46,402,237)    (34,331,469)    (50,533,842)
                                                                           -----------     -----------     -----------

 Cash flows from financing activities:
 Net increase (decrease) in demand deposits, interest-                       8,234,688      (5,085,446)     13,087,063
  bearing transaction accounts and savings accounts
 Net increase in certificates of deposit                                    14,617,777      57,706,342      16,999,285
  and other time deposits
 Net increase (decrease) in securities sold under                           (3,112,900)     (6,991,100)        855,000
  agreements to repurchase and federal funds purchased
 Proceeds from advances from Federal Home Loan Bank                         20,000,000       2,000,000      10,000,000
 Repayments of Federal Home Loan Bank advances                              (7,000,000)              -               -
 Exercise of stock options                                                          -                -           7,750
                                                                           -----------     -----------     -----------
 Net cash provided by financing activities                                  32,739,565      47,629,796      40,949,098
                                                                           -----------     -----------     -----------

 Net increase (decrease) in cash and cash equivalents                      (11,652,697)     16,016,944      (7,891,718)

 Cash and cash equivalents, beginning of period                             36,122,117      20,105,173      27,996,891
                                                                           -----------     -----------     -----------


 Cash and cash equivalents, end of period                                 $ 24,469,420    $ 36,122,117    $ 20,105,173
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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the cost of the Company's investments in the stock of the Federal Home Loan Bank of $1,250,000 and $600,000, at December 31, 2001 and 2000, respectively, and the stock of Community Financial Services, Inc., of $351,794 at December 31, 2001 and 2000. The stocks have no quoted market values and no ready markets exist. Dividends received from these investments are included in other securities income. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank.

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

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current and future economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries of loans previously charged off are added to the allowance.

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

Retirement Plan - The Company has a contributory 401(k) plan covering substantially all employees. Under the plan, participants are permitted to make discretionary contributions up to 15% of annual compensation. The Company contributed $.75, $.75, and $.50 per one dollar up to 6% of the employee's annual compensation in 2001, 2000, and 1999, respectively. Expenses charged to earnings for this plan for the years ended December 31, 2001, 2000, and 1999 were $41,850, $31,346, and $13,874, respectively.

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

During 2001, 2000 and 1999, interest paid on deposits and other borrowings totaled $9,633,893, $8,249,884, and $4,890,840, respectively.

During 2001, 2000 and 1999, income taxes paid totaled $463,500, $1,160,100, and $1,090,420, respectively.

Supplemental noncash investing activities are as follows: During 2001 and 2000, the Company reclassified loans totaling $329,788 and $466,241, respectively, as foreclosures of real estate.

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

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in-substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral, and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is carried at the lower of cost (principal balance at the date of foreclosure) or fair value minus estimated costs to sell. Any write-downs at the date of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent changes in the valuation allowance, and gains and losses on disposal are included in other expenses.

Stock Compensation Plans - Statement of Financial Accounting Standards (SFAS) 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion (Opinion) 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Company's stock option plan have no intrinsic value at the grant date, and under Opinion 25, no compensation cost is recognized for them. The Company has elected to continue with the accounting methodology in Opinion 25 and, as a result, has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting had been applied.

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

The components of other comprehensive income and related tax effects are as follows:

                                                                                   Year Ended December 31,
                                                                                ---------------------------------
                                                                                2001           2000          1999
                                                                                ----           ----          ----

 Unrealized holding gains on available-for-sale securities                   $ 62,047       $ 72,275     $ (95,647)
 Reclassification adjustment for losses (gains) realized in income                  -              -             -
                                                                             --------       --------      --------

 Net unrealized gains (losses)                                                 62,047         72,275       (95,647)

 Tax effect                                                                   (21,931)       (26,742)       35,390
                                                                             --------       --------      --------

 Net-of-tax amount                                                          $  40,116       $ 45,533     $ (60,257)
                                                                            =========       ========     =========

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company enters into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In July, 2001 the Financial Accounting Standards Board (FASB) issued SFAS 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on July 1, 2000. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001 or 2000.

Reclassifications - Certain captions and amounts in the 2000 and 1999 financial statements were reclassified to conform with the 2001 presentation.


NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain average reserve balances with the Federal Reserve Bank computed as a percentage of deposits. At December 31, 2001 and 2000, the required cash reserve balances were approximately $465,000 and $385,000, respectively. These requirements were satisfied by vault cash.


NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2001 and 2000 were:

                                                       Amortized          Gross Unrealized          Estimated Fair
                                                          Cost           Gains          Losses           Value
                                                       ---------         -----          ------      ---------------
 December 31, 2001
 U.S. Government agencies and corporations            $16,000,000        $ 68,437        $ 17,187     $16,051,250
                                                      ============       =========       =========    ===========
 December 31, 2000
 U.S. Government agencies and corporations            $ 5,481,562        $  9,497        $ 20,294     $ 5,470,765
                                                      ============       =========       =========    ===========

There were no sales of securities in 2001 or 2000.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements


NOTE 3 - INVESTMENT SECURITIES (continued)


The following is a summary of maturities of securities available-for-sale as of December 31, 2001. The amortized cost and estimated fair values are based on the contractual maturity dates. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

                                                  Amortized      Estimated
                                                     Cost        Fair Value
                                                  ---------      ----------

 Due after one year but within five years         $  16,000      $ 16,051,250
                                                  =========        ==========


At December 31, 2001 and 2000, securities having an amortized cost of $2,725,000 and $2,125,000 and an estimated market value of $2,756,055 and $2,112,190, respectively, were pledged as collateral for securities sold under agreements to repurchase and for other purposes as required and permitted by law.


NOTE 4 - LOANS

Major classifications of loans receivable at December 31, 2001 and 2000 are summarized as follows:

                                                      2001             2000
                                                      ----             ----

 Real estate - construction                       $   6,376,342    $   5,792,764
 Real estate - mortgage                              44,006,124       52,809,952
 Commercial and industrial                          133,669,086       91,771,504
 Consumer and other                                   3,707,571        4,414,064
                                                  -------------    -------------
       Total gross loans                          $ 187,759,123    $ 154,788,284
                                                  =============    =============


Included in commercial and industrial loans are $5,660,501 and $7,326,243 in accounts receivable loans at December 31, 2001 and 2000, respectively. These loans are secured by the accounts receivable of the loan customers of the Company.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due, including accrued interest at the contractual interest rate, for the period of delay are expected to be collected. At December 31, 2001, management has determined that no impairment of loans existed that would have a material effect on the Company's financial statements.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 4 - LOANS (continued)

Transactions in the allowance for loan losses for the years ended December 31, 2001, 2000, and 1999 are summarized below:

                                                              2001            2000            1999
                                                              ----            ----            ----

 Balance, beginning of year                                $ 1,601,539     $ 1,226,442    $  812,174
 Provision charged to operations during the year             2,195,000         539,000       430,000
 Recoveries on loans previously charged off                      4,123           4,518             -
 Loans charged off during the year                          (1,867,964)       (168,421)      (15,732)
                                                            ----------     -----------    ----------
 Balance, end of year                                      $ 1,932,698     $ 1,601,539    $ 1,226,442
                                                           ===========     ===========    ===========

There were no loans in nonaccrual status and no loans past due ninety days or more and still accruing interest at December 31, 2001. There were four loans totaling $1,955,570 in nonaccrual status and loans totaling $1,110 past due ninety days or more and still accruing interest at December 31, 2000.

In 2001, the Bank recognized losses on loans made to one borrower totaling $1,730,308. The Bank is seeking to recover losses associated with this borrower; however, there can be no assurance that any further amounts will be recovered.

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. The Company believes that through various sources of liquidity, we have the necessary resources to meet obligations arising from these financial instruments.

The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as we do for our on-balance sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The Company is not involved in off-balance sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or could significantly impact earnings.

The following table summarizes the Company's off-balance-sheet financial instruments whose contract amounts represent credit risk as of December 31, 2001 and 2000:
                                                   2001           2000
                                                   ----           ----

 Commitments to extend credit                 $ 32,164,0494  $ 31,486,151
 Standby letters of credit                          433,536       272,523


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on the economic conditions in York County and surrounding areas.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following at December 31, 2001 and 2000:

                                                                   2001            2000
                                                                   ----            ----
 Buildings                                                    $     634,249  $     634,249
 Leasehold improvements                                              66,789         64,722
 Furniture and equipment                                          1,675,667      1,487,207
 Construction in process                                             49,262              -
                                                                    -------              -
                                                                  2,425,967      2,186,178
 Less, accumulated depreciation                                    (901,116)      (618,278)
                                                                -----------     ----------

 Premises and equipment, net                                    $ 1,524,851     $1,567,900
                                                                ===========     ==========

NOTE 6 - DEPOSITS

At December 31, 2001, the scheduled maturities of certificates of deposit were as follows:
                                                                    Amount
                                                                  --------

 2002                                                            $ 95,775,738
 2003                                                              39,688,712
 2004                                                               2,221,913
 2005                                                                  19,903
 2006 and after                                                        50,830
                                                                  -----------
 Total                                                           $137,757,096
                                                                  ===========


At December 31, 2001, certificates of deposit included brokered deposits totaling $40,852,000. Eighteen of these accounts had current balances of $100,000 or more and totaled $40,559,000 at December 31, 2001. All remaining accounts have balances of $99,000 or less and totaled $293,000. The scheduled maturities of brokered time deposits are as follows: 2002 - $25,478,000, and 2003 - $15,374,000.


NOTE 7 - SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

Securities sold under agreements to repurchase mature on a one to thirty day basis. Information concerning securities sold under agreements to repurchase at December 31, 2001 and 2000 is summarized as follows:

                                                     2001           2000
                                                     ----           ----

 Average balance during the year                 $   5,106,636  $   6,522,790

 Average interest rate during the year                    3.29%          4.90%

 Maximum month-end balance during the year       $   7,221,000  $   8,080,000


Under the terms of the agreements, the Company sells an interest in securities issued by the United States Treasury and Government agencies, and the Company agrees to repurchase the same securities the following business day. The securities sold under these agreements are the identical securities on the Company's balance sheet captioned as "securities purchased under agreements to resell." As of December 31, 2001, the original par value and market value of the securities held by the third-party for the underlying agreements were $4,105,000 and $4,202,824, respectively.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 8 - ADVANCES FROM THE FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank consisted of the following at December 31, 2001:

Description                                         Interest Rate      Balance
-----------                                         -------------      -------

 Fixed rate advances maturing:
October 11, 2005                                        6.26%    $   5,000,000
January 10, 2011                                        5.05%        7,000,000
January 12, 2011                                        4.63%        5,000,000
February 1, 2011                                        4.78%        2,000,000
February 9, 2011                                        5.02%        3,000,000
March 21, 2011                                          4.67%        3,000,000
                                                                   -----------
 Total                                                           $  25,000,000
                                                                   ===========


Scheduled principal reductions of Federal Home Loan Bank advances are as follows:
                                                                   Amount
                                                                   ------

 2005                                                             $ 5,000,000
 After five years                                                  20,000,000
                                                                  -----------

 Total                                                            $25,000,000
                                                                  ===========



As collateral, the Company has pledged first mortgage loans on one to four family residential loans aggregating $18,278,000 (see Note 4), and certain commercial loans aggregating $7,702,000 (see Note 4) and cash totaling $2,400,000 at December 31, 2001. In addition, the Company's Federal Home Loan Bank stock is pledged to secure the borrowings. Certain advances are subject to prepayment penalties.


NOTE 9 - OTHER OPERATING EXPENSES

Other operating expenses for the years ended December 31, 2001, 2000, and 1999, are summarized below:

                                                                    2001             2000            1999
                                                                    ----             ----            ----
Professional fees, other than legal and audit                  $    159,558      $   134,419     $    69,258
Telephone expenses                                                   86,382          109,395         104,001
Office supplies, stationery, and printing                           126,318           93,114         138,765
Data processing and supplies                                        419,808          360,283         255,670
Postage and freight                                                  43,255           37,043          52,505
Armored car/courier service                                          71,676           65,648          17,155
Advertising and marketing expense                                    88,766           70,362         125,756
Equipment maintenance                                                92,274           94,699          45,022
Merger expenses (relating to Ridgeway Bancshares, Inc.)              22,003          126,732               -
Other                                                               737,757          833,109         533,582
                                                               ------------     ------------      ----------

Total                                                          $  1,847,797      $ 1,924,804      $ 1,341,714
                                                               ============     ============      ===========

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements




NOTE 10 - INCOME TAXES

Income tax expense for the years ended December 31, 2001, 2000, and 1999 is summarized as follows:

                                                          2001            2000           1999
                                                          ----            ----           ----
Currently payable:
Federal                                                 $ 88,705     $1,191,901       $ 825,394
State                                                     15,751        104,915          73,999
                                                         -------      ---------        --------
Total current                                            104,456      1,296,816         899,393
                                                         -------      ---------        --------
Change in deferred income taxes:
Federal                                                   33,478        (72,932)       (153,865)
State                                                     20,992        (11,923)        (18,994)
                                                        --------       --------        --------
Total deferred                                            54,470        (84,855)       (172,859)
                                                        --------       --------       ---------

Income tax expense                                     $ 158,926     $1,211,961       $ 726,534
                                                       =========     ==========       =========


Income tax expense is allocated as follows:

                                                            2001            2000           1999
                                                            ----            ----           ----
To continuing operations                                $      136,995  $   1,185,219     $   761,924
To shareholders' equity                                         21,931         26,742         (35,390)
                                                       ---------------    -----------     -----------
Total                                                   $      158,926   $  1,211,961     $   726,534
                                                       ===============    ===========      ==========

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 are as follows:

                                                          2001           2000
                                                          ----           ----
 Deferred tax assets:
   Allowance for loan losses                          $ 442,881       $ 538,302
   Net operating loss carryforward                        4,688           4,353
   Organization costs                                     6,133          15,645
   Loan fees and costs                                   89,351          69,236
   Available-for-sale securities                              -           3,995
   Other                                                 48,392               -
                                                       --------        --------
     Total deferred tax assets                          591,445         631,531
                                                       --------        --------

 Deferred tax liabilities:
   Available-for-sale securities                         19,414               -
   Accumulated depreciation                              98,717         103,747
                                                     ----------       ---------
     Total deferred tax liabilities                     118,131         103,747
                                                     ----------       ---------

     Net deferred tax asset                          $  473,314       $ 527,784
                                                     ==========       =========


Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to its net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2001 will be realized, and accordingly, has not established a valuation allowance.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 10 - INCOME TAXES (continued)


A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes for the years ended December 31, 2001, 2000, and 1999 follows:

                                                                            2001            2000            1999
                                                                            ----            ----            ----

 Tax expense at statutory rate                                            $  116,709    $ 1,088,703       $ 730,980
 State income tax, net of federal income tax benefit                          18,230         59,963          29,846
 Other, net                                                                    2,056         36,553           1,098
                                                                          ----------     ----------       ---------
 Total                                                                    $  136,995    $ 1,185,219       $ 761,924
                                                                          ==========     ==========       =========

NOTE 11 - RESTRICTIONS ON SUBSIDIARY DIVIDENDS, LOANS, OR ADVANCES

South Carolina banking regulations restrict the amount of dividends that can be paid to shareholders. All of the Bank's dividends to RHBT Financial Corporation are payable only from the undivided profits of the Bank. At December 31, 2001, the Bank's undivided profits were $3,739,156. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.


NOTE 12 - LEASES

The Company entered into an operating lease with Rock Hill Telephone Company (Telephone Company) on October 4, 2001 for its corporate center. (See also Note
13) The term of the lease expires on May 31, 2006. The Company has two successive options to renew the lease for a period of five years each. Currently, the monthly rental payment is $15,000. Rental expense for the year ended December 31, 2001 was $15,000.

The Company leases its main bank office building under an operating lease from the Telephone Company. (See also Note 13). Rental expense for the years ended December 31, 2001, 2000, and 1999 was $141,502, $136,200 and $136,200,
respectively. The lease term expires on May 31, 2006. The Company has two successive options to renew the lease for a period of five years each, at the then fair rental value of the property. There is no option to purchase the building at the end of the lease. Currently, the monthly rental payment is $12,107. This lease was modified and renewed in May 2001 from the original lease.

The Company leases the land for the Ebenezer office from a director (See also
Note 13). This lease, which commenced on March 1, 1998, is for a term of twenty-five years and expires on February 28, 2023. The Company has two successive options to renew the lease for a period of five years each, at a rental rate to be determined by both parties at that time. There is no option to purchase the land at the end of the lease. Rental expense for the years ended December 31, 2001, 2000, and 1999 was $19,536.

The Company also leases its Fort Mill/Tega Cay office building under an operating lease from a third party. The February 8, 1999 lease has a commencement date of July 1, 1999 and a term of fifteen years, expiring on July 1, 2014. The Company has two successive options to renew the lease for a period of five years each at the then fair rental value of the property. The Company has the right of first refusal on the building. Currently, the monthly rental payment is $8,628. Rental expense for the years ended December 31, 2001, 2000, and 1999 was $101,915, $97,128, and $40,470, respectively.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 12 - LEASES (continued)


The estimated future minimum rental commitments under these noncancelable leases for the next five years as of December 31, 2001 are:

                                                                    Amount
                                                                   ---------
 2002                                                            $   441,096
 2003                                                                441,096
 2004                                                                441,096
 2005                                                                441,096
 2006                                                                441,096
                                                                 -----------
                                                                 $ 2,205,480
                                                                 ===========
NOTE 13 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and executive officers of the Company, their immediate families and business interests) were loan customers of and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. As of December 31, 2001 and 2000, the Company had related party loans totaling $142,971 and $145,259, respectively. During 2001, $5,750 of new loans were made to related parties and repayments totaled $8,038.

As discussed in Note 12, the Company is leasing its main office building from the Telephone Company. In addition, the Telephone Company sold communications equipment and provided telephone services to the Company. Certain directors of the Company are also principal officers and controlling shareholders of the Telephone Company. The amounts paid to the Telephone Company for equipment and services (including rent) for the years ended December 31, 2001, 2000, and 1999 were $311,477, $203,708, and $190,122, respectively.

As discussed in Note 12, the Company is leasing the land on which the Ebenezer office is located from a director. The amount paid to this director under the operating lease was $19,536, for each of the years ended December 31, 2001, 2000, and 1999.

The Company has repurchase agreements with several customers affiliated with the Telephone Company totaling $4,001,000 and $6,593,900 at December 31, 2001 and 2000, respectively. As stated, certain directors of the Company are also principal officers and controlling shareholders of the Telephone Company.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 14 - COMMITMENTS AND CONTINGENCIES

The lawsuit involving Rock Hill Bank & Trust vs. Robert M. Yoffie, Donald E. Hughes, Hughes Corporation U.S.A., Hughes Corporation (Bahamas), Inc., Douglas
J. Smith, WCH Executive Holdings, Inc., and E. Dawson Roberts was filed on or about February 14, 2001, with the Bank originally named as a defendant. The original plaintiffs, who were former Bank customers, claimed $9.5 million, plus related damages, as a result of their funds being released from the Bank's trust department by its former trust officer. The plaintiffs generally asserted they entered into an investment program with persons unrelated to the Bank, and that they deposited their funds in the Bank with the understanding that the funds would not be released. The Bank answered the complaint, denying any and all liability, and asserting counterclaims against the plaintiffs and the principals of the plaintiff entities. The Bank also asserted a cross-claim against the former trust officer, stating that to the extent, if any, the plaintiffs might be permitted to recover from the Bank, the Bank would be entitled indemnification from the former trust officer. Finally, the Bank brought into the lawsuit as third-party defendants the individuals and entities who conducted the investment programs at issue.

The Bank and the plaintiffs reached a compromise settlement, which originally called for the Bank to pay the plaintiffs $7.6 million. Ultimately, the settlement figure was reduced to $7.2 million, based on further negotiations and early payment of required installments. After reaching settlement with the plaintiffs, the Bank also settled claims against its insurers, which resulted in the payments to the Bank totaling $7.2 million.

The Bank's remaining losses, including attorneys fees and costs, total approximately $500,000. The Bank requested and was granted the right to be realigned as the plaintiff in this lawsuit. As such, the Bank is pursuing claims against the former trust officer and numerous other individuals and entities who conducted the investment program at issue. We expect this litigation to continue through much of 2002.

On March 1, 2001, the Bank was sued by Premier Productions, a former agency account holder, which deposited $1,000,000 in the Bank's trust department, in the case of Premier Productions vs. Rock Hill Bank & Trust. Premier placed these funds in an agency account in connection with a high yield investment program managed by a third party known as Dipresa Management. According to the complaint, Dipresa promised to pay Premier $50,000 in the event certain investment returns were not realized. While Premier concedes it received full return of its investment, it contends that promised "profits" on its investment were not realized, and therefore that it is entitled to recover the $50,000 allegedly guaranteed by Dipresa, plus related damages. Premier is pursuing legal theories that the investment offering violated the state securities act, and gave rise to claims for actual and constructive fraud, breach of fiduciary duty, breach of contract, unfair trade practices, negligence and promissory estoppel. The Bank was not a party to the placement agreement or any other documents soliciting any investment by Premier. The Bank believes that the allegations are contrary to the agency agreement with the Bank executed by Premier. The Bank has filed an answer and denied all liability, and has asserted against the Bank's former trust officer a claim for indemnity. The case is in the discovery and motions phase at this time, and the Bank intends to vigorously defend the action. Although the outcome of any legal proceedings cannot be predicted with certainty, the ultimate liability of the Bank in connection with this case should not have a material adverse effect on the Company's financial position.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements


NOTE 14 - COMMITMENTS AND CONTINGENCIES (continued)


The case of Blue City, S.A.L. vs. Rock Hill Bank & Trust, Gold Star Financial Services, Ltd, and Walkill International, Ltd. was filed against the Bank on July 13, 2001. The plaintiff contends it entered into an agreement with Gold Star, which required certain funds to be escrowed with the Bank, with return of the funds being guaranteed by Walkill. Blue City asserts the money was improperly disbursed in violation of the Bank's alleged fiduciary duty to Blue City. Blue City contends that this allegedly improper disbursement caused it to lose $80,000, as well as other financing opportunities valued by the plaintiff at approximately $1 million. Blue City is pursuing three legal theories: breach of contract, breach of fiduciary duty, and fraud. The Bank was not a party to the agreement between Blue City and Goldstar. The Bank has filed an answer and denied all liability. The Bank also has asserted third-party claims against its former trust officer, and against Gold Star Financial's principal, David Dunbar. The case is in the discovery and motions phase at this time, and the Bank intends to vigorously defend the action. Although the outcome of any legal proceedings cannot be predicted with certainty, the ultimate liability of the Bank in connection with this case should not have a material adverse effect on the Bank's financial position or results of operations.

At December 31, 2001, management and legal counsel are not aware of any other pending or threatened litigation or unasserted claims or assessments that could result in losses, if any, that would be material to the financial statements, other than the matters described above.

NOTE 15 - REGULATORY MATTERS

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

As of December 31, 2001, the most recent notification from the Bank's primary regulator categorized it as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events that management believes have changed the Bank's category.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements


NOTE 15 - REGULATORY MATTERS (continued)


The following table summarizes the capital amounts and ratios and the regulatory minimum requirements for the Company and the Bank at December 31, 2001 and 2000.

                                                                                                  To Be Well-
                                                                                               Capitalized Under
                                                                       For Capital             Prompt Corrective
                                                     Actual            Adequacy Purposes       Action Provisions
                                             ----------------------  ---------------------    --------------------
                                               Amount       Ratio     Amount       Ratio       Amount       Ratio
                                             ----------   ---------  ---------- ----------    ----------  --------

 December 31, 2001
 The Company
 Total capital (to risk-weighted assets)       $21,121,602      10.89%  $15,517,523     8.00%      N/A            -
 Tier 1 capital (to risk-weighted assets)       19,188,904       9.89%    7,758,762     4.00%      N/A            -
 Tier 1 capital (to average assets)             19,188,904       8.56%    8,971,544     4.00%      N/A            -

 The Bank
 Total capital (to risk-weighted assets)       $21,061,802      10.86%  $15,517,276     8.00%  $19,396,596    10.00%
 Tier 1 capital (to risk-weighted assets)       19,129,104       9.86%    7,758,638     4.00%   11,637,957     6.00%
 Tier 1 capital (to average assets)             19,129,104       8.53%    8,971,544     4.00%   11,214,430     5.00%

 December 31, 2000
 The Company
 Total capital (to risk-weighted assets)       $20,576,247      13.26%  $12,418,268     8.00%      N/A            -
 Tier 1 capital (to risk-weighted assets)       18,974,708      12.22%    6,209,134     4.00%      N/A            -
 Tier 1 capital (to average assets)             18,974,708       9.93%    7,640,733     4.00%      N/A            -

 The Bank
 Total capital (to risk-weighted assets)       $20,516,446      13.23%  $12,402,536     8.00%  $15,503,170    10.00%
 Tier 1 capital (to risk-weighted assets)       18,914,907      12.20%    6,201,268     4.00%    9,301,902     6.00%
 Tier 1 capital (to average assets)             18,914,907       9.90%    7,639,468     4.00%    9,549,336     5.00%

NOTE 16 - STOCK COMPENSATION PLAN

On April 15, 1999, the shareholders approved the Company's 1999 Stock Incentive Plan (the Plan) which provides for the granting of stock options and restricted stock of up to 250,000 shares, adjusted for stock dividends, of the Company's common stock to officers, employees, directors, advisers and consultants of the Company. On January 1 of each year, the number of available options under the Plan shall be increased by 1% of the outstanding common shares of stock on December 31 of the preceding year; however, the annual increase shall only apply to the extent that the total number of shares available for issuance under the Plan does not exceed 20% of the shares of stock outstanding. The Company may grant awards for a term of up to ten years from the effective date of grant. The per-share exercise price will be determined by the Board of Directors, but for incentive stock options, the price will not be less than 100% of the fair value of a share of common stock on the date the option is granted. The per-share exercise price of nonincentive stock options will not be less than 85% of the fair value of a share on the effective date of grant. These options each have a seven-year vesting term, vesting 20% upon the date of grant and 80% ratably over the remainder of the term. The number of stock options available for grant as of December 31, 2001 was 135,469.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements


NOTE 16 - STOCK COMPENSATION PLAN (continued)


As discussed in Note 1, the Company continues to apply APB Opinion 25 in accounting for its stock compensation plan. Accordingly, no compensation cost has been recognized for any options issued by the Company. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under that plan consistent with the method of FASB 123, the Company's net income and earnings per share for the years ended December 31, 2001, 2000 and 1999 would have been reduced to the pro forma amounts indicated below:

                                                                               2001           2000           1999
                                                                               ----           ----           ----
 Net Income:
     As reported                                                            $ 206,266     $2,016,848     $1,388,015
     Pro forma                                                                127,164      1,794,246      1,019,036

 Basic earnings per share:
     As reported                                                               $ 0.12         $ 1.17         $ 0.81
     Pro forma                                                                   0.07           1.04           0.59

 Diluted earnings per share:
     As reported                                                               $ 0.12         $ 1.16         $ 0.79
     Pro forma                                                                   0.07           1.03           0.58

In calculating the pro forma disclosures, the fair value of options granted is estimated as of the date granted using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 2001, 2000, and 1999 respectively: dividend yield of 0 percent for all years; expected volatility of 33.9, 28.4 and 21.0 percent; risk-free interest rates of 5.56,
5.11 and 5.23 percent; and expected life of 10 years for all issuances.

The weighted-average fair value of options, calculated using the Black-Scholes option-pricing model, granted during 2001, 2000 and 1999 is $7.22, $7.34, and $5.98, respectively.

A summary of the status of the Company's stock option plan as of December 31, 2001, 2000, and 1999 and changes during the years ended on those dates is presented below:

                                                    2001                      2000                      1999
                                           --------------------      -------------------        ------------------

                                                       Weighted                  Weighted                    Weighted
                                                        Average                   Average                    Average
                                                       Exercise                  Exercise                    Exercise
                                           Shares       Price        Shares       Price         Shares        Price
                                           ------     ---------      ------     ---------       ------       --------
 Outstanding at beginning of year            245,979  $    13.03     207,033     $   12.80           -      $        -
 Granted                                      15,000       12.80      38,946         14.25     207,658            12.80
 Exercised                                         -           -           -             -        (625)           12.40
 Cancelled                                   (52,263)      13.15           -             -           -                -
                                          ----------  ----------    --------     ---------    --------       ----------
 Outstanding at end of year                  208,716  $    12.99     245,979     $   13.03     207,033      $     12.80
                                          ==========                ========                  ========



Options exercisable at December 31, 2001, 2000 and 1999 were 89,717, 76,842 and 41,432, respectively.

The 208,716 options outstanding at December 31, 2001 had a weighted average remaining life of 7.59 years and a weighted average exercise price of $12.99. The 89,717 options that were exercisable at December 31, 2001 had a weighted average remaining life of 7.46 years and a weighted average exercisable price of $12.94.

The exercise prices for options exercisable and not exercisable at December 31, 2001 ranged from $12.40 to $16.00.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 17 - UNUSED LINES OF CREDIT

As of December 31, 2001, the Company had unused lines of credit to purchase federal funds from unrelated banks totaling $15,945,752. These lines of credit are available on a one to fourteen-day basis for general corporate purposes.


NOTE 18 - EARNINGS PER SHARE

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

Basic and diluted earnings per share for the years ended December 31, 2001, 2000, and 1999 are computed below:

                                                                         2001             2000            1999
                                                                         ----             ----            ----


 Net income per share - basic computation:

 Net income available to common shareholders                        $       206,266   $   2,016,848      $   1,388,015
                                                                   ================     ===========      =============

 Average common shares outstanding - basic                                1,720,928       1,720,928          1,720,527
                                                                   ================     ===========      =============

 Net income per share - basic                                       $          0.12    $       1.17               0.81
                                                                   ================    ============      =============

 Net income per share - diluted computation:

 Net income available to common shareholders                        $       206,266    $   2,016,848    $    1,388,015
                                                                   ================    =============     =============

 Average common shares outstanding - basic                                1,720,928        1,720,928         1,720,527

 Incremental shares from assumed conversions:
   Stock options                                                                  -           20,688            26,780
                                                                   ----------------    -------------     -------------

 Average common shares outstanding - diluted                              1,720,928        1,741,616         1,747,307
                                                                   ----------------    -------------     -------------

 Net income per share - diluted                                     $          0.12    $        1.16              0.79
                                                                   ================    =============     =============

Since the option exercise price was greater than the average market price of a common share during the years ended December 31, 2001 and 2000, 208,716 and 62,229 options outstanding at each year end were not included in the above computation of diluted earnings for 2001 and 2000, respectively.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss, current economic conditions, risk characteristics of various financial instruments, and other factors.

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

Loans - For certain categories of loans, such as variable rate loans, which are repriced frequently and have no significant change in credit risk, and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair values of demand deposits, interest-bearing transaction, and savings accounts are the amounts payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase - The carrying amounts are a reasonable estimate of fair value because these instruments typically have terms of one to fourteen days.

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

Off-Balance-Sheet Financial Instruments - The carrying amount for loan commitments and standby letters of credit which are off-balance-sheet financial instruments approximates the fair value since the obligations are typically based on current market rates.

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 19 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company's financial instruments as of December 31, 2001 and 2000 are as follows:

                                                                     2001                             2000
                                                          ---------------------------      ---------------------------
                                                          Carrying      Estimated Fair     Carrying     Estimated Fair
                                                          Amount           Value           Amount           Value

Financial Assets:
 Cash and due from banks                                  $ 6,713,420      $ 6,713,420     $ 4,468,217     $ 4,468,217
 Federal funds sold and securities                         17,756,000       17,756,000      31,653,900      31,653,900
  purchased under agreements to resell
 Securities available-for-sale                             16,051,250       16,051,250       5,470,765       5,470,765
 Nonmarketable equity securities                            1,601,794        1,601,794         951,794         951,794
 Loans                                                    187,759,123      189,649,041     154,788,284     153,412,839
 Allowance for loan losses                                 (1,932,698)      (1,932,698)     (1,601,539)     (1,601,539)
 Accrued interest receivable                                1,716,661        1,716,661       1,308,225       1,308,225

Financial Liabilities:
 Demand deposit, interest-bearing                          45,542,338       45,542,338      37,307,650      37,307,650
  transaction, and savings accounts
 Certificates of deposit and other                        137,757,096      141,566,402     123,139,319     124,099,602
  time deposits
 Securities sold under agreements                           4,001,000        4,001,000       7,113,900       7,113,900
  to repurchase
 Advances from the Federal Home Loan Bank                  25,000,000       23,892,156      12,000,000      12,027,401
 Accrued interest payable                                     801,690          801,690         763,783         763,783

Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit                             $32,164,094     $ 32,164,094     $31,486,151     $31,486,151
 Letters of credit                                            433,536          433,536         272,523         272,523

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements




NOTE 20 - RHBT FINANCIAL CORPORATION (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for RHBT Financial Corporation (Parent Company Only).

                                 Balance Sheets
                           December 31, 2001 and 2000

                                                                                           2001            2000
                                                                                           ----            ----

Assets
 Cash                                                                                  $      56,718   $      17,747
 Investment in banking subsidiary                                                         19,162,416      18,916,034
 Other assets                                                                                  3,083          42,054
                                                                                      --------------   -------------

 Total assets                                                                          $  19,222,217   $  18,975,835
                                                                                       =============   =============

Liabilities and shareholders' equity
 Shareholders' equity                                                                  $ 19,222,217    $  18,975,835
                                                                                       ------------    -------------

 Total liabilities and shareholders' equity                                            $ 19,222,217    $  18,975,835
                                                                                       ============    =============

                              Statements of Income
              For the years ended December 31, 2001, 2000, and 1999


                                                                             2001            2000           1999
                                                                             ----            ----           ----

Income
 Dividends from banking subsidiary                                      $           -   $      20,000   $    100,000
                                                                       --------------   -------------   ------------

Expenses
 Other expenses                                                                     -          16,405          93,598
                                                                       --------------   -------------    ------------

 Income before income taxes and equity in                                           -           3,595           6,402
  undistributed earnings of banking subsidiary

 Income tax expense (benefit)                                                       -          (5,581)        (36,472)

 Equity in undistributed earnings of banking subsidiary                       206,266       2,007,672       1,345,141
                                                                       --------------   -------------    ------------

  Net income                                                            $     206,266   $   2,016,848    $  1,388,015
                                                                       ==============   =============    ============

                           RHBT FINANCIAL CORPORATION
                   Notes to Consolidated Financial Statements



NOTE 20 - RHBT FINANCIAL CORPORATION (PARENT COMPANY ONLY) (continued)


                            Statements of Cash Flows
              For the years ended December 31, 2001, 2000, and 1999

                                                                               2001            2000            1999
                                                                               ----            ----            ----
Cash flows from operating activities
 Net income                                                                $       206,266   $ 2,016,848     $ 1,388,015
 Adjustments to reconcile net income to net cash provided
  (used) by operating activities:
 Equity in undistributed earnings of banking subsidiary                           (206,266)   (2,007,672)     (1,345,141)
 Decrease (increase) in other assets                                                38,971        (5,581)        (36,472)
 Increase (decrease) in other liabilities                                                -       (93,598)         93,598
                                                                          ----------------   -----------      ----------
 Net cash provided (used) by operating activities                                   38,971       (90,003)        100,000
                                                                          ----------------   -----------      ----------
 Cash flows from financing activities
 Exercise of stock options                                                               -             -           7,750
                                                                          ----------------   -----------      ----------
 Net cash provided by financing activities                                               -             -           7,750


 Increase (decrease) in cash                                                        38,971       (90,003)        107,750

 Cash, beginning                                                                    17,747       107,750               -
                                                                          ----------------   -----------      ----------

 Cash, ending                                                              $        56,718   $    17,747      $  107,750
                                                                          ================   ===========      ==========

                           RHBT FINANCIAL CORPORATION

                                 CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of RHBT Financial Corporation will be held at 5:30 p.m. on Thursday, April 18, 2002 at the Rock Hill Country Club, 600 Country Club Drive, Rock Hill, South Carolina.

CORPORATE OFFICE:                     GENERAL COUNSEL:

249 East Main Street                  Nelson Mullins Riley & Scarborough, L.L.P.
Rock Hill, South Carolina 29730       First Union Plaza, Suite 1400
Phone (803) 324-2500                  999 Peachtree Street, NE
Fax (803) 324-2502                    Atlanta, Georgia, 30309

STOCK TRANSFER DEPARTMENT:            INDEPENDENT AUDITORS:

First Citizens Bank &
  Trust Company of SC                 Tourville, Simpson & Caskey, L.L.P.
P.O. Box 29                           500 Taylor Street, Suite 101
Columbia, South Carolina 29202        P.O. Box 1769
                                      Columbia, S.C. 29202

STOCK INFORMATION:

The Common Stock of RHBT Financial Corporation is listed on The Nasdaq National Market and is traded under the symbol "RHBT". There were approximately 1,000 shareholders as of December 31, 2001.

The table below sets forth for the periods indicated the high and low sales prices of our common stock as reported by The Nasdaq National Market.

                                                          Price Range
                                                          High      Low
                                                          ----      ---
                           First Quarter, 2000          $15.25    $12.50
                           Second Quarter, 2000          14.50     13.00
                           Third Quarter 2000            15.25     13.00
                           Fourth Quarter, 2000          15.00     14.00
                           First Quarter, 2001           14.88     11.00
                           Second Quarter, 2001          12.90     10.61
                           Third Quarter, 2001           13.50     10.00
                           Fourth Quarter, 2001          12.50     10.50

We have never paid any cash dividends on our common stock but did declare a cash dividend of $.07 per share to shareholders of record on March 15, 2002. The dividend is payable on April 15, 2002. Our ability to pay cash dividends is subject to federal and state regulatory restrictions.

FORM 10-KSB

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities & Exchange Commission (Form 10-KSB) by contacting Patricia M. Stone, Chief Financial Officer, RHBT Financial Corporation, P.O. Box 12037, Rock Hill, South Carolina 29731.

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

                                 CORPORATE DATA

                               BOARD OF DIRECTORS

Edwin L. Barnes.....................................Executive Vice President,
                                            Secretary-Treasurer, and Director
                                                  Rock Hill Telephone Company

William C. Beaty, Jr................................Executive Vice President,
                                                       Catawba Services, Inc.

Claude W. Burns, III................President, Burns Chevrolet Cadillac, Inc.
                                     Vice President, Burns Ford Mercury, Inc.

Jean M. Gaillard........................Retired, Owner, Southern Realty, Inc.

Hugh L. Harrelson, Sr.............Attorney, Harrelson, Hayes & Guyton, L.L.C.

Herman E. Honeycutt..................................Chief Executive Officer,
                                               RHBT Financial Corporation and
                                                       Rock Hill Bank & Trust

Jerry H. Padgett, Vice Chairman............Retired, Dean of College of Business
                                                          Winthrop University

Richard S. Powell......................Retired, Vice President of Operations,
                                                          Sunbelt Corporation

Elvin F. Walker, Chairman.........Retired, Manager, Bowater Carolina Division


                       RHBT FINANCIAL CORPORATION OFFICERS

                               Herman E. Honeycutt
                             Chief Executive Officer

                                Patricia M. Stone
          Senior Vice President, Chief Financial Officer, and Secretary


                     ROCK HILL BANK & TRUST SENIOR OFFICERS

                               Herman E. Honeycutt
                             Chief Executive Officer

                                C. Robert Herron
                      President and Chief Operating Officer

                                Patricia M. Stone
          Senior Vice President, Chief Financial Officer, and Secretary

                               Stephen J. Sannella
               Senior Vice President, Commercial Banking Executive

                              Robert M. Jolly, Jr.
                Senior Vice President, Consumer Banking Executive

 DIVIDEND REINVESTMENT PLAN

Our existing shareholders of RHBT Financial Corporation now have a convenient and inexpensive procedure for investing their cash dividends in, and for making additional voluntary cash purchases of shares of the common stock of the Company. Details of this Dividend Reinvestment Plan may be obtained by requesting the Prospectus for the Plan from the Company.

A shareholder may enroll in the RHBT Financial Corporation Dividend Reinvestment Plan at any time by completing a Participant Card and returning it to the Company or to First Citizens Trust Company of South Carolina, which will administer the Plan. The Plan allows a shareholder to participate with respect to all or some of the common shares owned. In addition to investing cash dividends, a shareholder may purchase no less than $100 and no more than $10,000 of our common stock per dividend period by making voluntary cash purchases. The price of the stock purchased with cash dividends or voluntary cash purchases is 97% of the "Market Value" on the day the Company pays a cash dividend. Market Value is determined by taking a simple average of the closing price for the common stock on each of the five most recent days on which the stock was traded.

There are no broker or transfer fees for acquiring the shares since the shares are newly issued by the Company. All costs of administering the Plan will be borne by the Company. A reasonable service charge may be assessed if the participant requests a stock certificate.

The above description is a summary of the Plan and is qualified in its entirety by the Prospectus for the Plan. This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

------------------------------------------------------------------------------------------------------------------------------
To obtain a Prospectus and a Participant Card,                       To Enroll:        Obtain and read the Details
complete and mail this form - postage free!                                            of the Plan in the
                                                                                       Prospectus, then:
   I'd like to receive information on the RHBT Financial             1)   Obtain a Participant Card from the
Corporation Plan for automatically reinvesting dividend payments          Bank or the Plan Agent.  Complete card and
                                                                          mail to:
This is not an offer to sell or the solicitation of an offer to
buy.  The offering is made only by means of the Prospectus, which         First Citizens Trust Company of SC
will be mailed upon receipt of this card.                                 P.O. Box 29
                                                                          Columbia, S.C.  29202
                                                                          Or
                                                                          RHBT Financial Corporation

                                                                     2)   If your stock is held in Street Name
Name                                                                      by your broker (i.e. you do not have the
    ----------------------------------------------------------            Stock Certificates) call your broker and
                                                                          instruct him/her to enroll you in the RHBT
Company Name                                                              Financial Corporation Dividend
            --------------------------------------------------            Reinvestment Plan
Address                                                              3)   If you want assistance in enrolling in
       -------------------------------------------------------            the Plan, call RHBT Financial Corporation
City                         State            Zip                         and ask for information.  Call
    -----------------------       ----------                              803-324-2500 Ext. 269 or Toni Helms